As filed with the Securities and Exchange Commission on January 8, 2020
Registration No. 333-235696

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)
Delaware	6721	16-1213679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark E. Tryniski
President and Chief Executive Officer
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Andrew P. Alin, Esq. Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 (212) 504-6000	George J. Getman, Esq. EVP and General Counsel Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-2282	Kenneth J. Rollins, Esq. Pillar Aught LLC 4201 E. Park Circle Harrisburgh, Pennsylvania 17111 (717) 308-9910

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Proxy Statement/Prospectus is subject to completion or amendment. A registration statement relating to the shares of Community Bank System, Inc. common stock to be issued in the Merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Proxy Statement/Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION DATED JANUARY 8, 2020
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
On October 18, 2019, Steuben Trust Corporation (“Steuben”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Community Bank System, Inc. (“Community Bank System”) providing for the acquisition of Steuben by Community Bank System. Steuben is holding a special meeting of shareholders on March 3, 2020, at 3:00 p.m., Eastern time, at Steuben Trust Corporation, One Steuben Square, Hornell, New York, 14843, for its shareholders of record on January 8, 2020, to vote on the proposals necessary to complete the merger. If Steuben’s shareholders adopt the Merger Agreement and the merger is subsequently completed, Steuben will merge with and into Community Bank System (the “Merger”), with Community Bank System continuing as the surviving company.
If the Merger Agreement proposal is approved and the Merger is subsequently completed, Steuben shareholders will receive, in exchange for each outstanding share of Steuben common stock they hold, a combination of  $12.60 in cash and 0.8054 shares of common stock of Community Bank System. For more information, see “Proposal I — The Merger” and “The Merger Agreement.”
On October 18, 2019, which was the last trading date on the New York Stock Exchange (“NYSE”) preceding the public announcement of the Merger, the closing price of Community Bank System common stock was $63.86 per share, valuing the merger consideration at approximately $64.03 per share. On January 8, 2020, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing price of Community Bank System common stock on the NYSE was $70.71, valuing the total merger consideration at approximately $69.55 per share.
The market prices of Community Bank System common stock and Steuben common stock will fluctuate before the completion of the Merger. You should obtain current stock price quotations for Community Bank System and Steuben common stock before you vote. Community Bank System common stock is listed on the NYSE under the symbol “CBU.” Steuben common stock is traded on the OTC Pink Venture Market (“OTC Pink”) under the symbol “SBHO.”
The Steuben board of directors has unanimously determined that the Merger and the Merger Agreement are advisable and in the best interests of Steuben and its shareholders and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the Steuben special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.
The Merger cannot be completed unless at least two-thirds of the issued and outstanding shares of Steuben common stock entitled to vote at the special meeting vote in favor of the Merger. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by using the Internet, by telephone or by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at Steuben’s special meeting. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement, but it will have no impact on the proposal to approve an adjournment of the special meeting.
The accompanying document is being delivered to Steuben shareholders as Community Bank System’s Prospectus for its offering of Community Bank System common stock in connection with the Merger, and as Steuben’s Proxy Statement for the solicitation of proxies for the special meeting.
This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Steuben, Community Bank System and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 12 of this Proxy Statement/Prospectus for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.
On behalf of our board of directors, I thank you for your prompt attention to this matter.
Sincerely,
Brenda L. Copeland
Chief Executive Officer & Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Community Bank System common stock in connection with the Merger or the other transactions described in this Proxy Statement/Prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This Proxy Statement/Prospectus is dated January [•], 2020, and is first being mailed to shareholders of Steuben on or about January [•], 2020.

STEUBEN TRUST CORPORATION One Steuben Square Hornell, New York 14843

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 3, 2020

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Steuben Trust Corporation, a New York corporation (“Steuben”), will be held on March 3, 2020, at 3:00 p.m., Eastern time, at Steuben Trust Corporation, One Steuben Square, Hornell, New York, 14843, to consider and vote upon the following matters:
1.
a proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2019, by and between Community Bank System, Inc., a Delaware corporation (“Community Bank System”), and Steuben (the “Merger Agreement), which provides for the merger of Steuben with and into Community Bank System with Community Bank System as the surviving company (the “Merger”);

2.
a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement (the “adjournment proposal”); and

3.
any other business which may properly come before the special meeting or any adjournment thereof.

The Merger is described in more detail in this Proxy Statement/Prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. Only holders of record of Steuben common stock at the close of business on January 8, 2020 are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.
Under New York law, Steuben shareholders who do not vote in favor of adoption of the Merger Agreement and otherwise comply with the applicable provisions of New York law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of Steuben common stock by strictly following the procedures set forth in detail in the accompanying Proxy Statement/Prospectus. See the section entitled “Proposal I — The Merger — Appraisal or Dissenters’ Rights” beginning on page 50. The applicable New York law is reproduced in its entirety in Annex C to this Proxy Statement/Prospectus.
Please vote as soon as possible. The affirmative vote of two-thirds of the outstanding shares of Steuben common stock entitled to vote at the special meeting of shareholders is required for the adoption of the Merger Agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.
If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement.
To ensure your representation at the special meeting of shareholders, please follow the voting procedures described in the accompanying Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the instructions provided in the Proxy Statement/Prospectus.

THE STEUBEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.
BY ORDER OF THE BOARD OF DIRECTORS
Mary E. Hilfiger
Corporate Secretary
Hornell, New York
January [•], 2020
YOUR VOTE IS IMPORTANT!
Whether or not you plan to attend the special meeting in person, Steuben urges you to submit your proxy as soon as possible by (1) calling the toll free telephone number specified on the enclosed proxy card, (2) accessing the Internet website specified on the enclosed proxy card, or (3) completing, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting card provided by such entity.
If you have any questions concerning the Merger or other matters to be considered at the Steuben special meeting, would like additional copies of this Proxy Statement/Prospectus or need help voting your shares, please contact Steuben’s Corporate Secretary, Mary E. Hilfiger, at (866) 783-8236.
PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are answers to certain questions that you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this Proxy Statement/Prospectus.
Q:
Why am I receiving this document?

A:
Community Bank System, Inc., a Delaware corporation (“Community Bank System”), and Steuben Trust Corporation, a New York corporation (“Steuben”), have agreed to combine under the terms of an Agreement and Plan of Merger, by and between Community Bank System and Steuben, dated as of October 18, 2019 (the “Merger Agreement”), that is described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. In order to complete the merger of Steuben with and into Community Bank System (the “Merger”), the shareholders of Steuben must vote to adopt the Merger Agreement. Steuben will hold a special meeting of its shareholders to solicit this approval.

We are delivering this Proxy Statement/Prospectus to you as both a Proxy Statement of Steuben and a Prospectus of Community Bank System. It is a Proxy Statement because the Steuben board of directors is soliciting proxies from its shareholders. It is a Prospectus because Community Bank System will issue Community Bank System common stock to the Steuben shareholders in connection with the Merger, and this Prospectus contains information about Community Bank System common stock. This Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the special meeting of Steuben shareholders, and other related matters, and we encourage you to read it carefully.
Q:
What will happen to Steuben as a result of the Merger?

A:
If the Merger is completed, Steuben will cease to exist and Steuben Trust Company, the wholly-owned banking subsidiary of Steuben, will become a direct, wholly-owned subsidiary of Community Bank System. Contemporaneous with the Merger, Steuben Trust Company will merge with and into Community Bank, N.A. (“Community Bank”), the wholly-owned banking subsidiary of Community Bank System, with Community Bank being the surviving bank.

Q:
Who is being asked to approve matters in connection with the Merger?

A:
Only Steuben shareholders are being asked to vote to approve the Merger-related proposals. Community Bank System is not required to obtain Community Bank System shareholder approval of the Merger or the Merger Agreement.

Q:
What will I receive in the Merger?

A:
If the Merger Agreement proposal is approved and the Merger is subsequently completed, each outstanding share of Steuben common stock will be converted into the right to receive a combination of  $12.60 in cash and 0.8054 shares of Community Bank System common stock, plus cash in lieu of fractional shares (the “merger consideration”).

Q:
How will Steuben stock options be treated in the Merger?

A:
Each Steuben stock option outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of Steuben shares subject to such option multiplied by the excess of the value of the merger consideration over the exercise price of such option, less any applicable withholding.

Q:
Could you tell me more about Community Bank System?

A:
Community Bank System is the parent company of Community Bank and is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Community Bank is a commercial banking franchise headquartered in Upstate New York, with more than 230 customer facilities and 254 ATMs in Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts.

Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities. Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and responsive decision-making at the branch and regional levels. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers. Community Bank and its employees strive to support and to actively engage in important initiatives in local communities within the market areas it serves.
Community Bank System common stock is publicly traded on the NYSE under the symbol “CBU.” At September 30, 2019, Community Bank System had on a consolidated basis approximately $11.6 billion in total assets, $9.2 billion in total deposits, $6.7 billion in total loans and shareholders’ equity of $1.8 billion. For additional information about Community Bank System, please see “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus.
Q:
When is the Merger expected to be completed?

A:
The parties are working to complete the Merger during the second quarter of 2020. Steuben and Community Bank System must first obtain the necessary regulatory approvals and the approval of the Steuben shareholders at the special meeting and satisfy other customary closing conditions. Steuben and Community Bank System cannot assure you as to when or if all the conditions to the Merger will be met, and it is possible that the parties will not complete the Merger at all.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, Steuben will remain an independent company. If the Merger Agreement is terminated under certain specified circumstances, Steuben may be required to pay to Community Bank System a termination fee of  $4,270,000.

Q:
Does the board of directors of Steuben have a recommendation on how I should vote on the Merger Agreement?

A:
Yes. The board of directors of Steuben unanimously determined that the Merger Agreement and the Merger are advisable and in the best interests of Steuben and its shareholders, and unanimously recommends that the shareholders of Steuben vote “FOR” the adoption of the Merger Agreement.

Q:
Are there any shareholders already committed to voting in favor of the Merger Agreement?

A:
Yes. All of the directors of Steuben and certain principal shareholders of Steuben have entered into voting agreements with Community Bank System requiring them to vote all of their shares in favor of adoption of the Merger Agreement. As of the record date for the special meeting, these shareholders held approximately 25.8% of the outstanding shares of Steuben common stock.

Q:
What risks should I consider before I vote on the Merger?

A:
You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 12 of this Proxy Statement/Prospectus as well as the other information contained or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed in the section of this Proxy Statement/Prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” on page 17.

Q:
Is there other information I should consider?

A:
Yes. Much of the business and financial information about each of the companies that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents Community Bank System filed with the Securities and Exchange Commission (the “SEC”). This means that Community Bank System can satisfy its disclosure obligations to you by referring you to one or more documents filed by Community Bank System with the SEC. Please see “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus, for a list of documents that Community Bank System has incorporated by reference into this document and for instructions on how to obtain copies of those documents, free of charge.

v

Q:
When and where will Steuben shareholders meet?

A:
Steuben will hold a special meeting of its shareholders on March 3, 2020, at 3:00 p.m., Eastern time, at Steuben Trust Corporation, One Steuben Square, Hornell, New York, 14843.

Q:
Who can vote at the Steuben special meeting?

A:
Holders of record of Steuben common stock at the close of business on January 8, 2020, which is the record date for the Steuben special meeting, are entitled to vote at the special meeting.

Q:
How many votes must be represented in person or by proxy at the Steuben special meeting to have a quorum?

A:
A majority of the shares of Steuben common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum at the special meeting.

Q:
What vote by Steuben shareholders is required to adopt the Merger Agreement?

A:
Assuming a quorum is present at the Steuben special meeting, adoption of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Steuben common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” adoption of the Merger Agreement, but they will have no impact on the proposal to approve an adjournment of the special meeting.

Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained or incorporated by reference into this Proxy Statement/Prospectus, please vote your shares promptly. If you hold common stock in your name as a shareholder of record, please complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. You may also vote by telephone or through the Internet as instructed on the enclosed proxy card. If you hold your shares in “street name” through a bank, broker or other fiduciary, you must direct your bank or broker to vote in accordance with the instructions you receive from your bank, broker or other fiduciary.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the Merger Agreement, and, if necessary, the adjournment proposal.
Q:
If my shares are held in “street name” by my broker, will the broker vote my shares for me?

A:
No. Your broker WILL NOT vote your shares unless you provide instructions on how to vote. It is important that you provide timely instruction to your broker or bank to ensure that all shares of Steuben common stock that you own are voted at the special meeting. You should instruct your broker how to vote your shares, following the directions your broker provides.

Q:
What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions and your broker submits an unvoted proxy, referred to as a “broker non-vote,” the broker non-vote will have the same effect as a vote against the adoption of the Merger Agreement. Broker non-votes will have no impact on the proposal to approve an adjournment of the special meeting.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. Although the Steuben board of directors requests that you vote your shares by mail, by telephone, or through the Internet in advance of the special meeting, all Steuben shareholders are invited to attend the special meeting. Shareholders of record on January 8, 2020 may vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting: (i) you may give written notice of revocation to Steuben’s corporate secretary; (ii) you may submit a new signed proxy card bearing a later date or vote again by telephone or the Internet (any earlier proxies will be automatically revoked); or (iii) you may attend the special meeting and vote in person (however, the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy). If you hold your shares in “street name” through a bank, broker or other fiduciary, you should contact your bank, broker or other fiduciary to revoke your proxy.

Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Steuben as follows: Steuben Trust Corporation, Corporate Secretary, One Steuben Square, Hornell, New York 14843, which must be received by 5:00 p.m., Eastern time, on March 2, 2020.
Q:
What are the material U.S. federal income tax consequences of the Merger to Steuben common shareholders?

A:
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the respective obligations of Steuben and Community Bank System to complete the Merger that each of Steuben and Community Bank System receives a legal opinion to that effect. If, as expected, the Merger qualifies as a “reorganization,” a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this Proxy Statement/Prospectus) exchanging Steuben common stock in the Merger will generally recognize gain (but not loss) in an amount equal to the lesser of  (i) the amount of cash treated as received in exchange for Steuben common stock in the Merger and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Community Bank System common stock at the effective time of the Merger plus the amount of cash treated as received in exchange for Steuben common stock in the Merger) over its tax basis in its surrendered Steuben common stock.

You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this Proxy Statement/Prospectus for a more complete discussion of the U.S. federal income tax consequences of the Merger. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you.
Q:
Are Steuben shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the adoption of the Merger Agreement?

A:
Yes. As a holder of Steuben common stock, you are entitled to seek appraisal or dissenters’ rights under the New York Business Corporation Law in connection with the Merger. Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights.

Q:
Should Steuben shareholders send in their stock certificates with the enclosed proxy?

A:
No. Steuben shareholders SHOULD NOT send in any stock certificates now. You will receive separate written instructions for surrendering your shares of Steuben common stock.

WHO CAN HELP ANSWER YOUR QUESTIONS
If you want to ask any questions about the Merger or the merger consideration to be issued in the Merger, you should contact:
Community Bank System, Inc.	Steuben Trust Corporation
Joseph E. Sutaris E.V.P. and Chief Financial Officer Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-7396	Brenda L. Copeland Chairman and Chief Executive Officer Steuben Trust Corporation One Steuben Square Hornell, New York 14843 (866) 783-8236
Community Bank System files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Community Bank System files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 800-SEC-0330 for further information on the Public Reference Room. Community Bank System’s public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” Community Bank System’s public filings are also available from Community Bank System at the address shown below or at its websites: www.cbna.com. Please note that Community Bank System’s and Steuben’s Internet addresses are included in this Proxy Statement/Prospectus as inactive textual references only. The information contained on Community Bank System’s and Steuben’s websites are not incorporated by reference in this Proxy Statement/Prospectus and should not be considered part of this document.
Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Steuben shareholders in the Merger. This document is a part of the registration statement and constitutes a Prospectus of Community Bank System and a Proxy Statement of Steuben for its special meeting of shareholders. As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System to “incorporate by reference” certain information into this document, which means that Community Bank System can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. Please see “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus to find out where you can find more information about the documents incorporated by reference.
If you wish to obtain an additional copy of this document, or any other information, without charge upon written or oral request, please see “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus to find out where you can find more information about Community Bank System and Steuben, or contact:
Community Bank System, Inc.	Steuben Trust Corporation
Marguerite K. Geiss Investor Relations/Board Secretary Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-7313	Mary E. Hilfiger Corporate Secretary Steuben Trust Corporation One Steuben Square Hornell, New York 14843 (866) 783-8236
To obtain timely delivery of these documents, you must request the information no later than February 18, 2020 in order to receive them before the special meeting.
You should rely only on the information contained in, or incorporated by reference into, this Proxy Statement/Prospectus. No one has been authorized to give any information or make any representation about the Merger or Community Bank System or Steuben that differs from, or adds to, the information in this Proxy

Statement/Prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than the date of this Proxy Statement/Prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this Proxy Statement/Prospectus to Steuben shareholders nor the issuance of Community Bank System common stock in the Merger shall create any implication to the contrary.
This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

SUMMARY
This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, we encourage you to read this entire Proxy Statement/Prospectus and its annexes carefully, as well as the additional documents referred to in this Proxy Statement/Prospectus. See “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus.
The Merger Agreement is attached to this document as Annex A. Please read that document carefully. It is the legal document that governs the Merger and your rights in the Merger.
Information about the Companies (Page 18)
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282
Community Bank System is a bank holding company operating Community Bank, which currently has more than 230 customer facilities and 254 ATMs in 40 counties in Upstate New York, six counties in Northern Pennsylvania, 12 counties in Vermont, and one county in Massachusetts. Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.
Community Bank is Community Bank System’s principal operating subsidiary. At September 30, 2019, Community Bank System had on a consolidated basis approximately $11.6 billion in total assets, $9.2 billion in total deposits, $6.7 billion in total loans and shareholders’ equity of  $1.8 billion.
Community Bank System common stock is currently listed on the NYSE under the symbol “CBU.”
Steuben Trust Corporation
One Steuben Square
Hornell, New York 14843
(866) 783-8236
Steuben is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Steuben is incorporated under the laws of the State of New York and headquartered in Hornell, New York. At September 30, 2019, Steuben had total consolidated assets of approximately $576 million (including loans of approximately $340 million), deposits of approximately $483 million and shareholders’ equity of approximately $65.5 million.
Steuben conducts substantially all of its business through its subsidiary, Steuben Trust Company. Steuben Trust Company is a New York-chartered bank organized in 1902 with 14 full-service banking offices located throughout Western New York State. The primary business of Steuben Trust Company is to attract deposits from and extend loans to consumer, institutional, municipal, non-profit, agricultural and commercial customers.
Steuben common stock is currently listed on the OTC Pink Venture Market under the symbol “SBHO.”
Information about the Special Meeting
Date, Time and Place of the Special Meeting (Page 20)
A special meeting of Steuben shareholders will be held on March 3, 2020, at 3:00 p.m., Eastern time, at Steuben Trust Corporation, One Steuben Square, Hornell, New York, 14843.

Actions to be Taken at the Special Meeting (Page 20)
At the special meeting, Steuben shareholders as of January  8, 2020, the record date, will be asked to vote on a proposal to adopt the Merger Agreement, and if necessary, the adjournment proposal.
Record Date; Outstanding Shares; Shares Entitled to Vote (Page 20)
Only holders of record of Steuben common stock at the close of business on the record date of January 8, 2020 are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,692,256 shares of Steuben common stock outstanding, held of record by approximately 351 shareholders.
Quorum; Vote Required (Page 20)
The presence in person or by proxy of the holders of a majority of the shares of Steuben common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting.
The adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Steuben common stock entitled to vote at the special meeting of shareholders. Approval of the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement, requires the affirmative vote of a majority of the votes cast on the proposal.
Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the Merger Agreement, but they will have no effect on the adjournment proposal.
Share Ownership of Management; Voting Agreements (Page 21)
On the record date, the directors, certain officers and certain principal shareholders of Steuben had voting power with respect to an aggregate of 437,054 shares of Steuben common stock, or approximately 25.8% of the shares of the Steuben common stock then outstanding. Each such person executed an agreement that generally commits such person to vote all shares of Steuben common stock over which he or she has voting power in favor of the Merger Agreement.
Recommendation of the Steuben Board of Directors (Page 20)
Steuben’s board of directors has unanimously approved the Merger Agreement, and recommends a vote “FOR” the adoption of the Merger Agreement, and “FOR” the adjournment proposal, if necessary.
Appraisal Rights (Page 50)
Under New York law, Steuben shareholders who submit a written objection, including notice of an intent to dissent, and do not vote in favor of the proposal to adopt the Merger Agreement will be entitled to seek dissenters’ appraisal rights in connection with the Merger, and if the Merger is completed, obtain payment in cash equal to the fair value of their shares of Steuben common stock instead of the merger consideration. To exercise their appraisal rights, Steuben shareholders must strictly follow the procedures prescribed by New York law. These procedures are summarized in this Proxy Statement/Prospectus. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “Appraisal or Dissenters’ Rights” beginning on page 50 of this Proxy Statement/Prospectus. The applicable New York law is reproduced in its entirety in Annex C to this Proxy Statement/Prospectus.
The Merger
Structure of the Merger (Page 23)
Steuben and Community Bank System are proposing a merger of Steuben with and into Community Bank System, with Community Bank System as the surviving company. Contemporaneously with the Merger, the parties will merge Steuben Trust Company, a wholly-owned banking subsidiary of Steuben, with and into Community Bank, a wholly-owned banking subsidiary of Community Bank System, with Community Bank as the surviving entity (the “Bank Merger”).

The Merger Agreement is attached to this document as Annex A. We encourage you to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger and your rights in it. You are also encouraged to read the risk factors beginning on page 12.
Merger Consideration (Page 23)
If the Merger proposal is approved and the Merger is subsequently completed, you will receive, in exchange for each outstanding share of Steuben common stock that you own, a combination of 0.8054 shares of Community Bank System common stock and $12.60 in cash, plus cash in lieu of fractional shares (the “merger consideration”).
Treatment of Steuben Equity Awards (Page 43)
At the effective time of the Merger, each option granted under Steuben’s equity plans outstanding and unexercised, whether or not then vested or exercisable, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of the number of shares of Steuben common stock underlying the option multiplied by the excess, if any, of the value of the merger consideration over the exercise price of the option, less any applicable withholding.
Opinion of Steuben’s Financial Advisor (Page 32)
In connection with the Merger, Steuben’s financial advisor, PNC FIG Advisory, Inc. (“PNC”), delivered a written opinion, dated October 17, 2019, to Steuben’s board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Steuben common stock pursuant to the Merger Agreement. The full text of PNC’s written opinion to Steuben’s board of directors, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus. PNC’s opinion was rendered to, and was for the benefit of, Steuben’s board (in its capacity as such) in connection with its evaluation of the Merger. PNC’s opinion is not intended and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto. PNC’s opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Steuben might engage or the merits of the underlying decision by Steuben to engage in the Merger.
Share Information and Market Price (Page 71)
Community Bank System common stock is traded on the NYSE under the symbol “CBU.” Steuben common stock is traded on the OTC Pink Venture Market under the symbol “SBHO.” The following table shows the closing or last sale prices of Community Bank System common stock and Steuben common stock on October 18, 2019 and January 8, 2020. October 18, 2019 is the last full trading day prior to the announcement of the signing of the Merger Agreement. January 8, 2020 was the last practicable trading day for which information was available prior to the date of this document. The equivalent price per share of Steuben common stock is determined by multiplying the closing price of Community Bank System common stock by the 0.8054 stock consideration and adding $12.60 to such amount.
	Community Bank System	Steuben
			Equivalent Value Per Share
Closing Sale Prices Per Share on:	Historical	Historical
October 18, 2019	$63.86	$42.01	$64.03
January 8, 2020	$70.71	$69.05	$69.55
The market prices of both Community Bank System common stock and Steuben common stock will fluctuate before the Merger. Steuben and Community Bank System encourage you to obtain current market prices.
Required Regulatory Approvals (Page 50)
Community Bank System must make filings with or obtain approvals from certain regulatory authorities to effect the Merger. In addition, before Steuben and Community Bank System can complete the Merger, they will make all filings and obtain all regulatory approvals required for the merger of their banking subsidiaries, Community Bank and Steuben Trust Company. These include the approvals (or waivers of such approvals) from the Federal Reserve Board and the Office of the Comptroller of the Currency (the “OCC”). In addition, Community Bank System must apply to list the common stock to be issued in the Merger on the NYSE.
Limitations on Considering Other Acquisition Proposals (Page 61)
Steuben has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Community Bank System, and to certain related matters. The Merger Agreement does not, however, prohibit Steuben from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Conditions to Completion of the Merger (Page 65)
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including:
•
the SEC declaring effective the registration statement that covers the Community Bank System common stock to be issued in the Merger;

•
Steuben shareholders adopting the Merger Agreement by the affirmative vote of at least two-thirds of the shares outstanding and entitled to vote at the special meeting;

•
Community Bank System and Steuben receiving all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods expiring;

•
no court or regulatory actions, nor any judgments, orders, decrees or injunctions, having been instituted or issued by any governmental authority, court, or administrative agency preventing the consummation of the Merger;

•
the representations and warranties made by Community Bank System and Steuben in the Merger Agreement continuing to be true and correct as of the effective time of the Merger (subject to the materiality standards set forth in the Merger Agreement);

•
Steuben and Community Bank System having complied with all of their respective covenants pursuant to the Merger Agreement in all material respects;

•
the NYSE approving for listing the Community Bank System common stock to be issued in the Merger;

•
each party’s respective outside legal counsel delivering an opinion to it, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code; and

•
Neither Steuben nor Community Bank System having experienced a material adverse effect.

Community Bank System’s obligation to complete the Merger is also subject to the satisfaction or waiver of the following additional conditions:
•
no governmental authority having imposed a materially burdensome condition in connection with granting any regulatory approval;

•
Steuben having obtained all consents of third parties required as a result of the transactions contemplated by the Merger Agreement;

•
shares of Steuben common stock as to which statutory appraisal rights shall have been exercised representing not more than 10% of the outstanding shares of Steuben common stock; and

•
the electronic and systems conversion of all applicable data of Steuben and its subsidiaries concerning the loans, deposits and other assets and liabilities of Steuben and its subsidiaries to the Community Bank System systems being scheduled to occur and prepared for completion, in each case not later than the opening of business on the first business day following the closing date.

Fees and Expenses; Termination Fee (Page 67)
Steuben and Community Bank System will each pay its own expenses in connection with the Merger, except that the parties will share equally all costs associated with the printing and mailing of this document. If, however, the Merger Agreement is terminated under certain circumstances relating to third party acquisition proposals, Steuben must pay a termination fee of  $4,270,000 as set forth in the Merger Agreement.
Terminating the Merger Agreement (Page 67)
Either Steuben or Community Bank System may terminate the Merger Agreement under certain circumstances, including if:
•
both companies consent in writing to the termination;

•
the Merger is not completed by October 18, 2020; however, neither party has the right to terminate the Merger Agreement if such party was in breach of its obligations under the Merger Agreement and such breach was the cause of the failure of the Merger to be consummated by such date;

•
any governmental entity issues a final order prohibiting the completion of the Merger;

•
Steuben shareholders do not approve the Merger Agreement at the special meeting; and

•
the other party materially breaches, and does not cure within 30 days of notice of such breach from the other party, any of the representations, warranties or covenants it has made under the Merger Agreement, which would constitute a failure of a condition to closing in favor of the terminating party.

Steuben may also terminate the Merger Agreement if Community Bank System’s stock price falls below thresholds set forth in the Merger Agreement and Community Bank System does not increase the stock consideration in the Merger pursuant to a prescribed formula in the Merger Agreement.
Community Bank System may also terminate the Merger Agreement if  (i) the Steuben board of directors effects an adverse recommendation change (i.e., (a) withdrawing, modifying or qualifying in a manner adverse to Community Bank System the approval, recommendation or declaration of advisability by the Steuben board of directors set forth in this Proxy Statement/Prospectus that the Steuben shareholders vote to adopt the Merger Agreement, (b) adopting, approving, recommending, endorsing or otherwise declaring as advisable the adoption of any acquisition proposal, (c) resolving, agreeing or proposing to take any such actions, or (d) submitting the Merger Agreement to Steuben shareholders without recommendation), (ii) Steuben has failed to substantially comply with its obligations under the Merger Agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Steuben common stock is commenced and Steuben shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Steuben board of directors recommends rejection of such tender or exchange offer, or (iv) an acquisition proposal (other than a tender or exchange offer covered by clause (iii) above) with respect to Steuben is publicly announced and, upon Community Bank System’s request, Steuben fails to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Steuben board of directors’ recommendation that Steuben shareholders vote to adopt the Merger Agreement within five business days after such request.
Community Bank System may also terminate the Merger Agreement if any governmental authority has denied or rescinded any required regulatory approval or imposed a materially burdensome regulatory condition on Community Bank System in connection with granting any regulatory approval.

Termination Fee (Page 67)
Steuben will owe Community Bank System a $4,270,000 termination fee if:
•
(i)(a) either party terminates the Merger Agreement in the event that approval by the shareholders of Steuben is not obtained at the Steuben special meeting or in the event that the Merger is not consummated by the expiration date; or (b) Community Bank System terminates the Merger Agreement as a result of any breach of any representation, warranty, covenant or agreement by Steuben that cannot or has not been cured within 30 days of notice of such breach; (ii) a third party acquisition proposal has been made prior to such termination; and (iii) within 12 months of such termination, Steuben enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal; or

•
Community Bank System terminates the Merger Agreement as a result of the Steuben board of directors or any committee thereof effecting an adverse recommendation change; or

•
Community Bank System terminates the Merger Agreement as a result of Steuben’s failure to substantially comply with its obligations under the Merger Agreement with respect to third party acquisition proposals or its failure to call, give notice of, convene and hold the special meeting; or

•
Community Bank System terminates the Merger Agreement as a result of  (i) a tender offer or exchange offer for 15% or more of the outstanding shares of Steuben common stock being commenced and Steuben not providing to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Steuben board of directors recommends rejection of such tender or exchange offer, or (ii) an acquisition proposal (other than a tender or exchange offer covered by clause (i) above) with respect to Steuben being publicly announced and, upon Community Bank System’s request, Steuben failing to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Steuben board of directors’ recommendation that Steuben shareholders vote to adopt the Merger Agreement within five business days after such request.

The payment of the termination fee will fully discharge Steuben from any losses that may be suffered by Community Bank System based upon, resulting from or arising out of the termination of the Merger Agreement.
Interests of Steuben Directors and Executive Officers in the Merger (Page 43)
Steuben’s shareholders should be aware that some of Steuben’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Steuben shareholders in general. These interests include:
•
The cancellation of all outstanding stock options in exchange for a cash payment, regardless of whether such stock options are vested or unvested as of the closing date.

•
Payment of retention incentives to certain officers.

•
Payment of severance benefits if an executive officer experiences a qualifying termination event.

•
A new employment agreement between Brenda Copeland, Steuben’s Chairman and Chief Executive Officer, and Community Bank System that will become effective upon the closing of the Merger, that, among other things, will entitle Ms. Copeland to receive a cash bonus from Community Bank System upon the closing of the Merger and severance benefits if Ms. Copeland experiences a qualifying termination event.

•
Accelerated payment of previously vested, nonqualified deferred compensation balances to certain directors and executive officers if their service ends within 12 months following the Merger.

•
Continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the Merger.

The Steuben board of directors was aware of these interests and considered them in recommending that Steuben shareholders approve the Merger Agreement.

Differences Between Rights of Holders of Community Bank System and Steuben Stock (Page 76)
The rights of Steuben shareholders as such are currently governed by New York law and Steuben’s certificate of incorporation and bylaws. If the Merger is completed, Steuben shareholders will become shareholders of Community Bank System and their rights will be governed by Delaware law and Community Bank System’s certificate of incorporation and bylaws. There are certain differences in the rights of shareholders of the two companies. These differences are described in more detail in the section of this Proxy Statement/Prospectus entitled “Comparison of Rights of Holders of Steuben Common Stock and Community Bank System Common Stock” beginning on page 76.
Material U.S. Federal Income Tax Consequences of the Merger (Page 47)
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Steuben and Community Bank System to complete the Merger that each of Steuben and Community Bank System receives a legal opinion to that effect. If, as expected, the Merger qualifies as a “reorganization,” a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this Proxy Statement/Prospectus) exchanging Steuben common stock in the Merger will generally recognize gain (but not loss) in an amount equal to the lesser of  (i) the amount of cash treated as received in exchange for Steuben common stock in the Merger and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Community Bank System common stock at the effective time of the Merger plus the amount of cash treated as received in exchange for Steuben common stock in the Merger) over its tax basis in its surrendered Steuben common stock.
You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this Proxy Statement/Prospectus for a more complete discussion of the U.S. federal income tax consequences of the Merger. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you.

SELECTED HISTORICAL FINANCIAL DATA
The following tables summarize selected historical consolidated financial data for Community Bank System. The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from Community Bank System’s audited consolidated financial statements. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2019 and 2018 is derived from the unaudited consolidated financial statements of Community Bank System and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Community Bank System’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The information is only a summary and should be read in conjunction with Community Bank System’s financial statements and related notes and management’s discussions and analyses contained in the annual, quarterly and other reports filed with the SEC. See “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus.
Community Bank System, Inc.
Selected Historical Financial Data
(In thousands except per share data and ratios)	Nine months ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Income Statement Data:
Loan interest income	$227,701	$212,849	$286,165	$253,949	$211,467	$187,743	$185,527
Investment interest income	57,979	57,463	76,568	75,506	73,720	71,879	70,693
Interest expense	19,245	12,644	17,678	13,780	11,291	11,202	11,792
Net interest income	266,435	257,668	345,055	315,675	273,896	248,420	244,428
Provision for loan losses	5,573	8,342	10,837	10,984	8,076	6,447	7,178
Noninterest revenues	168,586	169,437	223,720	202,421	155,625	123,303	119,020
Gain (loss) on investment securities & loss on debt extinguishment, net	4,910	404	339	2	0	(4)	0
Acquisition expenses and litigation settlement	7,789	(769)	(769)	25,986	1,706	7,037	2,923
Other noninterest expenses	268,968	258,445	346,058	321,163	265,142	226,018	223,657
Income before income taxes	157,601	161,491	212,988	159,965	154,597	132,217	129,690
Net income	126,179	127,818	168,641	150,717	103,812	91,230	91,353
Diluted earnings per share	2.41	2.46	3.24	3.03	2.32	2.19	2.22
Balance Sheet Data:
Cash equivalents	$781,732	$56,891	$29,083	$19,652	$24,243	$21,931	$12,870
Investment securities	2,481,742	2,948,057	2,981,658	3,081,379	2,784,392	2,847,940	2,512,974
Loans, net of unearned discount	6,853,191	6,300,888	6,281,121	6,256,757	4,948,562	4,801,375	4,236,206
Allowance for loan losses	(49,423)	(50,133)	(49,284)	(47,583)	(47,233)	(45,401)	(45,341)
Intangible assets	840,685	811,700	807,349	825,088	480,844	484,146	386,973
Total assets	11,597,297	10,659,567	10,607,295	10,746,198	8,666,437	8,552,669	7,489,440
Deposits	9,168,285	8,463,821	8,322,371	8,444,420	7,075,954	6,873,474	5,935,264
Borrowings	328,795	374,498	413,682	485,896	248,370	403,446	440,122
Shareholders’ equity	1,840,421	1,668,345	1,713,783	1,635,315	1,198,100	1,140,647	987,904

(In thousands except per share data and ratios)	Nine months ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Capital and Related Ratios:
Cash dividends declared per share	$1.17	$1.06	$1.44	$1.32	$1.26	$1.22	$1.16
Book value per share	35.63	32.63	33.43	32.26	26.96	26.06	24.24
Tangible book value per share(1)	20.24	17.67	18.59	16.94	17.12	15.90	15.63
Market capitalization (in millions)	3,187	3,123	2,988	2,725	2,746	1,748	1,554
Tier 1 leverage ratio	10.76%	10.72%	11.08%	10.00%	10.55%	10.32%	9.96%
Total risk-based capital to risk-adjusted assets	17.54%	18.41%	19.06%	17.45%	19.10%	18.08%	18.75%
Tangible equity to tangible assets(1)	9.68%	9.13%	9.68%	8.61%	9.24%	8.59%	8.92%
Dividend payout ratio	47.9%	42.4%	43.8%	43.5%	53.7%	55.5%	51.6%
Period end common shares outstanding	51,660	51,137	51,528	50,696	44,437	43,775	40,748
Diluted weighted-average shares outstanding	52,301	51,925	51,975	49,665	44,720	41,605	41,232
Selected Performance Ratios:
Return on average assets	1.55%	1.60%	1.58%	1.49%	1.20%	1.17%	1.23%
Return on average equity	9.50%	10.40%	10.20%	10.21%	8.57%	8.87%	9.65%
Net interest margin	3.78%	3.72%	3.73%	3.69%	3.71%	3.73%	3.91%
Noninterest revenues/operating revenues (FTE)(2)	38.9%	39.9%	39.6%	38.8%	35.5%	32.3%	31.7%
Efficiency ratio(3)	59.2%	57.7%	58.0%	58.3%	59.6%	58.2%	58.4%
Asset Quality Ratios:
Allowance for loan losses/total loans	0.72%	0.80%	0.78%	0.76%	0.95%	0.95%	1.07%
Nonperforming loans/total loans	0.42%	0.40%	0.40%	0.44%	0.48%	0.50%	0.56%
Allowance for loan losses/nonperforming loans	172%	201%	197%	173%	199%	190%	190%
Loan loss provision/net charge-offs	103%	144%	119%	103%	129%	101%	117%
Net charge-offs/average loans	0.11%	0.12%	0.15%	0.18%	0.13%	0.15%	0.15%

(1)
The tangible book value per share and the tangible equity to tangible asset ratio excludes goodwill and identifiable intangible assets, adjusted for deferred tax liabilities generated from tax deductible goodwill and other intangible assets. The ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, management believes such information is useful to analyze the relative strength of the Company’s capital position and is useful to investors in evaluating Company performance. (See GAAP to Non-GAAP Reconciliations on page 87 of this Proxy Statement/Prospectus).

(2)
For purposes of this ratio, noninterest revenues excludes gains and losses on investment securities, loss on debt extinguishment and insurance-related recoveries. Operating revenues, a non-GAAP measure, is defined as net interest income on a fully-tax equivalent basis, plus noninterest revenues, excluding gains and losses on investment securities, loss on debt extinguishment, insurance-related recoveries and acquired non-impaired loan accretion. (See GAAP to Non-GAAP Reconciliations on page 87 of this Proxy Statement/Prospectus).

(3)
Efficiency ratio provides a ratio of operating expenses to operating income. It excludes intangible amortization, acquisition expenses, and litigation settlement from expenses and acquired non-impaired loan accretion, insurance-related recoveries, gains and losses on investment securities, and loss on debt extinguishment from income while adding a fully-taxable equivalent adjustment. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to noninterest expense control. Management also believes such information is useful to investors in evaluating Company performance. (See GAAP to Non-GAAP Reconciliations on page 87 of this Proxy Statement/Prospectus).

COMPARATIVE UNAUDITED PER SHARE DATA
The following table summarizes the per share information for Community Bank System and Steuben on a historical, pro forma and equivalent basis. The pro forma and pro forma per equivalent share information gives effect to the Merger as if the Merger had been effective on the date presented in the case of the book value data, and as if the Merger had been effective as of the beginning of each period presented in the case of the earnings per share and the cash dividends data. As described elsewhere in this Proxy Statement/Prospectus, the merger consideration may be adjusted in the event Steuben invokes its right to terminate the Merger Agreement if the average closing price of Community Bank System common stock for a specified period prior to closing is less than $50.06 and Community Bank System common stock underperforms a specified peer-group index by more than 20%, and Community Bank System elects to increase the stock consideration, in order that the Merger Agreement will not be terminated.
The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, the pro forma results are not necessarily indicative of what would have occurred had the Merger taken place on the assumed dates, nor do they represent an attempt to predict or suggest future results. You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Community Bank System or Steuben with the SEC. See “Where You Can Find More Information” beginning on page 84 of this Proxy Statement/Prospectus. You should not rely on the pro forma information as being indicative of the results that Community Bank System will achieve in the Merger.
	Historical		Pro Forma
	Community Bank System	Steuben	Combined Company(1)(2)(3)	Steuben Equivalent(4)
For the nine months ended September 30, 2019:
Basic Earnings per share	$2.44	$3.12	$2.47	$1.99
Diluted Earnings per share	$2.41	$3.12	$2.45	$1.97
Cash Dividends	$1.17	$1.06	$1.17	$0.94
Book Value at September 30, 2019	$35.63	$38.81	$36.29	$29.23
For the year ended December 31, 2018:
Basic Earnings per share	$3.28	$4.12	$3.33	$2.68
Diluted Earnings per share	$3.24	$4.11	$3.29	$2.65
Cash Dividends	$1.44	$1.31	$1.44	$1.16

(1)
The pro forma combined basic earnings and diluted earnings of Community Bank System common stock are based on the pro forma combined net income for Community Bank System and Steuben divided by total pro forma common shares or diluted common shares of the combined entities. The pro forma information is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.

(2)
The pro forma combined book value of Community Bank System common stock is based on the pro forma combined common stockholders’ equity of Community Bank System and Steuben divided by total pro forma common shares of the combined entities. The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.

(3)
Cash dividend amounts are the same as historical because no change in dividend policy is expected as a result of the Merger.

(4)
The Steuben equivalent is calculated by multiplying the amounts in the Combined Company column times the 0.8054 exchange ratio, which represents the number of shares of Community Bank System common stock Steuben’s shareholders will receive for each share of Steuben common stock owned.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should consider carefully the risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the businesses of Community Bank System and Steuben because these risk factors may affect the operations and financial results of the combined company. Community Bank System’s risk factors may be found in Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. See “Where You Can Find More Information.”
Risks Related to the Merger
The value of the stock consideration will vary with changes in Community Bank System’s stock price.
Upon completion of the Merger, each share of Steuben common stock will be converted into the right to receive the merger consideration as set forth in the Merger Agreement. The exchange ratio for the stock portion of the merger consideration is fixed. Any change in the market price of Community Bank System common stock will affect the implied value of the merger consideration that Steuben shareholders will receive upon completion of the Merger. Accordingly, at the time of the special meeting, you will not know or be able to determine the value of the merger consideration. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Community Bank System’s and Steuben’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Community Bank System and Steuben.
Community Bank System and Steuben will be subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Steuben and Community Bank System. These uncertainties may impair Community Bank System’s or Steuben’s ability to attract, retain and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with Steuben or Community Bank System to seek to change existing business relationships with Steuben or Community Bank System. Retention of certain employees by Steuben may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Community Bank System. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Community Bank System, Community Bank System’s business following the Merger could be harmed. In addition, the Merger Agreement restricts Steuben from operating its business other than in the ordinary course, and prohibits it from taking specified actions until the Merger occurs without the consent of Community Bank System. These restrictions may prevent Steuben from pursuing business opportunities that may arise prior to the completion of the Merger. Please see the section entitled “The Merger Agreement — Conduct of Business Prior to Completion of the Merger; Covenants” beginning on page 56 of this Proxy Statement/Prospectus for a description of the restrictive covenants applicable to Steuben.
There is no assurance when or even if the Merger will be completed.
Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See the section entitled “The Merger Agreement” beginning on page 54 of this Proxy Statement/Prospectus. There can be no assurance that Community Bank System and Steuben will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.
Community Bank System and Steuben can agree at any time to terminate the Merger Agreement, even if Steuben shareholders have already voted to adopt the Merger Agreement. Community Bank System and Steuben can also terminate the Merger Agreement under other specified circumstances.

The fairness opinion delivered to Steuben’s board of directors prior to the signing of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.
PNC, financial advisor to Steuben in connection with the Merger, delivered its opinion to the board of directors of Steuben on October 17, 2019. The opinion of PNC speaks only as of such date. Changes in the operations and prospects of Steuben or Community Bank System, general market and economic conditions and other factors beyond the control of Steuben or Community Bank System may significantly alter the value of Steuben or the price of shares of Community Bank System common stock or Steuben common stock by the time the Merger is completed. PNC’s opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of PNC’s opinion, please see the section entitled “The Merger — Opinion of Steuben’s Financial Advisor,” beginning on page 32 of this Proxy Statement/Prospectus. For a description of the other factors considered by the Steuben board of directors in determining to approve the Merger and the other transactions contemplated in the Merger Agreement, please see the sections entitled “The Merger — Background of the Merger,” and “The Merger — Steuben’s Reasons for the Merger; Recommendation of Steuben’s Board of Directors,” beginning on pages 23 and 28, respectively, of this Proxy Statement/Prospectus.
Community Bank System may fail to implement the Merger successfully, achieve savings and realize the other anticipated benefits from the Merger, which would adversely affect Community Bank System’s financial condition and results of operations.
The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include: integrating personnel with diverse business backgrounds; integrating core processing systems and converting customers to new systems; and retaining key employees. As a result, Community Bank System may not be able to operate the combined company as effectively as it expects. Community Bank System may also fail to achieve the anticipated potential benefits of the Merger as quickly or as cost effectively as it anticipates or may not be able to achieve those benefits at all. The management of Community Bank System will have to dedicate substantial effort to integrating the two companies and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters.
In addition, certain employees of Steuben may not be employed after the Merger. Employees of Steuben that Community Bank System wishes to retain may elect to terminate their employment as a result of the Merger which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of the ongoing business of Community Bank System and its subsidiaries following the Merger or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Community Bank System and its subsidiaries to maintain relationships with Steuben’s customers and employees or to achieve the anticipated benefits of the Merger.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the Merger may be completed, Community Bank System must obtain various approvals or consents (or waivers of such approvals or consents), including from the OCC and the Federal Reserve Board. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement or the manner in which Steuben or Community Bank System conducts their respective businesses. Although Community Bank System and Steuben do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be. Such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Community Bank System, any of which might have a material adverse effect on Community Bank System following the Merger.
There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Certain of Steuben’s officers and directors have interests that are different from, or in addition to, interests of Steuben shareholders generally.
Steuben shareholders should be aware that some of Steuben’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Steuben shareholders in general. These interests include:
•
The cancellation of all outstanding stock options in exchange for a cash payment, regardless of whether such stock options are vested or unvested as of the closing date.

•
Payment of retention incentives to certain officers.

•
Payment of severance benefits if an executive officer experiences a qualifying termination event.

•
A new employment agreement between Brenda Copeland, Steuben’s Chairman and Chief Executive Officer, and Community Bank System that will become effective upon the closing of the Merger, that, among other things, will entitle Ms. Copeland to receive a cash bonus from Community Bank System upon the closing of the Merger and severance benefits if Ms. Copeland experiences a qualifying termination event.

•
Accelerated payment of previously vested, nonqualified deferred compensation balances to certain directors and executive officers if their service ends within 12 months following the Merger.

•
Continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the Merger.

For a more complete description of these interests, see “The Merger — Interests of Steuben’s Directors and Executive Officers in the Merger” beginning on page 43 of this Proxy Statement/Prospectus.
The shares of Community Bank System common stock that will be received by Steuben shareholders as a result of the Merger will have different rights from the shares of Steuben common stock they currently hold.
Following completion of the Merger, Steuben shareholders will no longer be shareholders of Steuben but will instead be shareholders of Community Bank System. There will be important differences between the current rights of Steuben shareholders and the rights of Community Bank System shareholders that may be important to Steuben shareholders. See the section of this Proxy Statement/Prospectus entitled “Comparison of Rights of Holders of Steuben Common Stock and Community Bank System Common Stock” commencing on page 76 for a detailed description of the shareholder rights of each corporation.
The price of Community Bank System common stock may be affected by factors different from those affecting the shares of Steuben common stock currently, and could decrease after the Merger.
Upon completion of the Merger, holders of Steuben common stock will become shareholders of Community Bank System. Community Bank System common stock could decline in value after the Merger. The market value of Community Bank System common stock fluctuates based upon various factors, including changes in the business, operations or prospects of Community Bank System, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors. Further, the market price of Community Bank System common stock after the Merger may be affected by factors different from those currently affecting the common stock of Community Bank System or Steuben. The businesses of Community Bank System and Steuben differ and, accordingly, the results of operations of the combined company and the market price of Community Bank System’s shares of common stock after the Merger may be affected by factors different from those currently affecting the independent results of operations and market price of each of Community Bank System or Steuben. For a discussion of the businesses of Community Bank System and Steuben and of certain factors to consider in connection with their businesses, see the documents incorporated by reference into this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 84.

Steuben shareholders will have limited ability to exercise influence over management of the combined organization.
Steuben shareholders currently have the right to vote in the election of the board of directors of Steuben and on other matters affecting Steuben. Upon the completion of the Merger, each Steuben shareholder will become a shareholder of Community Bank System with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Steuben. It is expected that the former common shareholders of Steuben as a group will receive shares in the Merger constituting less than 2.56% of the outstanding shares of Community Bank System common stock immediately after the Merger. Steuben shareholders will not have separate approval rights with respect to any actions or decisions of Community Bank System or have separate representation on Community Bank System’s board of directors. Because of this, Steuben shareholders will have significantly less influence on the management and policies of Community Bank System than they now have on the management and policies of Steuben.
If the Merger is not completed, Steuben will have incurred substantial expenses without its shareholders recognizing the expected benefits.
Steuben has incurred substantial expenses in connection with the Merger. If the Merger is not completed, Steuben expects that it will have incurred approximately $250,000 in Merger-related expenses. These expenses would likely have a material adverse impact on the operating results of Steuben because it would not have realized the expected benefits of the Merger. Furthermore, if the Merger Agreement is terminated under certain circumstances, Steuben may be required to pay a termination fee of  $4,270,000 to Community Bank System. The payment of the termination fee could have a material adverse effect on Steuben’s financial condition. See “The Merger Agreement — Termination” and “The Merger Agreement —Termination Fee” beginning on pages 66 and 67, respectively, of this Proxy Statement/Prospectus.
The Merger Agreement limits Steuben’s ability to pursue alternatives to the Merger.
The Merger Agreement limits Steuben’s ability to initiate, solicit, encourage or knowingly facilitate any inquiries or competing third-party proposals, or knowingly engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of Steuben. Further, if Steuben receives a competing proposal that its board of directors deems to be superior to the Merger, it will still be required to submit the Merger Agreement to a vote of Steuben shareholders and will not be permitted to terminate the Merger Agreement in order to accept such proposal. In addition, Steuben has agreed to pay Community Bank System a termination fee in the amount of  $4,270,000 in the event that the Merger Agreement is terminated for certain reasons. These provisions may discourage a potential competing acquirer that would have an interest in acquiring all or a significant part of Steuben from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Steuben than it might otherwise have proposed to pay.
Goodwill incurred in the Merger may negatively affect Community Bank System’s financial condition.
To the extent that the merger consideration, consisting of cash plus the number of shares of Community Bank System common stock issued or to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles of Steuben, that amount will be reported as goodwill by Community Bank System. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect Community Bank System’s financial condition.

If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Steuben shareholders will be required to recognize gain or loss on the exchange of their shares of Steuben common stock in the Merger for U.S. federal income tax purposes.
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Steuben and Community Bank System to complete the Merger that each of Steuben and Community Bank System receives a legal opinion to that effect. None of these opinions will be binding on the Internal Revenue Service. Steuben and Community Bank System have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Steuben shareholders will be required to recognize gain or loss on the exchange of their shares of Steuben common stock in the Merger for U.S. federal income tax purposes. Furthermore, if the Merger fails to qualify as a reorganization, Community Bank System, as successor to Steuben, may incur a significant tax liability since the Merger would be treated as a taxable sale of Steuben’s assets for U.S. federal income tax purposes. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this Proxy Statement/Prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this Proxy Statement/Prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 12 of this Proxy Statement/Prospectus.
Additional factors that could cause the results of Community Bank System or Steuben to differ materially from those described in the forward-looking statements can be found in the filings made by Community Bank System with the Securities and Exchange Commission, including the Community Bank System Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q.
Because of these and other uncertainties, Community Bank System’s and Steuben’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Community Bank System’s and Steuben’s past results of operations do not necessarily indicate Community Bank System’s and Steuben’s combined future results. You should not place undue reliance on any of the forward-looking statements, which speak only as of the dates on which they were made. Neither Community Bank System nor Steuben is undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under the federal securities laws. All forward-looking statements contained in this document are qualified by these cautionary statements.

THE COMPANIES
Community Bank System
Community Bank System is a Delaware corporation registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Community Bank System was incorporated in April 1983. At September 30, 2019, Community Bank System had on a consolidated basis approximately $11.6 billion in total assets, $9.2 billion in total deposits, $6.7 billion in total loans and shareholders’ equity of  $1.8 billion. Its common stock is publicly traded on the NYSE under the symbol “CBU”. Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank, and is among the country’s 150 largest financial institutions.
Community Bank is a commercial banking franchise with more than 230 customer facilities and 254 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, in Northern Pennsylvania, across Vermont and in Western Massachusetts. Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the FDIC, up to applicable limits.
Community Bank System’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on consumer and residential mortgage lending and commercial business loans to small and medium-sized businesses. As a result of consolidation of small to medium-sized financial institutions and the de-emphasis on retail branch banking by larger bank holding companies in the markets Community Bank serves, it believes there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. Community Bank’s branches are located in small towns and villages where competition is less intense. It emphasizes comprehensive retail and small business products and responsive, decentralized decision-making which reflect Community Bank’s knowledge of its local markets and customers.
Through its subsidiaries, Community Bank System offers a wide range of commercial and retail banking and financial services to businesses, individuals, agricultural and government customers. Community Bank’s account services include checking, interest-bearing checking, money market, savings, certificates of deposit and individual retirement accounts. It also offers residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans. Community Bank’s lending focuses predominantly on consumer and small to medium-sized business borrowers, which enables its loan portfolio to be highly diversified. Because Community Bank believes that there is a significant potential market for financial services and products, it offers a full range of services to satisfy its customers’ financial needs. In addition to traditional banking services and products, it offers personal trust, employee benefit trust, benefits administration and consulting, investment and insurance services to customers in our banking markets as well as in other parts of the country. Community Bank’s subsidiary, OneGroup NY, Inc., is a regional insurance broker with headquarters in Syracuse, New York. Community Bank System’s wholly-owned subsidiary, BPAS, is a leading provider of employee benefits administration and trust services, and actuarial and consulting services to customers on a national scale.
For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See “Where You Can Find More Information” on page 84 of this Proxy Statement/Prospectus.
Steuben Trust Corporation
Steuben is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Federal Reserve Board. Steuben is incorporated under the laws of the State of New York and headquartered in Hornell, New York. At September 30, 2019, Steuben had total consolidated assets of approximately $576 million (including loans of approximately $340 million), deposits of approximately $483 million and shareholders’ equity of approximately $65.5 million.

Steuben conducts substantially all of its business through its subsidiary, Steuben Trust Company. Steuben Trust Company is a New York-chartered bank organized in 1902 with 14 full-service banking offices located in Western New York. The primary business of Steuben Trust Company is to attract deposits from and extend loans to consumer, institutional, municipal, non-profit, agricultural and commercial customers.
Steuben Trust Company’s deposits are insured by the FDIC to the maximum extent provided by law, and it is subject to supervision and regulation by the FDIC and the New York State Department of Financial Services. Steuben Trust Company maintains an Internet website at www.steubentrust.com. Information on Steuben Bank’s website should not be considered a part of this Proxy Statement/Prospectus.
Steuben’s principal executive offices are located at One Steuben Square, Hornell, New York 14843, and its telephone number is (866) 783-8236.
For additional information concerning the business of Steuben and its financial condition, results of operations and prospects, see “Where You Can Find More Information” on page 84 of this Proxy Statement/Prospectus.

SPECIAL MEETING OF STEUBEN SHAREHOLDERS
Time, Date and Place of the Special Meeting
Steuben will hold a special meeting of its shareholders on March 3, 2020 at 3:00 p.m., Eastern time, at Steuben Trust Corporation, One Steuben Square, Hornell, New York, 14843.
Actions to be Taken at the Special Meeting
At the special meeting, Steuben shareholders will be asked to consider and vote on the following matters:
1.
a proposal to adopt the Merger Agreement, which provides for the merger of Steuben with and into Community Bank System with Community Bank System as the surviving company;

2.
a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

3.
any other business which may properly come before the special meeting or any adjournment thereof.

Record Date; Outstanding Shares; Shares Entitled to Vote
Holders of record of Steuben common stock at the close of business on January 8, 2020, are entitled to vote at the special meeting. This date is called the “record date.” As of the record date, there were 1,692,256 issued and outstanding shares of Steuben common stock. Steuben shareholders have one vote per share on any matter that may properly come before the special meeting.
Recommendation of the Steuben Board of Directors
The Steuben board of directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The board of directors of Steuben believes the Merger Agreement is advisable and in the best interests of Steuben and its shareholders and recommends that you vote your shares as follows:
•
“FOR” the adoption of the Merger Agreement; and

•
“FOR” the adjournment of the special meeting.

Broker Non-Votes
Brokers who hold shares of Steuben common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Steuben common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as “broker non-votes.” Broker non-votes will have the same effect as voting “AGAINST” the Merger Agreement, but it will have no impact on the proposal to approve an adjournment of the special meeting.
Quorum; Vote Required
The presence in person or by proxy of the holders of a majority of the shares of Steuben common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes would generally be included in determining the presence of a quorum; however, since the special meeting will consider and vote upon only non-discretionary matters, broker non-votes will not be included in determining the presence of a quorum.
Proposal I: Adoption of the Merger Agreement.   Adoption of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Steuben common stock entitled to vote on the Merger Agreement. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Merger Agreement.

Proposal II: Approval of the adjournment proposal.   The affirmative vote of a majority of the votes cast on the proposal is required to approve the proposal to adjourn or postpone the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement. Abstentions and broker non-votes will not affect whether the proposal is approved.
Share Ownership of Management; Voting Agreements
On the record date, the directors, certain officers and certain principal shareholders of Steuben had voting power with respect to an aggregate of 437,054 shares of Steuben common stock, or approximately 25.8% of the shares of Steuben common stock then outstanding. Each such person has agreed to vote in favor of the adoption of the Merger Agreement all of the shares of Steuben common stock that they are entitled to vote.
Voting and Revocation of Proxies
Steuben has enclosed a form of proxy with this document. To ensure your representation at the special meeting, Steuben recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the adoption of the Merger Agreement and the approval of the adjournment proposal. Proxies that are properly signed and dated but which do not specify voting instructions will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, and in the discretion of the proxy holders as to any other matter which may properly come before the special meeting.
If you deliver a properly executed and dated proxy, you may revoke the proxy at any time before it is exercised at the special meeting. You may revoke your proxy either by:
•
filing with the Secretary of Steuben prior to the special meeting, at Steuben’s principal executive offices, a written revocation of the proxy;

•
submitting a new proxy with a later date; or

•
attending the special meeting, notifying the Secretary and voting in person.

Being present at the special meeting, by itself, will not revoke the proxy. You must notify the Secretary and vote in person if you wish to revoke the proxy at the special meeting. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Steuben Trust Corporation
Corporate Secretary
One Steuben Square
Hornell, New York 14843
If your shares are held in street name, you must follow the instructions from your broker regarding voting and revocation of proxies.
Solicitation of Proxies
Steuben will pay for the cost of this proxy solicitation. In addition to solicitation by mail, directors, officers and employees of Steuben may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any. Although it has not determined to do so as of the date of this document, Steuben may also engage a proxy solicitation firm to aid in the solicitation of proxies. Steuben expects to pay customary fees and reimburse certain out-of-pocket expenses of any proxy solicitation firm engaged by it. Steuben also expects to make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record as nominees to forward this document and other solicitation materials to the beneficial owner of these shares. Steuben will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

Other Matters
Steuben is unaware of any matter to be presented at the special meeting other than the proposal to adopt the Merger Agreement and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitations of proxies in favor of the Merger. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed and dated proxies in accordance with their judgment on any such matter.
YOUR VOTE IS IMPORTANT!
Whether or not you plan to attend the special meeting in person, Steuben urges you to submit your proxy as soon as possible by (1) calling the toll free telephone number specified on the enclosed proxy card, (2) accessing the Internet website specified on the enclosed proxy card, or (3) completing, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting card provided by such entity.
If you have any questions concerning the Merger or other matters to be considered at the Steuben special meeting, would like additional copies of this Proxy Statement/Prospectus or need help voting your shares, please contact Steuben’s Corporate Secretary, Mary E. Hilfiger, at (866) 783-8236.
PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

PROPOSAL I — THE MERGER
The detailed terms of the Merger are contained in the Merger Agreement attached as Annex A to this document. The following discussion and the discussion under the caption “The Merger Agreement” describe the more important aspects of the Merger and material terms of the Merger Agreement. These descriptions are only a summary and are qualified in their entirety by reference to the Merger Agreement, which is attached as Annex A. You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.
General
The Merger Agreement provides that, after approval by the shareholders of Steuben and the satisfaction or waiver of the other conditions to the Merger, Steuben will merge with and into Community Bank System, with Community Bank System as the surviving company. The certificate of incorporation and bylaws of Community Bank System will be the certificate of incorporation and bylaws of the surviving company. The directors and officers of Community Bank System immediately prior to the Merger will be the directors and officers of the surviving company.
At the effective time of the Merger, each share of Steuben common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive, subject to the terms and conditions of the Merger Agreement, the combination of  $12.60 in cash and 0.8054 shares of Community Bank System common stock, plus cash in lieu of fractional shares.
Contemporaneously with the Merger of Community Bank System and Steuben, Steuben Trust Company will merge with and into Community Bank, with Community Bank as the surviving entity. After the Bank Merger, branches of Steuben Trust Company will become branches of Community Bank.
The companies expect to complete the Merger in the second quarter of calendar year 2020, but they must first obtain the necessary regulatory approvals and the approval of Steuben shareholders at the special meeting, and satisfy the other closing conditions described in this Proxy Statement/Prospectus. The companies cannot assure you as to when or if all the conditions to the Merger will be met or waived, and it is possible they will not complete the Merger at all.
Background of the Merger
The board of directors and senior management of Steuben regularly review and evaluate Steuben’s business plan and strategic alternatives for enhancing long term shareholder value, including organic growth and de novo branching, acquisitions of branches or other institutions or business lines, and strategic partnerships or affiliations with other institutions. From time to time, informal discussions would be held with representatives of potential targets, “merger of equal” candidates, and acquirors; however, except as described below, none of the discussions held within the last several years resulted in the extension of a formal indication of interest.
In evaluating its business plan and strategic alternatives, Steuben’s board and senior management also review Steuben’s financial performance and return to shareholders, as well as trends in the financial marketplace, including merger and acquisition and capital markets activity.
As a result of strategic planning sessions held over the last several years, the Steuben board of directors identified several immediate challenges to continuing Steuben’s strong financial performance and remaining an independent community bank for the long-term. First, Steuben would have to increase its investment in technology, not only to keep pace with continued customer migration toward technology-driven banking products, but also to compete against a growing number of technology companies competing in the traditional banking space, as well as in the area of cyber security, as community banks have become a focus of cyber criminals. Second, Steuben’s core processing agreement was scheduled to expire on December 31, 2019, and, should Steuben renew the agreement and later determine to sell, the termination costs could be expected to negatively impact pricing. Third, the Steuben board believed it likely that prolonged interest-rate compression would continue to put pressure on Steuben’s earnings, which rely primarily on net interest income. Fourth, because Steuben’s relatively small shareholder base continues to age, a redistribution of shares among new shareholders with no ties to the local community appeared likely, which could be expected to result in large blocks of shares becoming available for sale in an illiquid market, creating potentially severe downward pressure on Steuben’s stock price. And, finally, Brenda Copeland, Chairman and Chief Executive Officer, and Jim Nicoloff, then Chief Financial Officer and currently Executive Vice President and Treasurer, were approaching retirement age, creating future uncertainty at several critical positions within the organization, particularly in light of the high level of competition for executive talent in the banking industry and the challenge for smaller, rural organizations like Steuben to attract and retain such talent.
Addressing each of the foregoing challenges while remaining an independent community bank represented significant execution risk to Steuben, its continued profitability and its stock price. While certain of these challenges could be addressed through an investment of capital in people and technology, other challenges were outside of the control of the organization. Recognizing these challenges and risks, the board of directors, with assistance from Steuben’s financial advisor, Ambassador Financial Group, Inc., or Ambassador (now PNC FIG Advisory, Inc., or PNC), began to evaluate in earnest the potential for addressing each of these challenges through a strategic combination with an unaffiliated financial institution, including through an acquisition of a smaller institution, a merger of equals and a merger with a larger institution. From time to time, various potential deal candidates were considered, and potential structure and pricing metrics were discussed, in each case with representatives of Ambassador.
On April 24, 2017, Ms. Copeland met with the Chairman and Chief Executive Officer of another New York-headquartered community bank, referred to in this discussion as Institution A, at the other party’s request to discuss a potential “merger of equals” transaction. At that meeting, Institution A’s Chairman and CEO described how a combination of Steuben and Institution A could resolve a number of challenges facing both organizations, including those related to succession planning and creating economies of scale. Following the meeting, Institution A’s Chairman and CEO requested to meet David Shults, who was Chairman of the board of directors of Steuben at the time, as well as Steuben’s single largest shareholder and representative of Steuben’s largest shareholder group, in order to continue the discussion. Mr. Shults subsequently met with the Chairman and CEO, who informally proposed a merger of equals of the two organizations in which the combined bank holding company would operate two separate bank subsidiaries, and be overseen by a board comprised of five directors from Institution A and four directors from Steuben.
From May to August 2017, Mr. Shults, Ms. Copeland and John Eagleton, President and a director of Steuben, had periodic discussions with representatives of Institution A regarding a possible strategic combination, and regularly updated the Steuben board with respect to the timing and substance of such discussions.
At its regularly scheduled meeting on August 15, 2017, the Steuben board of directors unanimously approved authorizing senior management to engage in more formal discussions regarding a potential combination with Institution A, and on August 21, 2017, the parties executed a confidentiality agreement to such discussion.
On September 5, 2017, the Steuben board of directors met with the board of directors of Institution A to gain a familiarity with one another, and to discuss the general terms of a potential transaction. General deal structure and pricing methodologies were discussed, but no material terms were agreed upon.
At the Steuben board meeting on November 16, 2017, representatives of Ambassador provided the Steuben board with an overview of valuation methodologies and recent merger and acquisition activity in the community bank space, and discussed potential strategic partners for Steuben, including Institution A. The representatives of Ambassador also discussed potential financial considerations for Steuben should it determine to remain independent.
Throughout the fourth quarter of 2017 and into the first quarter of 2018, numerous meetings were held between representatives of Steuben and Institution A to determine the feasibility of a transaction between the parties.
On January 8, 2018, Institution A submitted a proposed term sheet to Steuben, which provided for the merger of Steuben with and into Institution A in an all-stock transaction reflecting a purchase price representing approximately 1.5x to 1.55x Steuben’s tangible book value per share as of December 31, 2017, or approximately $53.67 per share of Steuben common stock.

On February 8, 2018, the Steuben board of directors unanimously approved continuing discussions with Institution A understanding that the final purchase price would not be less than 1.5x Steuben’s tangible book value.
Negotiations continued throughout February of 2018.
On March 18, 2018, the Chairman and CEO of Institution A contacted Ms. Copeland to advise her that, due to recent downward pressure on Institution A’s stock price, Institution A determined it necessary to terminate any further negotiations regarding a strategic combination. The parties agreed that negotiations could recommence if Institution A’s stock price adequately recovered.
Between April 2018 and August 2018, Mr. Shults and the Chairman and CEO of Institution A had periodic conversations in order to maintain lines of communication. In early September 2018, the Chairman and CEO of Institution A advised Mr. Shults that Institution A was prepared to recommence formal negotiations regarding a strategic combination with Steuben. Mr. Shults reported such conversation to the Steuben board at its regularly scheduled meeting on September 13, 2018.
On June 18, 2018, Mr. Eagleton contacted the Chief Executive Officer of another New York-headquartered community bank, referred to in this discussion as Institution B, to discuss
Institution B’s long-term plans and challenges to remaining independent.
On July 2, 2018, Ms. Copeland had lunch with the CEO of Institution B. Discussion focused on the potential attractiveness of a combination of the two institutions in a merger of equals transaction as a means to address the challenges facing each respective institution’s continued independence.
On July 9, 2018, Ms. Copeland and Mr. Eagleton had dinner with the CEO and Chairman of Institution B to further explore and discuss the general terms of a potential combination. The discussion focused primarily on cultural similarities and market opportunities for a combined organization. Pricing was not discussed.
On August 11, 2018, the CEO and Chairman of Institution B informed Ms. Copeland that it engaged a financial advisor to advise it in connection with a potential transaction with Steuben, which advised Institution B that a combination with Steuben would not provide adequate liquidity for Institution B’s shareholders.
On September 10, 2018, Mr. Shults had a lunch meeting with the CEO and Chairman of Institution B, at which the parties determined that additional discussions were unlikely to result in a transaction. No further discussions were held with Institution B.
On October 2, 2018, Institution A submitted a new proposal in order to recommence negotiations regarding a combination of the two entities. The material terms were the same as the January 2018 proposal, except that the consideration offered in the all-stock transaction now reflected a proposed purchase price of  $52.00 per share of Steuben common stock due to Institution A’s stock price having not yet fully recovered.
On November 15, 2018, the Steuben board met to discuss Institution A’s proposal. At this meeting, representatives of Ambassador reviewed with the Steuben board various deal pricing scenarios and assumptions for a combination with Institution A. The Steuben board unanimously approved negotiating a formal of letter of intent with Institution A and authorized senior management to engage legal counsel to advise Steuben in connection with the proposed transaction.
On November 20, 2018, Ms. Copeland contacted a representative of the law firm of Pillar Aught LLC, or Pillar+Aught, and expressed the Steuben board’s desire to engage legal counsel to advise the board in its consideration of a proposed business combination with Institution A. Following a discussion regarding the experience of members of Pillar+Aught in representing banks in sale transactions, Pillar+Aught was invited to submit a proposal to provide the services requested.
On November 26, 2018, Steuben formally engaged Pillar+Aught to serve as Steuben’s legal advisor in connection with the negotiations with Institution A and any resultant transaction.

On November 28, 2018, Institution A submitted a formal letter of intent, which clarified various provisions of the original proposed term sheet at the request of Steuben’s representatives, but again provided for an all-stock transaction reflecting a purchase price of  $52.00 per share of Steuben common stock.
On December 13, 2018, representatives of management updated the Steuben board on the status of the proposed combination with Institution A. The Steuben board unanimously approved the letter of intent, and authorized management to engage in due diligence of Institution A and to proceed to negotiate a definitive merger agreement.
On December 18, 2018, Institution A and Steuben executed the letter of intent.
From late December 2018 through late February of 2019, Steuben and Institution A engaged in extensive due diligence of the other party, including the review of credit quality, management interviews, and negotiated the terms of a definitive agreement. Management provided regular updates to the Steuben board regarding the status of the negotiations.
In late February of 2019, representatives of Institution A advised Steuben that, due to its own contractual obligations, its transaction costs would be materially greater than originally anticipated and, as a result, Institution A would have to either revisit the consideration provided for in the letter of intent or terminate negotiations and abandon the transaction.
On March 14, 2019, representatives of senior management, Pillar+Aught and Ambassador updated the Steuben board regarding the issues that had been identified during due diligence and Institution A’s proposal to revisit the consideration offered to Steuben’s shareholders. Following extensive discussion by the Steuben board, the Steuben board unanimously determined to terminate further negotiations with Institution A.
In May 2019, another community bank, referred to in this discussion as Institution C, contacted Steuben indicating its interest in pursuing a strategic combination with Steuben.
On June 4, 2019, representatives of Institution C met with representatives of senior management of Steuben, at which meeting Institution C indicated that it was exploring a potential sale of the bank and wanted to gauge Steuben’s interest in participating in that process.
On June 13, 2019, Ms. Copeland reported to the Steuben board the opportunity to participate in the sale process of Institution C. The Steuben board unanimously approved authorizing management to continue informal discussions with Institution C.
In early July of 2019, representatives of PNC (formerly Ambassador) advised Ms. Copeland that, during a meeting with Community Bank System to generally discuss financial and strategic matters, Community Bank System had inquired as to whether Steuben might be interested in a merger of Steuben into Community Bank System, indicating that Community Bank System found Steuben to be an attractive partner due to its strong performance and relatively low risk profile.
At its meeting on July 11, 2019, Ms. Copeland reported to the Steuben board that Institution C was seeking offers from multiple parties and, due to the presence of multiple large shareholders within Institution C’s shareholder base who were known to desire immediate liquidity at a substantial premium, that it was unlikely that Steuben would be able to offer the cash necessary to be the successful bidder in that sale process. At this meeting, Ms. Copeland also reported that she had been advised by PNC that Community Bank System had expressed interest in discussing a potential transaction with Steuben.
On July 24, 2019, a lunch meeting was held at which Ms. Copeland, Mr. Shults, Mark Tryniski, President and Chief Executive Officer, and Scott Kingsley, Executive Vice President and Chief Operating Officer, of Community Bank System introduced themselves and discussed a potential combination of their institutions. During these initial discussions, Community Bank System gave an overview of its organization, culture and business philosophy, and indicated that it would expect to propose a merger of Steuben with and into Community Bank System, at a purchase price of  $63.00 per share of Steuben common stock, with a consideration mix of 75% stock and 25% cash. In connection with the holding company merger, Steuben Trust Company would be merged with and into Community Bank System’s wholly-owned bank subsidiary, Community Bank, N.A.

On August 1 and 5, 2019, Ms. Copeland and Mr. Shults updated the Steuben board with respect to their meeting with Messrs. Tryniski and Kingsley. The Steuben board unanimously agreed that a consideration mix of 80% stock and 20% cash would be more attractive to shareholders of Steuben. In accordance with Steuben’s directives, representatives of PNC then communicated this desired consideration mix to Community Bank System.
On August 9, 2019, Community Bank System submitted a letter of intent to Steuben, which provided for the merger of Steuben with and into Community Bank System for a purchase price of  $63.00 per share, with a consideration mix of 80% stock and 20% cash. The cash portion would be fixed at $12.60 per share, with the exchange ratio for the stock portion to be fixed immediately prior to execution of the definitive agreement.
On August 16, 2019, Community Bank System and Steuben entered into a Mutual Confidentiality Agreement which provided for a 60-day exclusivity period during which Steuben agreed not to solicit or participate in discussions with respect to competing acquisition proposals.
At a board meeting on August 16, 2019, the Steuben board of directors reviewed the proposed terms of the transaction. Representatives of PNC were present, and answered questions posed by the Steuben board. PNC also discussed other potential strategic partners located in New York and Pennsylvania, and the potential financial ability of such institutions to propose financial terms that might be favorable relative to that proposed by Community Bank System. Following extensive discussion, the Steuben board unanimously approved the letter of intent and authorized management to commence due diligence and negotiate the definitive merger agreement.
During the period from August 14, 2019 through October 15, 2019, both Steuben and Community Bank System performed their respective due diligence reviews of the other party, which consisted of extensive document and credit review as well as management interviews. Also during this period, Steuben and Community Bank System, with the assistance of their respective legal counsel and financial advisors, negotiated the terms of the definitive merger agreement and ancillary agreements. Negotiations between the parties focused primarily on the following areas: the representations, warranties and covenants of the parties; commitments related to Steuben employee and director retention, benefits and severance; conditions to each party’s obligation to consummate the merger; and the circumstances under which the merger agreement could be terminated, including whether Steuben would have the ability to terminate the merger agreement if it received a superior proposal from a third party, and circumstances related to a material decline in Community Bank System’s stock price.
On October 10, 2019, representatives of Community Bank System presented Ms. Copeland with a proposed employment agreement providing for her continued employment with Community Bank System following the merger in order to assist in the transition of Steuben customers and employees to Community Bank System, and the integration process, generally. Ms. Copeland engaged separate counsel to advise her in connection with the negotiation of her employment agreement, which negotiation occurred over the following eight days.
On October 17, 2019, Steuben’s board of directors met to consider the proposed merger agreement and certain ancillary documents. Steuben’s executive management, as well as representatives of PNC, Steuben’s financial advisor, Pillar+Aught, Steuben’s legal advisor, and Mr. Shults, Steuben’s general outside counsel and retired Chairman, participated in the meeting. A detailed summary of the merger agreement negotiated to date, as well as certain ancillary documents, including a draft of PNC’s presentation materials to be reviewed at the meeting, had been made available to board members in advance of the meeting. At the meeting, PNC made a financial presentation to the Steuben board, and PNC delivered its opinion to the Steuben board to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration to be received by the holders of Steuben common stock pursuant to the merger agreement was fair to the holders of Steuben common stock, from a financial point of view.

At the October 17 meeting, representatives of Pillar+Aught reviewed with the Steuben board of directors their fiduciary duties under New York law in connection with a proposed merger, and reviewed in detail the terms of the merger agreement and ancillary documents, including the shareholder support agreements required by Community Bank System to be executed by the directors, executive officers and Mr. Shults. Representatives of Pillar+Aught also discussed the proposed resolutions that the board would be requested to approve.
Following review and discussion among the members of Steuben’s board of directors, including consideration of the impact of the transaction on Steuben’s employees, customers and community and the other factors described under “— Steuben’s Reasons for the Merger,” Steuben’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger of Steuben with Community Bank System, were advisable and in the best interests of Steuben and its shareholders, and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby, and recommended that Steuben’s shareholders approve the merger agreement.
On October 18, 2019, the parties executed the definitive merger agreement and ancillary documents and announced the transaction on October 21, 2019.
Steuben’s Reasons for the Merger
In the course of its evaluation of the Merger and the Merger Agreement, the Steuben board of directors held numerous meetings and consulted with Steuben’s senior management as well as Steuben’s legal counsel and financial advisor. In reaching its decision to approve the Merger and the Merger Agreement and recommend the adoption of the Merger Agreement by its shareholders, the Steuben board considered a number of factors, including, among others, the following:
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the Steuben board’s and management’s knowledge of Steuben’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and its and their understanding of Community Bank System’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including the information obtained through due diligence;

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Steuben’s business and financial prospects if it were to remain an independent banking institution, including local economic conditions, the interest rate environment, increasing operating costs resulting from changes in technology, regulatory initiatives and compliance mandates, and the competitive environment for financial institutions generally, all of which would likely impede Steuben’s ability to develop the scale necessary to achieve the premium to Steuben’s trading price implied by the merger consideration;

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the understanding of Steuben’s board of directors of the strategic options potentially available to Steuben and the board of directors’ assessment of those options taking into account a number of factors, including the obstacles confronting a relatively smaller community financial institution to grow organically in Steuben’s markets and attract qualified talent to replace retiring members of senior management, and the decreasing number of smaller acquisition candidates available on acceptable terms to achieve desired size and scale;

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the fact that a significant portion of the merger consideration consists of registered shares of Community Bank System common stock, the potential that the value of Community Bank System common stock will increase after the signing of the Merger Agreement, and the strong historical total return to shareholders of Community Bank System common stock;

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the understanding of Steuben’s board of directors regarding the attractiveness of the premium being offered by Community Bank System relative to the premium that could reasonably be expected from any other likely potential acquiror of Steuben;

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the October 17, 2019 financial presentation of PNC to the Steuben board of directors and the written opinion of PNC, dated October 17, 2019, delivered to the Steuben board of directors regarding the fairness, from a financial point of view and as of the date of the opinion, to the holders of Steuben common stock of the merger consideration, as more fully described under “— Opinion of Steuben’s Financial Advisor”;

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the efforts made to negotiate a Merger Agreement favorable to Steuben and its shareholders and the terms and conditions of the Merger Agreement, including the termination fees and circumstances under which such fees are payable by Steuben;

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the ability of Steuben under the terms of the Merger Agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if Steuben were to receive such a proposal prior to the adoption of the Merger Agreement by Steuben shareholders, and of the Steuben board of directors to change its recommendation that Steuben’s shareholders adopt the Merger Agreement under certain circumstances, subject to payment to Community Bank System of a termination fee of  $4,270,000;

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the right of Steuben to terminate the Merger Agreement if, subject to Community Bank System’s ability to make a compensating adjustment to the merger consideration, the volume-weighted average trading price of Community Bank System common stock for a specified period prior to the date on which Steuben shareholder approval and all required regulatory approvals have been obtained or waived is less than $50.06 per share and Community Bank System common stock underperforms an agreed-upon peer group index by more than 20%;

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the 80% stock/20% cash consideration mix payable to Steuben shareholders in the transaction;

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the fact that the Merger is expected to be tax-free to Steuben shareholders to the extent that they receive Community Bank System common stock in exchange for their shares of Steuben common stock;

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the increased liquidity for Steuben shareholders who receive Community Bank System common stock in the transaction;

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the cash dividend rate on Community Bank System common stock and the ability for Steuben shareholders to participate in cash dividends declared in the future;

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the opportunity to expand relationships with Steuben’s existing customer base through the increased lending capacity and variety of product offerings afforded by the combined institution;

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the anticipated impact on employees of Steuben, including the fact that a merger with Community Bank System will result in greater opportunities for advancement, as well as better benefits being offered, for continuing employees;

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Community Bank System’s offer of continued employment to Ms. Copeland as an employee of Community Bank System post-merger, and its determination to also offer employment to Mr. Eagleton, in order to assist in the transition and integration process;

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the pending expiration of Steuben’s core processing agreement, and the negative impact that the termination costs related to such an agreement following a long-term renewal would be expected to have on pricing a future strategic combination;

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the effect of a redistribution of shares of Steuben common stock among new shareholders having little or no ties to the local community, which could be anticipated to result in large blocks becoming available for sale in an illiquid market, creating downward pressure on Steuben’s stock price;

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the challenges associated with attracting and retaining new executive talent to replace Steuben’s Chairman and Chief Executive Officer, as well as its Executive Vice President and Treasurer, as such individuals near retirement;

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Community Bank System’s previous acquisition experience, including its successful completion of three bank acquisitions since 2015 with combined total assets of over $3 billion, leading the Steuben board to believe integration risk associated with this merger is not significant; and

•
Steuben’s strategic discussions which took place with Institution A, Institution B and
Institution C and the discussions between Steuben’s management and Steuben’s financial advisor to identify other potential business combination partners during the period from 2017 through 2019.

The Steuben board of directors also weighed the factors described above against certain factors and potential risks associated with entering into the Merger Agreement, including, among others, the following:
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the fact that the exchange ratio is fixed, which means that Steuben shareholders could be adversely affected by a decrease in the trading price of Community Bank System common stock following the signing of the Merger Agreement;

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the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions contemplated by the Merger Agreement, the possibility that the Merger may not be completed if such approvals are not obtained, and the potential negative impacts on Steuben, its business and the price of Steuben common stock if such approvals are not obtained;

•
the fact that the integration of Steuben and Community Bank System may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected;

•
the possibility that the anticipated strategic and other benefits to Steuben and the combined bank following the completion of the Merger will not be realized or will take longer to realize than expected;

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the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the Merger, and the potential effect of the Merger on Steuben’s customers and business relationships;

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the restrictions on the conduct of Steuben’s business prior to the completion of the Merger, requiring Steuben to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Steuben from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact Steuben’s customers and business relationships;

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the fact that the Merger Agreement contains certain restrictions on the ability of Steuben to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for Steuben to pay Community Bank System a termination fee of  $4,270,000 in certain circumstances;

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the transaction costs to be incurred by Steuben in connection with the Merger;

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the fact that Steuben will lose the autonomy associated with being an independent financial institution; and

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the various other applicable risks associated with Steuben, Community Bank System and the Merger, including the risks described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 17 and 12, respectively.

In considering the recommendation of the Steuben board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that certain of Steuben’s directors and executive officers may have interests in the Merger that are different from yours. The Steuben board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement and in recommending that the Merger Agreement be adopted by the Steuben shareholders. Please see “— Interests of Steuben Directors and Executive Officers in the Merger” beginning on page 43.
The foregoing discussion of the information and factors considered by the Steuben board of directors in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Steuben board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Steuben Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. Moreover, in considering the factors described above and any other factors, individual members of the Steuben Board may have viewed factors differently or given different weight, merit or consideration to different factors. The Steuben board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
Recommendation of the Steuben Board of Directors
At a meeting held on October 17, 2019, the Steuben board of directors unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of Steuben and its shareholders, (ii) approved the Merger Agreement and recommended that the Steuben shareholders adopt the Merger Agreement, and (iii) directed that the Merger Agreement be submitted for consideration by the Steuben shareholders at the Steuben special meeting.
THE STEUBEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
Community Bank System’s Reasons for the Merger
In reaching its determination to approve and adopt the Merger Agreement, the board of directors of Community Bank System considered a number of factors, including:
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the complementary geographical locations of Steuben’s branch network, which will expand and augment Community Bank System’s operations in the market areas in Western New York where Community Bank System already has a presence;

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the opportunity to further diversify Community Bank System’s geographical markets and customer base as a whole, by increasing the size of its Western New York operations through the Merger, and to do so in existing and similar markets to those in which it currently operates;

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Community Bank System’s past experience and success in the acquisition and integration of a bank holding company with operations in Upstate New York;

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the fact that the Merger is expected to be accretive to operating earnings per share of Community Bank System in 2021 exclusive of one-time acquisition related charges;

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the potential for the combined company to enhance non-interest income growth by providing enhanced and additional financial products and services to the customers of Steuben in the areas of benefit plan administration, investment management, comprehensive cash management, brokerage services and insurance;

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the business, operations, technology, asset quality, competitive position, stock price performance, financial condition and results of operations of Steuben on a historical and prospective basis;

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the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

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the exchange ratio for the Merger and the resulting relative interests of Community Bank System shareholders in the common stock of the combined company, and the amount of total cash consideration to be paid in the Merger;

•
the deal protection provided by the termination fee of  $4,270,000, payable under certain circumstances in the event of the termination of the Merger Agreement due to a competing offer or certain other reasons;

•
the intended tax treatment of the Merger; and

•
the likelihood of receiving all of the regulatory approvals required for the Merger.

Based on these reasons, Community Bank System’s board of directors unanimously approved the Merger Agreement and the Merger. This discussion of the factors considered by Community Bank System’s board of directors does not list every factor considered by the board but includes all material factors considered by the board. In reaching its determination to approve and adopt the Merger Agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors. Please note that this explanation of the board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 of this Proxy Statement/Prospectus.
Opinion of Steuben’s Financial Advisor
Steuben retained PNC to act as Steuben’s financial advisor in connection with the possible business combination of Steuben with another party. PNC is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, PNC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On October 17, 2019, PNC delivered its opinion to Steuben’s board of directors to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration to be received by the holders of Steuben common stock pursuant to the Merger Agreement was fair to the holders of Steuben common stock from a financial point of view.
The full text of PNC’s written opinion to Steuben, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated by reference in its entirety into this Proxy Statement/Prospectus. Holders of Steuben common stock are encouraged to read the opinion carefully in its entirety. The following summary of PNC’s opinion is qualified in its entirety by reference to the full text of such opinion.
PNC’s opinion was rendered to Steuben’s board of directors for the benefit of Steuben’s board (in its capacity as such) in connection with its evaluation of the Merger. PNC’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto. PNC’s opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Steuben might engage or the merits of the underlying decision by Steuben to engage in the Merger.
No limitations were imposed by Steuben on the scope of PNC’s investigation or on the procedures followed by PNC in rendering its opinion.
In rendering the opinion, PNC:
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Reviewed a draft dated October 17, 2019 of the Merger Agreement;

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Reviewed Steuben’s audited financial statements as of or for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 and Steuben’s interim financial statements as of or for the quarters ended June 30, 2019 and March 31, 2019;

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Reviewed Community Bank System’s Form 10-K for the fiscal year ended December 31, 2018, including the financial statements contained therein;

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Reviewed Community Bank System’s Form 10-Q for the quarter ended June 30, 2019 and Form 10-Q for the quarter ended March 31, 2019, including the financial statements contained therein;

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Reviewed Steuben Trust Company’s and Community Bank’s respective quarterly call reports for June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018;

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Reviewed other publicly available information regarding Steuben and Community Bank System, including research analysts’ estimates for Community Bank System discussed with PNC by the management of Community Bank System;

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Reviewed certain non-public information provided to PNC by or on behalf of Steuben and Community Bank System, regarding Steuben and Community Bank System (including financial projections and forecasts for Steuben provided to PNC by the management of Steuben and long-term growth rate and other assumptions for Community Bank System provided to PNC by the management of Community Bank System) and projected cost savings anticipated by the management of Community Bank System to be realized from the Merger;
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Reviewed recently reported stock prices and trading activity of Steuben common stock and Community Bank System common stock;

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Discussed the past and current operations, financial condition and future prospects of Steuben and Community Bank System with senior executives of Steuben and Community Bank System, respectively;

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Reviewed and analyzed certain publicly available financial and stock market data of banking companies that PNC selected as relevant to PNC’s analysis of Steuben and Community Bank System;

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Reviewed and analyzed certain publicly available financial data of transactions that PNC selected as relevant to PNC’s analysis of Steuben;

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Considered Community Bank System’s financial and capital position and certain potential pro forma financial effects of the Merger on Community Bank System;

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Conducted other analyses and reviewed other information PNC considered necessary or appropriate; and

•
Incorporated PNC’s assessment of the overall economic environment and market conditions, as well as PNC’s experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering PNC’s opinion, PNC also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to PNC by or on behalf of Steuben and Community Bank System and publicly available information used in PNC’s analyses. PNC did not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing materials provided to PNC and publicly available information or for the independent verification thereof. Further, PNC relied on the assurances of managements of Steuben and Community Bank System that they were not aware of any facts or circumstances that would make any of the foregoing materials provided to PNC inaccurate or misleading. With respect to the financial projections and forecasts for Steuben and research analysts’ estimates and long-term growth rate and other assumptions for Community Bank System reviewed by PNC and other non-public information related to projected cost savings referred to above, PNC assumed, with Steuben’s consent, that they were reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, were consistent with) the best currently available estimates and judgments of the respective managements of Steuben and Community Bank System, as the case may be, as to the future financial performance of Steuben and Community Bank System and such cost savings and that the financial results reflected in such projections, forecasts, estimates and assumptions as well as such cost savings would be realized in the amounts and at the times projected. PNC assumed no responsibility for and expressed no view as to any of the foregoing information reviewed by PNC or the assumptions on which they were based.
PNC is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and PNC was not requested to, and PNC did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. PNC assumed no responsibility for and expressed no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and PNC assumed that each of Steuben and Community Bank System had, and the pro forma combined company would have, appropriate reserves to cover any such losses. PNC did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Steuben, Community Bank System or any other party, and PNC was not furnished with any such valuation or appraisal.
PNC’s opinion was based on conditions as they existed and the information PNC received, as of the date of PNC’s opinion. PNC does not have any obligation to update, revise or reaffirm its opinion. PNC expressed no opinion as to the actual value of Community Bank System common stock when issued in the

Merger or the prices at which Steuben common stock or Community Bank System common stock might trade at any time. In connection with PNC’s engagement, PNC was not authorized to, and PNC did not, solicit indications of interest from third parties other than Community Bank System with respect to the possible sale of Steuben.
In rendering PNC’s opinion, PNC assumed, with Steuben’s consent, that the Merger and related transactions would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. PNC also assumed, with Steuben’s consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Steuben, Community Bank System or the Merger (including the contemplated benefits thereof). PNC also assumed, with Steuben’s consent, that the final Merger Agreement would not differ from the draft reviewed by PNC in any respect material to PNC’s analyses or opinion. PNC further assumed, with Steuben’s consent, that the Merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
PNC expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in PNC’s opinion) of the Merger or any related transaction, including, without limitation, the form of the merger consideration or the allocation thereof between cash and Community Bank System common stock. PNC’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Steuben might engage or the merits of the underlying decision by Steuben to engage in the Merger. PNC expressed no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the merger consideration or otherwise.
In performing its analyses, PNC made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of PNC, Steuben and Community Bank System. Any estimates contained in the analyses performed by PNC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, PNC’s opinion was among several factors taken into consideration by Steuben’s board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Steuben board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Steuben and Community Bank System and the decision of Steuben to enter into the Merger Agreement was solely that of Steuben’s board.
Selected Implied Transaction Statistics for the Merger
Using financial information for Steuben as of June 30, 2019 or for the 12 months ended June 30, 2019 and the closing price of Steuben common stock on October 16, 2019, PNC calculated the following implied transaction statistics for the merger based on the implied per share value of the merger consideration of $63.11(1), or an implied transaction value of approximately $106.6 million:
Transaction value / tangible book value	167%
Transaction value / last twelve months earnings per share	15.1x
Core deposit premium(2)	11.0%
Market premium to most recent closing price	37.2%

(1)
Based on Community Bank System’s most recent closing price of  $62.71 on October 16, 2019.

(2)
Calculated as follows: (implied transaction value – tangible equity) / core deposits; where core deposits are defined as: total deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

The following is a summary of the material financial analysis presented by PNC to Steuben’s board in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by PNC in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, PNC did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, PNC believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. No company, transaction or business used in PNC’s analyses for comparative purposes is identical to Steuben, Community Bank System or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical.
Selected Companies Analysis of Steuben
PNC performed a selected companies analysis by comparing the financial and stock performance of Steuben with those of the following 13 selected publicly traded financial institutions, referred to as the comparable institutions, that were headquartered in New York or Pennsylvania, that had established branch networks, that were not mutual institutions or merger or acquisition targets and that had assets between $400.0 million and $700.0 million, average one-year daily trading volume greater than 50 shares, tangible equity to tangible assets ratios less than 14.0%, and nonperforming assets to assets ratios less than 2.0%:
Description of Comparable Institutions
Institution	City, State	Ticker	Exchange
Ballston Spa Bancorp, Inc.	Ballston Spa, NY	BSPA	OTC Pink
Elmira Savings Bank	Elmira, NY	ESBK	NASDAQ
ES Bancshares, Inc.	Newburgh, NY	ESBS	OTC Pink
Jeffersonville Bancorp	Jeffersonville, NY	JFBC	OTCQB
Jonestown Bank and Trust Co.	Jonestown, PA	JNES	OTC Pink
Juniata Valley Financial Corp.	Mifflintown, PA	JUVF	OTC Pink
Mauch Chunk Trust Financial Corp.	Jim Thorpe, PA	MCHT	OTC Pink
MNB Corporation	Bangor, PA	MNBC	OTC Pink
Muncy Bank Financial, Inc.	Muncy, PA	MYBF	OTC Pink
Northumberland Bancorp	Northumberland, PA	NUBC	OTC Pink
Susquehanna Community Financial, Inc.	West Milton, PA	SQCF	OTC Pink
Woodlands Financial Services Company	Williamsport, PA	WDFN	OTC Pink
York Traditions Bank	York, PA	YRKB	OTC Pink

Source: S&P Global Market Intelligence

PNC compared the financial performance of Steuben and the comparable institutions as indicated in the following table:
Financial Performance of Steuben and Comparable Institutions(1)
	Assets In Thousands	Tangible Equity/ Tang. Assets	Tangible Comm. Eq./ Tang. Assets	NPAs/ Assets	Return on Average Assets	Return on Average Equity
High	$662,064	13.33%	13.33%	1.74%	1.30%	13.09%
75th Percentile	551,777	10.20	10.21	1.08	1.06	11.33
Median	519,520	9.58	9.58	0.67	0.93	10.12
25th Percentile	473,895	8.77	8.77	0.42	0.62	7.29
Low	409,061	5.28	5.28	0.28	0.35	6.17
Steuben	$576,601	11.05%	11.05%	0.55%	1.25%	11.96%

Source: S&P Global Market Intelligence
(1)
Financial data is as of June 30, 2019 or for the 12 months ended June 30, 2019.

PNC then compared the stock performance of Steuben and the comparable institutions as indicated in the following table:
Stock Performance of Steuben and Comparable Institutions(1)
	Stock Price/
	Earnings per Share		Tang. Book Per Share			Shares Traded Daily(2)
	LTM	MRQ (annualized)		Assets Per Share	Dividend Yield
High	17.4x	17.0x	162%	15.4%	6.44%	6,078
75th Percentile	13.9	13.9	114	11.4	3.46	763
Median	11.1	9.9	108	10.0	2.84	498
25th Percentile	10.7	9.2	100	8.9	2.33	272
Low	8.8	8.5	74	3.9	0.00	53
Steuben	11.0x	10.7x	121%	13.4%	3.04%	276

Source: S&P Global Market Intelligence.
(1)
Financial data is as of June 30, 2019 or for the 12 or three months ended June 30, 2019. Market data is as of October 16, 2019.

(2)
Average volume of shares traded daily over the past year.

PNC also reviewed the historical stock price performance of Steuben relative to the comparable institutions and selected stock indices, as indicated in the following tables:
Steuben Historical Stock Performance
Relative to Comparable Institutions and Selected Indices
	One-Year Stock Performance
Date	Steuben (SBHO)	Comparable Institutions	S&P 500	NASDAQ Bank Index
October 16, 2019	92%	99%	106%	94%
October 16, 2018	100	100	100	100
	Three-Year Stock Performance
Date	Steuben (SBHO)	Comparable Institutions	S&P 500	NASDAQ Bank Index
October 16, 2019	142%	129%	140%	121%
October 14, 2016	100	100	100	100
Discounted Cash Flow Analysis of Steuben
PNC performed a discounted cash flow analysis to estimate a range for the implied equity value of Steuben common stock based on the present value of future dividends over a seven-year period and terminal values at the end of such period. In this analysis, PNC assumed discount rates of 9%, 12% and 15% and calculated terminal values of 11x and 14x estimated earnings at the end of seven years. PNC used financial projections and forecasts for Steuben provided to PNC by the management of Steuben. This analysis indicated an implied present value reference range of Steuben common stock of  $35.71 per share to $61.53 per share, which are 8.6x and 14.8x, respectively, of Steuben’s earnings for the 12 months ended June 30, 2019 and 95% and 164%, respectively, of Steuben’s tangible book value as of June 30, 2019.
Selected Transactions Analysis of Steuben
PNC performed a selected transactions analysis by reviewing the following information for purposes of comparison with selected implied transaction ratios for the Merger:
•
Publicly available acquisition metrics of selected transactions in the United States that were announced from January 1, 2015 through October 16, 2019 with announced deal values of $10 million or more and publicly announced transaction price to tangible common book, excluding mergers of equals (“National M&A Transactions”).

•
Publicly available acquisition metrics of selected transactions in which the selling bank was located in Pennsylvania, New Jersey, or New York that were announced from January 1, 2016 through October 16, 2019 with seller assets between $300 million and $800 million (“Regional Transactions”).

The results of the analysis for National M&A Transactions are set forth in the following table:
National M&A Transactions(1)
	Year	Number of Deals	Median Price/ Last 12 Months Earnings	Median Price/ Tangible Common Book (%)
Highest 3rd by Announced Price-to-Tangible Book	2019 (through Oct. 16, 2019)	29	15.5x	189%
	2018	46	24.4	216
	2017	47	21.9	209
	2016	38	20.3	179
	2015	47	23.7	181
Middle 3rd by Announced Price-to-Tangible Book	2019 (through Oct. 16, 2019)	30	15.2x	158%
	2018	46	24.4	173
	2017	47	22.9	167
	2016	39	20.0	141
	2015	46	22.8	143
Lowest 3rd by Announced Price-to-Tangible Book	2019 (through Oct. 16, 2019)	30	16.7x	129%
	2018	46	24.9	134
	2017	47	20.8	132
	2016	39	18.2	116
	2015	46	23.4	118
	Community / Steuben		15.1x	167%

Source: S&P Global Market Intelligence.
(1)
Median pricing data of the selected transactions in the sub-group indicated are shown.

The results of the analysis for the Regional Transactions are set forth in the following table with primary focus on the median values:
Regional Transactions
Acquirer/Seller	Deal Value	Deal Value/ Last 12 Months Earnings	Deal Value/ Common Tangible Book
	(in mill.)
Mid Penn Bancorp, Inc./First Priority Financial Corp.	$91	32.6x	194%
Community Bank System, Inc./Kinderhook Bank Corp.	93	23.4	193
Lakeland Bancorp, Inc./Highlands Bancorp, Inc.	57	22.5	189
Northwest Bancshares, Inc./Donegal Financial Services Corp.	86	20.3	174
OceanFirst Financial Corp./Capital Bank of New Jersey	77	13.3	168
Citizens & Northern Corporation/Monument Bancorp, Inc.	43	16.7	164
DNB Financial Corporation/East River Bank	49	21.7	158
Sussex Bancorp/Community Bank of Bergen County, NJ	47	27.9	158
OceanFirst Financial Corp./Country Bank Holding Company, Inc.	102	9.8	151
ConnectOne Bancorp, Inc./Greater Hudson Bank	76	NM	145
Investors Bancorp, Inc./Gold Coast Bancorp, Inc.	64	27.3	138
Norwood Financial Corp./Delaware Bancshares, Inc.	15	25.7	114
Median	$70	22.5x	161%
Community / Steuben	$107	15.1x	167%

Source: S&P Global Market Intelligence
Selected Companies Analysis of Community Bank System
PNC performed a selected companies analysis by comparing the financial and stock performance of Community with those of the following 10 selected publicly traded financial institutions, referred to as the comparable institutions, that were not mutual institutions or merger or acquisition targets and that had assets between $7.5 billion and $15.0 billion, tangible equity to tangible assets ratios less than 13.0%, efficiency ratios less than 65.0%, returns on average tangible common equity greater than 10.0%, noninterest income to operating revenue ratios greater than 20.0%, and commercial loans to total loans ratios less than 20.0%:
Overview of Community Bank System and Comparable Institutions
Institution	City, State	Ticker	Exchange
First Commonwealth Financial Corporation	Indiana, PA	FCF	NYSE
First Financial Bankshares, Inc.	Abilene, TX	FFIN	NASDAQ
First Interstate BancSystem, Inc.	Billings, MT	FIBK	NASDAQ
Glacier Bancorp, Inc.	Kalispell, MT	GBCI	NASDAQ
NBT Bancorp Inc.	Norwich, NY	NBTB	NASDAQ
Northwest Bancshares, Inc.	Warren, PA	NWBI	NASDAQ
Park National Corporation	Newark, OH	PRK	NYSEAM
Renasant Corporation	Tupelo, MS	RNST	NASDAQ
TowneBank	Portsmouth, VA	TOWN	NASDAQ
WesBanco, Inc.	Wheeling, WV	WSBC	NASDAQ

Source: S&P Global Market Intelligence

PNC compared the financial performance of Community Bank System and the comparable institutions as indicated in the following table:
Financial Performance of Community Bank System and Comparable Institutions(1)
	Assets In Millions	Tangible Equity/ Tang. Assets	NPAs/ Assets	Return on Average Assets	Return on Average Equity	Return on Avg. Tang. Common Equity	Risk Based Capital Ratio	Nonint. Income/ Oper. Revenue
High	$14,415	12.69%	1.06%	2.06%	15.17%	18.30%	21.16%	35.24%
75th Percentile	12,631	9.92	0.54	1.35	11.60	16.74	15.16	26.60
Median	11,224	9.56	0.46	1.30	10.00	15.92	14.70	24.15
25th Percentile	8,902	9.10	0.37	1.24	8.74	14.78	13.72	22.35
Low	7,979	8.41	0.35	1.07	8.33	11.94	13.02	20.41
Community	$10,745	10.15%	0.25%	1.60%	9.98%	20.31%	19.84%	38.77%

Source: S&P Global Market Intelligence.
(1)
Financial data is as of June 30, 2019 or for the 12 months ended June 30, 2019.

PNC then compared the stock performance of Community Bank System and the comparable institutions as indicated in the following table:
Stock Performance of Community Bank System and Comparable Institutions(1)
	Stock Price/
	Earnings per Share		Tang. Book Per Share	Assets Per Share	Dividend Yield	Shares Traded Daily(2)
	LTM	MRQ (annualized)
High	28.7x	26.9x	457%	56.7%	4.41%	660,502
75th Percentile	15.9	17.3	217	18.7	3.20	411,786
Median	14.8	15.3	193	16.7	2.93	205,669
25th Percentile	12.9	12.2	181	16.6	2.68	130,473
Low	12.1	11.1	177	16.1	1.44	37,548
Community	19.2x	18.2x	321%	30.1%	2.62%	209,609

Source: S&P Global Market Intelligence.
(1)
Financial data is as of June 30, 2019 or for the 12 or three months ended June 30, 2019. Market data is as of October 16, 2019.

(2)
Average volume of shares traded daily over the past year.

PNC also reviewed the historical stock price performance of Community Bank System relative to the comparable institutions and selected stock indices, as indicated in the following tables:
Community Bank System Historical Stock Performance
Relative to Comparable Institutions and Selected Indices
	One-Year Stock Performance
Date	Community (CBU)	Comparable Institutions	S&P 500	NASDAQ Bank Index
October 16, 2019	107%	95%	106%	94%
October 16, 2018	100	100	100	100
	Three-Year Stock Performance
Date	Community (CBU)	Comparable Institutions	S&P 500	NASDAQ Bank Index
October 16, 2019	132%	114%	140%	121%
October 14, 2016	100	100	100	100
Discounted Cash Flow Analysis of Community Bank System
PNC performed a discounted cash flow analysis to estimate a range for the implied equity value of Community Bank System common stock based on the present value of future dividends over a seven-year period and terminal values at the end of such period. In this analysis, PNC assumed discount rates of 7%, 10% and 13% and calculated terminal values of 15x and 22x estimated earnings per share at the end of seven years. PNC used research analysts’ estimates for Community Bank System and long-term growth rate and other assumptions for Community Bank System provided to PNC by the management of Community Bank System. This analysis indicated an implied present value range of Community Bank System common stock of  $34.00 per share to $65.21 per share, which are 10.4x and 20.0x, respectively, Community Bank System’s earnings per share for the 12 months ended June 30, 2019 and 175% and 338%, respectively, of Community Bank System’s tangible book value per share as of June 30, 2019.
Financial Impact Analysis on Community Bank System
PNC also conducted a financial impact analysis assuming that the Merger would close at the end of the first quarter of 2020. PNC used historical financial data as of June 30, 2019, financial projections and forecasts for Steuben provided to PNC by the management of Steuben, research analysts’ estimates for Community Bank System, long-term growth rate and other assumptions for Community Bank System provided to PNC by the management of Community Bank System and projected cost savings anticipated by the management of Community Bank System to be realized from the Merger. PNC also incorporated other pro forma assumptions as provided by Community Bank System. The analysis indicated that the Merger could be accretive to Community Bank System’s tangible book value per share as of March 31, 2020 and could be accretive to Community Bank System’s earnings per share (excluding transaction expenses) for each of calendar years 2020 and 2021. All of the results of PNC’s financial impact analysis may vary materially from the actual results achieved by Community Bank System.
Other Disclosures
PNC, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Steuben selected PNC to act as a financial advisor and to provide a fairness opinion based on PNC’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.
Steuben has agreed to pay PNC a fee for its services currently estimated to be approximately $960,000, a portion of which fee became payable upon presentation of PNC’s opinion and a significant portion of PNC’s fee currently estimated to be approximately $835,000 is contingent upon the closing of the Merger. In addition, portions of PNC’s fee became payable after the signing of PNC’s engagement agreement and the execution of an exclusivity agreement between Community Bank System and Steuben, and a portion of PNC’s fee is payable upon the mailing of this Proxy Statement/Prospectus. Steuben has also agreed to reimburse PNC’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify PNC against certain liabilities arising out of the performance of its obligations under the engagement letter.
PNC FIG Advisory, Inc. is an indirect, wholly owned subsidiary of The PNC Financial Services Group, Inc. (“PNC Financial”), a large diversified financial services company. PNC Financial and its affiliates are engaged in a broad range of financial services and securities activities. PNC Financial or an affiliate (other than PNC FIG Advisory, Inc.) provides, or has provided, certain financial services to Community Bank System. Over the two years preceding the date of its opinion, PNC FIG Advisory, Inc. provided investment banking services to Community Bank System for which PNC received compensation from Community Bank System. PNC FIG Advisory, Inc. acted as financial advisor to Community Bank System in connection with a potential transaction which was not ultimately consummated. PNC FIG Advisory, Inc. and its affiliates may from time to time purchase securities from, and sell securities to, Steuben Trust Company and Community Bank. In the future, PNC Financial may pursue opportunities to provide financial services to Steuben or Community Bank System, including the provision of investment banking or other consulting services by PNC FIG Advisory, Inc.
PNC’s fairness committee approved the issuance of its opinion letter dated October 17, 2019.
Certain Prospective Financial Information
Steuben does not, as a matter of course, publicly disclose forecasts or projections of its expected future financial performance, earnings or other results because of, among other things, the inherent uncertainty of the underlying assumptions. However, the companies are including in this Proxy Statement/Prospectus certain unaudited prospective financial information that was prepared based on Steuben internal earnings estimates (the “Projections”). The Projections were provided to PNC and used by PNC in connection with the financial analyses performed in connection with PNC’s opinion to the Steuben board of directors as described above under the heading “— Opinion of Steuben’s Financial Advisor.” The Projections also were provided to the Steuben board in its consideration of the Merger.
The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither company’s independent registered public accounting firm, nor any other independent accountants, compiled, examined, audited, or performed any procedures with respect to such prospective financial information, and has not expressed any opinion or any other form of assurance on this information or its achievability.
The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of each respective company’s management. Given that the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, market, competitive and regulatory conditions, all of which are difficult to predict and many of which are beyond each respective company’s control. Important factors may affect actual results and the achievability of the Projections.
The Projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the applicable company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the dates on which the Projections were prepared. Accordingly, actual results may differ, and may differ materially, from those contained in the Projections. There can be no assurance that the financial results in the Projections will be realized, or that future actual financial results will not materially vary from those in the Projections.

The inclusion of a summary of the Projections should not be regarded as an indication that Community Bank System or Steuben or any of their respective affiliates, officers, directors, advisors or other representatives consider the Projections to be necessarily predictive of actual future events, and the Projections should not be relied upon as such. None of Community Bank System or Steuben or any of their respective affiliates, officers, directors, advisors or other representatives gives any shareholder of Steuben or any other person any assurance that actual results will not differ materially from the Projections, and, except as otherwise required by law, Community Bank System, Steuben and their respective affiliates undertake no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the dates on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Projections are shown to be in error.
In light of the foregoing factors and the uncertainties inherent in the Projections, Steuben shareholders are cautioned not to place undue, or any, reliance on such Projections.
Steuben provided to PNC, and PNC used in the discounted cash-flow analysis of Steuben performed in connection with PNC’s opinion to the Steuben board of directors, a net income growth rate assumption of 7.5% and a dividend growth rate assumption of 6% to be applied, respectively, to Steuben’s net income and dividends for the fiscal year ended June 30, 2019. This resulted in the following estimated net income and dividends (in thousands):
	12 months ending June 30,
	2019	2020	2021	2022	2023	2024	2025	2026
Net Income	$7,031	7,558	8,125	8,735	9,390	10,094	10,851	11,665
Dividend	$2,361	2,503	2,653	2,813	2,981	3,160	3,350	3,551
This information was not prepared with a view toward public disclosure, and actual results may differ materially from these projected amounts. The Projections have been included solely to give the Steuben shareholders access to certain prospective financial information that was made available to the Steuben board and used by PNC, and is not included in this Proxy Statement/Prospectus to influence any decision of Steuben shareholders as to whether to vote to adopt the Merger Agreement or for any other purpose. The Projections should not be treated as guidance with respect to projected results for 2019 or any other period.
The prospective financial information included in this Proxy Statement/Prospectus has been prepared by, and is the responsibility of, Community Bank System’s and Steuben’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Community Bank System’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
Shareholder Support Agreements with Directors and Certain Principal Shareholders of Steuben
Community Bank System has entered into a shareholder support agreement with each director of Steuben and certain officers and principal shareholders of Steuben with voting power with respect to an aggregate of 437,054 shares of Steuben common stock, or approximately 25.8% of the shares of Steuben common stock outstanding as of the record date. Pursuant to the agreements, each such person has agreed to vote “FOR” the adoption of the Merger Agreement all of the shares of Steuben common stock that they are entitled to vote at the special meeting.
Interests of Steuben Directors and Executive Officers in the Merger
In considering the recommendation of the Steuben board of directors with respect to its approval of the Merger Agreement, Steuben shareholders should be aware that certain of Steuben’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of Steuben shareholders generally. These interests may create potential conflicts of interest. The Steuben board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve, and declare advisable, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The material interests are summarized below.
Effect of the Merger Agreement on Director and Executive Officer Common Stock
Steuben’s directors and executive officers will receive the same merger consideration as other Steuben shareholders for each outstanding share of Steuben common stock that they own at the effective time of the Merger. For information regarding beneficial ownership of Steuben common stock by each of Steuben’s current directors and executive officers, see “Description of Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Steuben” beginning on page 69 of this Proxy Statement/Prospectus.
Effect of the Merger Agreement on Outstanding Stock Options
In connection with the Merger, each Steuben stock option outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares of Steuben common stock subject to such option multiplied by the excess of the value of the merger consideration over the exercise price of such option, less any applicable withholding.
Retention Incentives for Executive Officers
In order to incentivize and motivate certain officers to provide critical services during the pendency of the Merger, certain Steuben officers will receive retention payments, subject to their continued employment with Steuben through the effective time of the Merger, on the first regular payroll date following the Merger. The Steuben executive officers eligible to receive these payments (and the amount of each such payment) are: Brenda L. Copeland ($960,000), Mary E. Hilfiger ($37,692), Susan A. Lacy ($54,500), Amy L. Muhleisen ($48,865), James P. Nicoloff  ($100,000), and Amber R. Phelps ($71,500). Ms. Hilfiger and Ms. Muhleisen are eligible to receive their respective bonuses only if they decline an offer of continued employment with Community Bank System, and Ms. Phelps’s bonus will be reduced to $43,000 if she accepts an offer of continued employment with Community Bank System.
Severance Arrangements for Certain Executive Officers
Pursuant to the Merger Agreement, Steuben’s executive officers (other than Ms. Copeland and Mr. Eagleton, whose severance rights are governed by their respective employment agreements, as discussed below) will become entitled to severance pay if they experience a termination of their employment without “cause” as defined in the Merger Agreement. For the following executive officers, the potential severance payment in the event of termination is as follows: Mary E. Hilfiger ($32,308), Susan A. Lacy ($54,500), Amy L. Muhleisin ($41,135), James P. Nicoloff  ($100,000), and Amber R. Phelps ($71,500).
Eagleton Employment Agreement
John S. Eagleton, Steuben’s current President, entered into an employment agreement with Steuben on June 19, 2017, which expires on June 19, 2020. Under Mr. Eagleton’s employment agreement, if Mr. Eagleton is terminated without “cause” or resigns for “good reason” following a change in control of Steuben, Mr. Eagleton is entitled to receive one and one-half times his current base salary as severance ($457,500 in total), subject to Mr. Eagleton’s execution of a general release of claims and non-disparagement covenant.
Mr. Eagleton’s employment agreement contains restrictive covenants, including (i) a non-compete and non-solicit of employees, representatives, agents, customers, suppliers, lessors, and other Steuben business relations, in each case that apply during the term of Mr. Eagleton’s agreement and for 18 months thereafter, and (ii) a perpetual confidentiality covenant.
New Employment Agreement between Brenda L. Copeland and Community Bank System
In connection with the Merger Agreement, Community Bank System entered into a new employment agreement with Brenda L. Copeland, Steuben’s current Chairman and Chief Executive Officer, which will become effective upon the closing of the Merger. Ms. Copeland has accepted a position with Community Bank System as Southern Tier Business Development and Retention Executive, effective upon and following the closing of the Merger, for a period of 13 months thereafter. For her services under the employment agreement, Ms. Copeland will be paid a base salary of  $130,000 per year. In addition, under the new agreement, Ms. Copeland will receive a one-time cash bonus of  $500,000 payable upon the effective date of the Merger. If Ms. Copeland is terminated without “cause” or resigns for “good reason” during the 13-month term of the employment agreement, she will be entitled (subject to her execution of a general release of claims) to continued payment of her base salary through the end of the 13-month term. Ms. Copeland’s new employment agreement also contains restrictive covenants, including (i) a non-compete during her employment and for 12 months thereafter, (ii) a non-solicit of employees (including a no-hire) and customers during her employment and for 2 years thereafter, (iii) a perpetual confidentiality covenant, and (iv) a perpetual reciprocal non-disparagement covenant.
In the event that any payments or benefits to or for Ms. Copeland under the employment agreement (together with any other payments) would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, such payments and benefits under the employment agreement would be reduced to the largest payment possible that would not cause the imposition of an excise tax under Section 4999 of the Code.
Regulatory Requirements
Notwithstanding the foregoing, all payments and benefits under the Steuben plans and arrangements are subject to any required regulatory approval or satisfaction of a condition in any regulatory approval, as applicable.
Director Deferred Compensation
Certain of Steuben’s directors have deferred compensation under Steuben’s director deferred compensation plans. All such deferred compensation is fully vested. Community Bank System will honor the terms and obligations of Steuben’s director deferred compensation plans, unless such plans are terminated prior to the effective time of the Merger by mutual agreement of Steuben and Community Bank System.
Indemnification
Pursuant to the Merger Agreement, Community Bank System has agreed that it will, from and after the effective time of the Merger, indemnify and hold harmless the present and former directors and officers of Steuben and its subsidiaries against any costs or expenses, judgments, settlements effected with the prior written consent of Community Bank System, fines, losses, taxes, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising before or after the effective time of the Merger, arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Steuben or its subsidiaries, or otherwise in connection with any action taken or not taken at the request of Steuben or its subsidiaries or is or was serving at the request of Steuben or its subsidiaries as a director, officer employee, agent, trustee or fiduciary of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the Merger, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby, to the fullest extent permitted by applicable law. Community Bank System has also agreed to advance expenses as incurred by any indemnified party to the fullest extent permitted by applicable law within thirty days after a written request setting forth such expenses in reasonable detail, provided that such indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately decided that such indemnified party is not entitled to indemnification.
Directors’ and Officers’ Insurance
Community Bank System has further agreed that for a period of six years after the effective time of the Merger, it will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Steuben with respect to claims against them arising from matters, acts or omissions occurring at or before the effective time of the Merger (including the transactions contemplated by the Merger Agreement). Community Bank System will not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the Merger Agreement by Steuben for such directors’ and officers’ liability insurance (the “premium cap”) and if such premiums at any time exceed the premium cap, then Community Bank System shall cause to be maintained policies of insurance which will provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Steuben in consultation with Community Bank System may obtain at or prior to the effective time a substitute policy for a price that in the aggregate does not exceed the premium cap.
Merger-Related Executive Compensation for Steuben’s Chief Executive Officer and President
The table below sets forth, for illustrative purposes, the information regarding the compensation that is based on or otherwise relates to the Merger for Steuben’s Chief Executive Officer and President (Ms. Copeland and Mr. Eagleton), who are receiving compensation relating to the Merger, assuming that (i) a change of control of Steuben occurred on December 19, 2019, the latest practicable date prior to the filing of this Proxy Statement/Prospectus, and (ii) the merger consideration valued as of such date is approximately $69.56 per share.
As described above, Steuben has an existing employment agreement with Mr. Eagleton and, at the time of the execution of the Merger Agreement, Ms. Copeland entered into a new employment agreement with Community Bank System that is effective upon the closing of the Merger. For Ms. Copeland, the table below presents the retention payment described above, the one-time cash bonus provided under her new employment agreement with Community Bank System described above, the cash salary payable for the 13-month term of her new employment agreement (which remains payable if Ms. Copeland is terminated without “cause” or resigns for “good reason” during the term), and the cash payment to be made by Community Bank System in consideration of the cancellation of her unvested stock options outstanding as of December 1, 2019. For Mr. Eagleton, the table below presents the severance Mr. Eagleton would be due under his existing employment agreement (assuming that he is terminated without “cause” or resigns for “good reason” immediately following the closing of the Merger) and the cash payment to be made by Community Bank System in consideration of the cancellation of his unvested stock options outstanding as of December 1, 2019.
Merger-Related Compensation
Name	Cash ($)	Equity(1) ($)	Total ($)
Brenda L. Copeland (Chairman and Chief Executive Officer)	1,600,833(2)	100,128	1,700,961(3)
John S. Eagleton (President)	457,500(4)	38,304	495,804
Total	2,058,333	138,432	2,196,765

(1)
This column includes only the value of unvested stock options outstanding as of December 19, 2019, under the assumptions described above, which will be cancelled and cashed out pursuant to the terms of the Merger Agreement.

(2)
Includes the $960,000 retention payment described above, $500,000 one-time bonus described above, and $140,833 in base salary payments expected to be paid over the 13-month term of Ms. Copeland’s new employment agreement described above (which remains payable if Ms. Copeland is terminated without “cause” or resigns for “good reason” during the term).

(3)
In the event that any payments or benefits to Ms. Copeland would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, such amounts would be reduced to the largest payment possible without the imposition of an excise tax under Section 4999 of the Code. This illustrative estimate does not include the impact of any such potential reduction.

(4)
Includes severance payable under Mr. Eagleton’s employment agreement (assuming that he is terminated without “cause” or resigns for “good reason” immediately following the closing of the Merger).

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is based on, and subject to, the Code, the Treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this Proxy Statement/Prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.
This summary only addresses the material U.S. federal income tax consequences of the Merger to the Steuben shareholders that hold Steuben common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to Steuben shareholders in light of their particular circumstances or to Steuben shareholders subject to special treatment under U.S. federal income tax law, such as:
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U.S. expatriates, investors subject to the U.S. “inversion” rules, and shareholders who are not U.S. holders;

•
pass-through entities or investors in pass-through entities;

•
financial institutions;

•
insurance companies;

•
tax-exempt organizations;

•
brokers, banks or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
persons whose functional currency is not the U.S. dollar;

•
persons who purchased or sell their shares of Steuben common stock as part of a wash sale;

•
persons who exercise dissenters’ rights;

•
individual retirement and other tax-deferred accounts;

•
mutual funds or pension plans;

•
trusts and estates;

•
real estate investment trusts or regulated investment companies;

•
shareholders who hold their shares of Steuben common stock as part of a hedge, straddle, constructive sale or conversion transaction; and

•
shareholders who acquired their shares of Steuben common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
U.S. Holders
For purposes of this summary, the term “U.S. holder” means a beneficial holder of Steuben common stock that is:
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a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.
If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Steuben common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the Merger to them.
The Merger
The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Steuben’s obligation to complete the Merger that Steuben receive an opinion from Pillar+Aught, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Community Bank System’s obligation to complete the Merger that Community Bank System receive an opinion from Cadwalader, Wickersham & Taft LLP, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Pillar+Aught has delivered an opinion to Steuben to the same effect as the opinion described above. These opinions will be based on representation letters provided by Steuben and Community Bank System and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Steuben and Community Bank System have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. Based on factual representations contained in the representation letters provided by Steuben and Community Bank System, and on certain customary factual assumptions, all of which representations and assumptions must continue to be true and accurate as of the effective time of the Merger, in the opinion of Pillar+Aught, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Tax Consequences of the Merger Generally to Holders of Steuben Common Stock.   Pursuant to the Merger Agreement, upon exchanging all of your shares of Steuben common stock for a combination of Community Bank System common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for Steuben common stock in the Merger (excluding any cash received in lieu of fractional shares of Community Bank System common stock); and (2) the excess, if any, of  (a) the sum of the amount of cash treated as received in exchange for Steuben common stock in the Merger (excluding any cash received in lieu of fractional shares of Community Bank System common stock) plus the fair market value of Community Bank System common stock (including the fair market value of any fractional share) received in the Merger, over (b) your cost basis in the Steuben common stock exchanged. If you acquired different blocks of Steuben common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined.
Except as described in the section entitled “Dividend Treatment” below, any recognized gain will generally be long-term capital gain if, as of the effective date of the Merger, your holding period with respect to the surrendered Steuben common stock exceeds one year. The aggregate tax basis of the Community Bank System common stock you receive as a result of the Merger (including any fractional shares of Community Bank System common stock deemed received) will be the same as your aggregate tax basis in Steuben common stock you surrender in the Merger, decreased by the amount of cash you receive that is treated as received in exchange for Steuben common stock (excluding any cash received in lieu of a fractional share of Community Bank System common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain resulting from cash received in lieu of a fractional share of Community Bank System common stock). The holding period of the Community Bank System common stock you receive as a result of the exchange will include the holding period of Steuben common stock you surrendered in the Merger.

Cash Instead of Fractional Shares.   If you receive cash in the Merger instead of a fractional share interest in Community Bank System common stock, you will be treated as having received such fractional share in the Merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, you have held your shares of Steuben common stock for more than one year.
Dividend Treatment.   There are certain circumstances in which all or part of the gain you recognize will be treated as a dividend rather than as capital gains. In general, this determination depends upon whether, and to what extent, the Merger reduces your deemed percentage share ownership interest in Community Bank System. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the Merger to you.
Backup Withholding and Information Reporting
In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the Merger, unless an exemption applies. Backup withholding may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.
Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.
Accounting Treatment of the Merger
The Merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Community Bank System treated as the acquirer. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Steuben as of the effective time of the Merger will be recorded at their respective fair values and added to those of Community Bank System. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Community Bank System issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Steuben.
Restrictions on Sales of Community Bank System Common Stock by Certain Affiliates
The shares of Community Bank System common stock to be issued in the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of Community Bank System as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with Community Bank System and include the executive officers and directors of Community Bank System and may include significant shareholders of Community Bank System.

New York Stock Exchange Listing
Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the Merger on the NYSE. The stock must be authorized for listing on the NYSE, subject to official notice of issuance, for the Merger to be completed.
Regulatory Approvals and Notices for the Merger
Pursuant to the Merger Agreement, Community Bank System will submit applications for all necessary regulatory approvals and will give all requisite notices to governmental agencies regarding both the Merger and the Bank Merger. Certain approvals must be obtained from, or other filings made with, various bank regulatory and other authorities, including the OCC, the Federal Reserve Board, and state banking regulators.
The closing of the Merger is conditioned upon the receipt of all approvals of regulatory authorities required for the Merger and the Bank Merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals or consents.
The Comptroller of the Currency.   The Bank Merger is subject to approval by the OCC. Community Bank filed an application on January 3, 2020. Following the OCC approval, the Bank Merger Act imposes a waiting period of up to 30 days after the OCC approval in order to permit the United States Department of Justice to file any objections to the Bank Merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction, which the parties expect to occur.
Federal Reserve Board.   The Federal Reserve Board is Community Bank System’s primary federal banking regulator. The Merger is subject to approval by the Federal Reserve Board. Community Bank System plans to file a request for a determination by the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the Bank Holding Company Act of 1956, as amended, with respect to the Merger. In determining whether to approve the proposed transaction, the Federal Reserve Board will consider factors such as financial and managerial resources, future prospects, the convenience and needs to the community and competitive factors.
New York State Department of Financial Services.   Community Bank System also has filed a request for a determination by the New York State Department of Financial Services that no regulatory purpose would be served by requiring an application under the New York Banking Law with respect to the Merger.
You should be aware that any governmental agency approval issued:
•
reflects only the agency’s views that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory requirements and policies; and

•
is not an endorsement of or recommendation for the transaction.

Appraisal or Dissenters’ Rights
Holders of shares of Steuben common stock who meet certain requirements are entitled to seek appraisal rights.
Under Section 623 of the New York Business Corporation Law, or the “NYBCL,” holders of shares of Steuben common stock who do not vote in favor of the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 623 of the NYBCL (which we refer to as “Section 623”) will be entitled to have their shares appraised by the applicable court and to receive payment in cash for the “fair value” of the shares, together with interest, determined as described below.
Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the NYBCL and is qualified in its entirety by the full text of Section 623, which is attached to this Proxy Statement/Prospectus as Annex C. Under New York law, if a Steuben shareholder does not wish to accept the merger consideration provided for in the Merger Agreement, such shareholder has the right to object to the Merger and file a written objection including a notice of election to dissent and demand for payment of the fair value of his or her shares with Steuben. If a shareholder intends to dissent and demand to receive payment of the fair value of his or her shares, such shareholder must comply with the provisions of Section 623 in order to receive payment for his or her shares. Steuben and Community Bank System will require strict compliance with the statutory procedures.
The following is intended as a brief summary of the material provisions of the New York statutory procedures required to be followed by a Steuben shareholder in order to dissent from the Merger and receive payment of the fair value of his or her shares.
This Proxy Statement/Prospectus constitutes Steuben’s notice to its shareholders of the availability of dissenters’ rights in connection with the Merger in compliance with the requirement of Section 623. If a shareholder wishes to consider exercising his or her dissenters’ rights, such shareholder should carefully review the text of Section 623 contained in Annex C because failure to timely and properly comply with the requirements of Section 623 will result in the loss of such shareholder’s rights under New York law.
Filing Written Demand
If you elect to dissent, you must satisfy the conditions stated below. Section 623 requires that a shareholder intending to enforce his or her right to receive payment for his or her shares in connection with a merger transaction, file with the corporation (in this case, Steuben), before the special meeting of shareholders, or at the special meeting, but before the vote, written objection to the merger. The written objection shall include:
•
A notice of election to dissent;

•
The shareholder’s name and residence address;

•
The number and class of shares as to which is dissented; and

•
A demand for payment of the fair value of the shares if the Merger is consummated.

A shareholder may not dissent as to less than all of the shares as to which he or she has a right to dissent. The written notice of election to dissent must be in addition to and separate from any proxy or vote abstaining from or against the Merger. Voting against or failing to vote for the Merger by itself does not constitute an election to dissent within the meaning of Section 623. A dissenting shareholder must not vote in favor of the Merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the shareholder’s election to dissent in respect of the shares so voted and will nullify any previously filed written notices of election to dissent. Finally, a dissenting shareholder must continuously be the beneficial owner of such shares of Steuben through the effective date of the Merger. If the shareholder fails to comply with any of these conditions and the Merger is completed, the shareholder will be entitled to receive payment for his or her shares of Steuben common stock as provided for in the Merger Agreement, but will not have dissenters’ rights with respect to his or her shares of Steuben common stock.
All notices of election to dissent should be addressed to Mary E. Hilfiger, Secretary, Steuben Trust Corporation, One Steuben Square, Hornell, New York 14843 and should be executed by, or on behalf of, the record holder of the shares of Steuben common stock.
To be effective, a notice of election to dissent by a holder of Steuben common stock must be made by or in the name of such registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required notice of election to dissent with respect of such shares.
If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a notice of election to dissent should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her dissenters’ rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners.
If a shareholder’s shares of Steuben common stock are held in a brokerage account or in other nominee form and he or she wishes to exercise dissenters’ rights, such shareholder should consult with his or her broker or such other nominee to determine the appropriate procedures.
If holders of two-thirds of the common stock of Steuben approve the Merger, then within ten (10) days of such approval, Steuben shall give written notice of such approval by registered mail to each shareholder of Steuben who filed an election to dissent with Steuben, and who did not withdraw his or her notice of election to dissent prior to the vote or vote in favor of the Merger.
At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder shall submit his or her stock certificate(s) to either Steuben or the agent. Upon receipt thereof, the applicable entity shall note conspicuously on the stock certificate(s) that a notice of election has been filed and return the stock certificate(s) to the shareholder who submitted them. Any shareholder with stock certificates who fails to submit his or her stock certificates for such notation shall at the option of Steuben, by written notice with 45 days of the date of filing such notice of election to dissent, lose his or her dissenters’ rights.
Notice by the Surviving Corporation
Within 15 days of the effective date of the Merger, but not later than 90 days from the date of the shareholders’ meeting at which the Merger Agreement was adopted and approved, Steuben or Community Bank System, as the successor to Steuben, shall make a written offer by registered mail to each shareholder who has filed a notice of election to dissent to pay for his or her shares of common stock at a specified price that Steuben or Community Bank System considers to be their fair value.
This offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. So long as the Merger has become effective, such offer must also be accompanied by (1) advance payment to each shareholder who submitted his or her stock certificates to Steuben or the paying agent for notation in an amount equal to eighty percent (80%) of the amount of such offer, or (2) as to a shareholder who has not yet submitted his or her stock certificates, if the time period has not expired, or if Steuben or Community Bank System elects to grant the shareholder additional time, a statement that advance payment of eighty percent (80%) of the offer shall be promptly made by Community Bank System once certificates have been submitted and notated. If the Merger has not become effective at the time of the offer, then Community Bank System may wait until the Merger becomes effective to send the advance payment or statement of advance payment to the dissenting shareholders and any offer extended without the payment or statement of payment may be conditioned on the effectiveness of the Merger. Each advance payment or statement as to advance payment shall advise the recipient shareholder that acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer made to each dissenting shareholder shall be made at the same price per share to all dissenting shareholders of the same class of stock.
If within 30 days of Steuben or Community Bank System making the offer to the dissenting shareholders, Steuben or Community Bank System and any shareholder agree on the price to be paid for his or her shares, payment for the shares shall made within 60 days after the later of the offer or the effective date of the Merger, upon surrender of stock certificates for the subject shares.
Judicial Determination of Fair Value
If Community Bank System fails to make an offer for the dissenting shares within 15 days of the effective date of the Merger, or if Community Bank System fails to agree on an offer price with any dissenting shareholder within the 30 day period, Community Bank System shall within 20 days of the expiration of the applicable period, institute a special proceeding in the supreme court in the judicial district where the offices of Steuben were located.

If Community Bank System fails to timely institute such proceeding, any dissenting shareholder may institute such proceeding within 30 days of the expiration of the 20 day period. If such a proceeding is not then timely instituted, all dissenters’ rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.
If a proceeding is instituted, the court shall determine whether a dissenting shareholder is entitled to receive payment for his or her shares, and the court shall fix the fair value of such shares as of the close of business on the day prior to the shareholders’ meeting at which the Merger was authorized. A final order shall be entered against Community Bank System for payment to the dissenting shareholders including interest from the effective date of the Merger. Each party to such proceeding shall bear its own costs and expenses, provided that the court may appoint or assess expenses and fees against the dissenting shareholders if the court finds that their refusal to accept the Community Bank System offer was arbitrary, or not in good faith. Similarly, the court may appoint and assess fees and expenses against Community Bank System if any of the following occur: (A) the fair value of the shares as determined by the court materially exceeds the amount which Community Bank System offered to pay; (B) no offer or required advance payment was made by Community Bank System; (C) Community Bank System failed to institute the special proceeding; or (D) Community Bank System failed to act in good faith. Community Bank System must make payment pursuant to the court order within 60 days after final determination of the proceeding.
Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions as to, and do not in any way address, “fair value” under Section 623.
In view of the complexity of Section 623, Steuben shareholders who may wish to dissent from the Merger and pursue dissenters’ rights should consult their own legal and financial advisors before attempting to exercise those rights.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.
The Merger and the Bank Merger
The boards of directors of Community Bank System and Steuben have each unanimously approved and adopted the Merger Agreement, which provides for the merger of Steuben with and into Community Bank System, with Community Bank System as the surviving company in the Merger.
The Merger Agreement also provides that, unless otherwise determined by Community Bank System in its sole discretion, immediately after the effective time of the Merger, Steuben Trust Company, a New York State-chartered bank and wholly-owned subsidiary of Steuben, will merge with and into Community Bank, a national banking association and wholly-owned subsidiary of Community Bank System, with Community Bank as the surviving bank of such merger. The terms and conditions of the merger of Steuben Trust Company and Community Bank are set forth in a separate plan of merger and merger agreement, the form of which is attached as Exhibit A to the Merger Agreement, included as Annex A to this Proxy Statement/Prospectus. We refer to the merger of Steuben Trust Company and Community Bank as the “Bank Merger.”
Closing and Effective Time of the Merger
The closing of the Merger will take place at 10:00 a.m., New York City time, on a date which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions to completion of the Merger (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Community Bank System and Steuben. Simultaneously with the closing of the Merger, Community Bank System and Steuben will file a certificate of merger with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of New York. The Merger will become effective at such time as the certificates of merger are filed or such other time as may be specified in the certificates of merger.
We currently expect that the Merger will be completed in the second quarter of 2020, subject to the adoption of the Merger Agreement by Steuben shareholders and other conditions. However, completion of the Merger could be delayed if there is a delay in satisfying any other conditions to the Merger. No assurance is made as to whether, or when, Community Bank System and Steuben will complete the Merger. See “— Conditions to Completion of the Merger” on page 65 of this Proxy Statement/Prospectus.
Merger Consideration
Under the terms of the Merger Agreement, each share of Steuben common stock outstanding immediately prior to the effective time of the Merger (excluding certain shares held by Steuben, Community Bank System and their wholly-owned subsidiaries, which are referred to as “excluded shares,” and dissenting shares described below) will be converted into the right to receive a combination of  $12.60 in cash and 0.8054 shares of Community Bank System common stock.
No fractional shares of Community Bank System common stock will be issued in connection with the Merger. Instead, each Steuben shareholder who would otherwise receive a fractional share of Community Bank System common stock will receive a cash payment, without interest, equal to: (i) the fractional share amount multiplied by (ii) the average closing price of Community Bank System common stock on the NYSE during the 30 trading day period ending on the trading day immediately preceding the date of the closing of the Merger.
A Steuben shareholder also has the right to obtain the fair value of his or her shares of Steuben common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under Section 623, attached as Annex C. Shares of Steuben common stock outstanding immediately prior to the effective time of the Merger and which are held by a shareholder who does not vote to adopt the Merger Agreement and who is entitled to demand and properly demands the appraisal of such shares pursuant to, and who complies in all respects with, the appraisal procedures under the NYBCL are referred to as “dissenting shares.” See “Proposal I — The Merger — Appraisal or Dissenters’ Rights” beginning on page 50 of this Proxy Statement/Prospectus.
If Community Bank System or Steuben changes the number of shares of Community Bank System common stock or Steuben common stock outstanding prior to the effective time of the Merger as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Steuben common stock or Community Bank System common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration shall be appropriately and proportionately adjusted.
Based upon the closing sale price of the Community Bank System common stock on the NYSE of $70.71 on January 8, 2020, the last practicable trading date prior to the printing of this Proxy Statement/Prospectus, the value of the merger consideration was approximately $69.55.
The value of the shares of Community Bank System common stock to be issued to Steuben shareholders in the Merger will fluctuate between now and the closing date of the Merger. We make no assurances as to whether or when the Merger will be completed, and you are advised to obtain current sale prices for the Community Bank System common stock. See “Risk Factors — The value of the stock consideration will vary with changes in Community Bank System’s stock price” on page 12 of this Proxy Statement/Prospectus.
Procedures for Converting Shares of Steuben Common Stock into Merger Consideration
Exchange Agent
Prior to the effective time of the Merger, Community Bank System will designate a bank or trust company reasonably acceptable to Steuben to act as the exchange agent in connection with the Merger (such agent is referred to in this Proxy Statement/Prospectus as the “exchange agent”). At or immediately after the effective time, Community Bank System will deposit, or cause to be deposited, with the exchange agent evidence of the number of shares of Community Bank System common stock and the aggregate amount of cash necessary to satisfy the aggregate merger consideration payable and any dividends or other distributions with respect thereto.
Transmittal Materials and Procedures
Promptly after the effective time of the Merger, Community Bank System will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Steuben common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Steuben common stock in exchange for merger consideration.
After the effective time of the Merger, when a Steuben shareholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Steuben common stock will be entitled to receive (i) the number of shares of Community Bank System common stock and an amount in cash that such holder is entitled to receive as a result of the Merger (after taking into account all of the shares of Steuben common stock held immediately prior to the Merger by such holder) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.
No interest will be paid or accrued on any amount payable upon cancellation of shares of Steuben common stock. The shares of Community Bank System common stock issued and cash amount paid in accordance with the Merger Agreement upon conversion of the shares of Steuben common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Steuben common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Community Bank System that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of Community Bank System common stock constituting the stock portion of the merger consideration may be in uncertificated book entry form, unless a physical certificate is otherwise required by any applicable law.
Treatment of Steuben Equity Awards
Each Steuben stock option outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of Steuben shares subject to such option multiplied by the excess, if any, of the value of the merger consideration over the exercise price of such option. The value of the merger consideration is equal to the sum of  (i) $12.60 and (ii) the product of  (a) 0.8054 and (b) the average trading price of Community Bank System common stock on the NYSE during the 30 trading day period ending on the trading day immediately preceding the effective date of the Merger.
Conduct of Business Pending the Merger
Pursuant to the Merger Agreement, Steuben agreed to certain restrictions on its activities until the effective time of the Merger. In general, Steuben has agreed that, except as otherwise permitted by the Merger Agreement, or as required by applicable law, it will:
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conduct its business in the ordinary course consistent with past practice;

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use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and

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maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed.

Each of Steuben and Community Bank System have agreed to take no action that would adversely affect or delay the receipt of shareholder approvals and regulatory or governmental approvals required for the transactions contemplated by the Merger Agreement, the timing of the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part, or to perform its covenants and agreements or to consummate the transactions contemplated by the Merger Agreement.
Steuben has also agreed that except as otherwise permitted by the Merger Agreement, as required by applicable law, or with the prior written consent of Community Bank System (not to be unreasonably withheld, conditioned or delayed) it will not:
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amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

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adjust, split, combine, subdivide or reclassify any capital stock;

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make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than the declaration and payment of dividends by any subsidiaries of Steuben to Steuben or any of its wholly-owned subsidiaries, dividends not greater than $0.36 per share per calendar quarter to the extent consistent with past practice, acquisitions of shares of Steuben common stock resulting from the net exercise of Steuben stock options outstanding as of the date of the

Merger Agreement in accordance with their terms as of the date thereof, and dividends payable on the trust preferred securities issued in connection with the Steuben debentures in accordance with the terms of the applicable governing documents;
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issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or rights related to its capital stock (other than issuances of Steuben common stock upon the exercise of Steuben stock options in existence on the date of the Merger Agreement pursuant to their terms);

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fulfill participant purchases of Steuben common stock under the Steuben dividend reinvestment plan through the issuance of authorized and unissued Steuben common stock or Steuben treasury stock;

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make any material change in any instrument or contract governing the terms of any of its securities;

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make any material investment in any other person or entity other than a wholly-owned subsidiary of Steuben, other than in the ordinary course of business consistent with practice;

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charge off  (except as may be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans;

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terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claims that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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enter into any material new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;

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lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practice);

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mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practice);

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sell, assign or transfer any of its assets in excess of  $25,000 in the aggregate (except in the ordinary course of business consistent with past practice);

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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (except in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business consistent with past practice, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate, materially amend or modify or waive any material provision of any material contract other than normal renewals of contracts without materially adverse changes of terms, or enter into any material contract;

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other than as required by benefit plans and contracts in effect as of the date of the Merger Agreement, (i) adopt, enter into, establish, terminate, renew or amend any benefit plan (or communicate any intention to take such action), (ii) change the compensation or benefits of any director, officer or other service provider, other than across-the-board cost of living increases in base salary not to exceed 2% of current base salary, (iii) adopt, enter into, or amend any collective bargaining agreement or any other similar agreement with any labor organization, group or association, (iv) adopt, enter into, establish, amend or grant any employment, severance, change in control, termination, deferred compensation, pension or retirement arrangement, (v) grant or pay any equity awards or other incentive compensation, or pay any bonus or incentive compensation under a pre-existing plan in excess of the amount accrued, (vi) accelerate any rights or benefits under any Steuben benefit plan, including accelerating the vesting of, or the lapsing of restrictions with respect to, any Steuben stock options, or otherwise amend the terms of any outstanding equity awards or equity-based awards, (vii) pay any severance in excess of what is legally required, (viii) take any action to fund or secure the payment of any amounts under any benefit plan, or change any assumptions used to calculate funding or contribution obligations to any benefit plan, other than as required by GAAP, or (ix) hire or terminate (other than for cause) any director, officer, or any other service provider with annual base salary or wages that is reasonably anticipated to exceed $100,000;
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commence, settle or agree to settle any litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $100,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Steuben or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to Steuben or any of its subsidiaries;

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materially revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or any regulatory authority;

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file any tax return except in the ordinary course of business consistent with past practice or amend any tax return;

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settle or compromise any tax liability;

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make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

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enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision or state, local or foreign law);

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surrender any claim for a refund of taxes;

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consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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change its fiscal or tax year;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

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merge or consolidate itself or its subsidiaries with any other person or entity, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

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acquire assets outside of the ordinary course of business consistent with past practice from any other person or entity with a value or purchase price in the aggregate in excess of  $50,000;

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make any changes in the mix, rates, terms or maturities of Steuben Bank’s deposits or other liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place;

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open any new branch or deposit taking facility or close, relocate or materially renovate any existing branch or facility;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (provided that Steuben may extend or renew loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Steuben or any of its subsidiaries;

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waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which it is a party;

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engage in any transactions (except for ordinary course banking relationships permitted under applicable law) with any affiliate or any director or officer thereof;

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enter into any new lease of real property or amend the terms of any existing lease of real property (except in the ordinary course of business consistent with past practice);

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incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of  $100,000, except as disclosed in the annual business plan or budget previously disclosed to Community Bank System;

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take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Regulatory Matters
This Proxy Statement/Prospectus forms part of a Registration Statement on Form S-4 which Community Bank System has filed with the SEC. Each of Community Bank System and Steuben has agreed to use reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after its filing and to keep the Registration Statement effective for as long as necessary to consummate the transactions contemplated by the Merger Agreement. Each of Community Bank System and Steuben has agreed to furnish the other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of either party or any of their respective subsidiaries to any governmental authority in connection with the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreement.
Community Bank System has agreed to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and Steuben has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Community Bank System and Steuben have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws, to permit the consummation of the Merger as promptly as practicable.
Community Bank System and Steuben each have the right to review and consult in advance on all the information relating to such party which appears in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by the Merger Agreement, provided that each party has agreed to act reasonably and promptly in exercising the foregoing right. Community Bank System and Steuben will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement. Each of Community Bank System and Steuben has agreed to consult with the other in advance of any meeting or conference with any governmental authority with respect to the transactions contemplated by the Merger Agreement and, to the extent permitted by such governmental authority, Steuben will give Community Bank System and/or its counsel the opportunity to attend and participate in such meetings and conferences.
Additionally, each of Community Bank System and Steuben has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the Merger Agreement and the consummation of the other transactions contemplated by the Merger Agreement. Further, to the extent permitted by applicable law, each of Community Bank System and Steuben has agreed to promptly advise the other upon receiving any communication from any governmental authority whose consent is required for consummation of the transactions contemplated by the Merger Agreement that causes such party to believe that there is a reasonable likelihood that any required approval will not be obtained or that the receipt of any approval will be materially delayed.
Further, each of Community Bank System and Steuben has agreed to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order by a governmental authority that would restrain, prevent or delay the closing of the Merger.
In connection with seeking regulatory approval for the Merger, neither Community Bank System nor any of its subsidiaries is required take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Community Bank System, Steuben and their respective subsidiaries, taken as a whole, or prohibit or materially limit the ownership or operation by Steuben or any of its subsidiaries, or Community Bank System or any of its subsidiaries, of all or any material portion of the business or assets of Steuben and its subsidiaries or Community Bank System and its subsidiaries, in each case taken as a whole, or compel Community Bank System or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Steuben and its subsidiaries or Community Bank System and its subsidiaries, in each case taken as a whole.
NYSE Listing
Community Bank System has agreed to cause the shares of Community Bank System common stock to be issued to the holders of Steuben common stock in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the Merger.
Steuben Debt
Community Bank System will execute and deliver at or prior to the effective time of the Merger any instruments required for the due assumption of Steuben’s outstanding Junior Subordinated Debt Securities due September 15, 2037 and other agreements to the extent reasonably required by the terms of such debentures. Steuben has agreed to take all actions reasonably requested by Community Bank System (i) to the extent required by the terms of the Steuben debentures or under applicable law to be taken prior to the effective time, including without limitation, the giving of any notices that may be required in connection with the Merger or the Bank Merger, and the delivery of any supplemental indentures, legal opinions, officers’ certificates, or other documents or instruments required in connection with the Merger, the Bank Merger and the respective consummation thereof or (ii) in order to facilitate Community Bank System’s assumption of the aforementioned Steuben debentures.
Employee Matters
Under the Merger Agreement, with respect to employees of Steuben who are employed by Community Bank System following the Merger (each, a “continuing employee”), Community Bank System will: (i) recognize service with Steuben prior to the Merger for purposes of determining eligibility for employee benefits under all employee health and welfare programs maintained by Community Bank System and for purposes of determining length of vacation, sick time and paid time off under Community Bank System’s applicable plan or policy, but not for eligibility, vesting, or accrual with respect to any defined benefit pension plan, retiree health plan, or equity award or other long-term incentive compensation plans or to the extent that such recognition would result in duplication of benefits; (ii) use its commercially reasonable efforts to waive pre-existing condition exclusions to the extent these exclusions were waived under the analogous Steuben benefit plan; and (iii) use its commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the effective time of the Merger occurs. Further, during the 12 months after the effective date of the Merger, Community Bank System will make available to continuing employees and their dependents employer-provided health coverage under Steuben plans or on the same basis as Community Bank System provides such coverage to similarly situated employees of Community Bank and its subsidiaries, and Community Bank System will provide any required COBRA coverage to former Steuben employees.
Community Bank System will honor employment and severance arrangements of Steuben specified in a disclosure schedule to the Merger Agreement, except to the extent such arrangements are superseded or terminated as of or following the effective time of the Merger. In the event the employment of a continuing employee without an individual agreement is terminated without “cause” during a specified period following the effective time of the Merger (or resigns at the effective time of the Merger due to certain compensation decreases or relocation in lieu of accepting a continuing job offer with Community Bank System), Community Bank System will provide certain severance benefits based on length of service. Community Bank System will honor the terms and obligations of Steuben deferred compensation plans and split-dollar arrangements and will refrain from terminating such plans and arrangements for a one-year period following the Merger. Upon the request of Community Bank System, prior to the effective time of the Merger Steuben will terminate, continue or merge its benefit plans, other than the employment agreements, severance arrangements, and deferred compensation plans and split-dollar arrangements described above.
The Merger Agreement does not amend or modify any benefit plan or limit the rights of Community Bank System to amend, terminate or otherwise modify any benefit plan (except for the deferred compensation plans and split-dollar arrangements described above, which Community Bank System has agreed to refrain from terminating for a one-year period following the Merger), and does not require Community Bank System to retain the employment of any particular employee for any fixed period of time following the Merger.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the Merger, Community Bank System has agreed to indemnify and hold harmless the present and former directors and officers of Steuben and its subsidiaries against any costs or expenses, judgments, settlements effected with the prior written consent of Community Bank System, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising before or after the effective time of the Merger, arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Steuben or its subsidiaries or is or was serving at the request of Steuben or its subsidiaries as a director, officer, agent, trustee or fiduciary of another person or entity and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the Merger, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby, to the fullest extent permitted by applicable law. Community Bank System has also agreed to advance expenses as incurred by any indemnified party to the fullest extent permitted by applicable law within 30 days after a written request setting forth such expenses in reasonable detail, provided that such indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately decided that such indemnified party is not entitled to indemnification.
For a period of six years after the effective time of the Merger, Community Bank System will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Steuben with respect to claims against them arising from facts or events which occurred at or before the effective time of the Merger (including the transactions contemplated by the Merger Agreement). Community Bank System will not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the Merger Agreement by Steuben for such directors’ and officers’ liability insurance (the “premium cap”) and if such premiums at any time exceed the premium cap, then Community Bank System will cause to be maintained policies of insurance which will provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Steuben in consultation with Community Bank System may obtain at or prior to the effective time a substitute policy for a price that in the aggregate does not exceed the premium cap.
No Solicitation
Steuben has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) continue, engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person or entity relating to, or (iv) approve, recommend, agree to or accept, any acquisition proposal.
An “acquisition proposal” is defined as any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Steuben and its subsidiaries or 15% or more of any class of equity or voting securities of Steuben or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Steuben, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Steuben or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Steuben, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Steuben or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Steuben.
If Steuben receives an unsolicited bona fide acquisition proposal that was not received in violation of the provisions described above, and the Steuben board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below) and that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then Steuben may, and may permit its directors, officers, employees and representatives to: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Steuben than the confidentiality agreement entered into by Steuben and Community Bank System prior to the execution of the Merger Agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Community Bank System any information not previously provided to Community Bank System); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal.
A “superior proposal” means any bona fide, unsolicited, written acquisition proposal for at least a majority of the outstanding shares of Steuben common stock on terms that the Steuben board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by the Merger Agreement (including taking into account the terms, if any, proposed by Community Bank System to amend or modify the terms of the transactions contemplated by the Merger Agreement in response to such proposal), (i) after receiving the advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.
Notwithstanding the above, Steuben (without any determination by its board of directors or consultation with outside counsel or its financial advisor) may, following receipt of an unsolicited bona fide acquisition proposal, contact the third party making such proposal solely in order to clarify and understand the terms and conditions of such acquisition proposal and/or to direct such third party to the Merger Agreement.
Steuben must promptly advise Community Bank System within 24 hours following receipt of any acquisition proposal, any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to, an acquisition proposal. Steuben must furnish a copy of, or a description of the terms and conditions of such acquisition proposal and must keep Community Bank System informed of any related developments, discussions and negotiations within 24 hours of any such event or occurrence. Steuben must also promptly (within 24 hours) notify Community Bank System if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal and shall not provide such information or engage in such discussions prior to providing such notice to Community Bank System.
The Merger Agreement generally prohibits Steuben’s board of directors from (i) withdrawing, modifying or qualifying in a manner adverse to Community Bank System the approval, recommendation or declaration of advisability by the Steuben board of directors set forth in this Proxy Statement/Prospectus that the Steuben shareholders vote to adopt the Merger Agreement, (ii) adopting, approving, recommending, endorsing or otherwise declaring as advisable the adoption of any acquisition proposal, (iii) resolving, agreeing or proposing to take any such actions or (iv) submitting the Merger Agreement to Steuben’s shareholders without recommendation (any such action, an “adverse recommendation change”).
The Steuben board of directors may submit the Merger Agreement to Steuben’s shareholders without recommendation, and communicate the basis therefor, in response to (i) an acquisition proposal that constitutes a superior proposal, or (ii) an intervening event (as defined below), if the board of directors concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties to shareholders under applicable law.
An “intervening event” means any material event or development or material change in circumstances with respect to Steuben and its subsidiaries, taken as a whole, that arises or occurs after the date of the Merger Agreement and was neither known by nor reasonably foreseeable to the Steuben board of directors as of or prior to the date of the Merger Agreement and does not relate to any acquisition proposal or any required regulatory approval.
The board of directors of Steuben may not submit the Merger Agreement to Steuben’s shareholders without recommendation without providing Community Bank System with at least five business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal or intervening event giving rise to its determination to take such action, and without taking into account in good faith, at the end of such notice period, any amendment or modification of the Merger Agreement proposed by Community Bank System and determining, after taking into account the advice of its outside counsel and, with respect to financial matters, its financial advisor, that failure to take such action would nevertheless be inconsistent with its fiduciary duties under applicable law. Steuben has further agreed to, and to cause its financial and legal advisors to, negotiate with Community Bank System in good faith (to the extent Community Bank System seeks to negotiate) regarding any revisions to the Merger Agreement proposed by Community Bank System during such five business day period. Any material amendment to any acquisition proposal or any material development with respect to any intervening event, as the case may be, will require a new notice period as referred to above.
If the Steuben board of directors effects an adverse recommendation change and Community Bank System determines to terminate the Merger Agreement, Steuben will be required to pay Community Bank System a termination fee of  $4,270,000 in cash. See “— Termination,” beginning on page 66 of this Proxy Statement/Prospectus and “— Termination Fee” beginning on page 67 of this Proxy Statement/Prospectus.
Notwithstanding any superior proposal, intervening event or anything contained in the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, the Steuben special meeting shall be convened for the purpose of submitting the Merger Agreement to the Steuben shareholders to vote on the adoption of such and any other matters contemplated thereby.
Steuben Dividend Reinvestment Plan
Steuben shall take such action as is necessary to (i) provide that as of no later than five business days prior to the effective time of the Merger, no further Steuben common stock will be purchased under the Steuben Dividend Reinvestment Investment Plan and (ii) terminate the Steuben Dividend Reinvestment

Plan prior to the effective time of the Merger in accordance with the Steuben Dividend Reinvestment Plan, and ensure that no purchase or other rights under the Steuben Dividend Reinvestment Plan enable the holder of such rights to acquire any interest in Steuben as a result of such purchase or the exercise of such rights at or after the effective time.
Representations and Warranties
The Merger Agreement contains generally customary representations and warranties of Steuben and Community Bank System relating to their respective businesses. The representations and warranties of each of Steuben and Community Bank System have been made solely for the benefit of the other party, and these representations and warranties should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. See “Who Can Help Answer Your Questions” on page viii of this Proxy Statement/Prospectus. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules to the Merger Agreement, which modify, qualify and create exceptions to the representations and warranties in the Merger Agreement;

•
will not survive consummation of the Merger;

•
may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the Merger Agreement which may differ from what may be viewed as material by you; and

•
were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

The representations and warranties made by Steuben and Community Bank System to each other primarily relate to:
•
corporate organization, standing and power;

•
corporate authorization to enter into the Merger Agreement and to consummate the Merger;

•
regulatory approvals required in connection with the Merger;

•
capitalization;

•
reports filed with governmental entities, including the SEC;

•
reports; financial statements;

•
absence of any breach of organizational documents, violation of law or breach of agreements as a result of the Merger;

•
compliance with laws and the absence of regulatory agreements;

•
labor matters;

•
legal proceedings;

•
Community Reinvestment Act compliance;

•
privacy of customer information;

•
insurance policies;

•
certain actions with respect to the Merger;

•
brokers and finders; and

•
certain information with respect to the Merger.

Steuben has also made representations and warranties to Community Bank System with respect to:
•
tax matters

•
environmental matters;

•
employee benefit plans;

•
intellectual property;

•
material contracts;

•
loan and investment portfolio matters;

•
adequacy of allowances for losses

•
technology systems;

•
corporate documents;

•
the inapplicability to the Merger of state takeover laws;

•
real property;

•
administration of trust accounts;

•
the opinion of its financial advisor;

•
transactions with insiders and affiliates;

•
investment securities; and

•
ownership of Community Bank System common stock.

Certain of the representations and warranties of Steuben and Community Bank System are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, the term “material adverse effect” means, with respect to Steuben or Community Bank System, as the case may be, a material adverse effect on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party and its subsidiaries to perform their obligations under the Merger Agreement or to timely consummate the Merger, the Bank Merger, or the other transactions contemplated by the Merger Agreement; provided, however, that “material adverse effect” does not include (x) for purposes of  (i) above, (A) changes after the date of the Merger Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of the Merger Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies, (C) changes after the date of the Merger Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, (D) changes after the date of the Merger Agreement in market interest rates, (E) changes resulting from the announcement or pendency of the Merger or the other transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, service providers or partners) or actions or inactions expressly required by the Merger Agreement or (F) any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect), except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
The obligations of Community Bank System and Steuben to complete the Merger are subject to the satisfaction of the following conditions:

•
the approval of the Merger Agreement by Steuben shareholders;

•
all regulatory approvals from the Federal Reserve, the FDIC, the OCC, the New York Department of Financial Services, and any other regulatory approval that is necessary to consummate the transactions contemplated by the Merger Agreement and the failure of which to be obtained or made would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Community Bank System or Steuben, as the case may be, shall have been obtained or made and be in full force and effect and all waiting periods required by law shall have expired;

•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger;

•
the effectiveness of the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, under the Securities Act, and no order suspending such effectiveness having been issued or threatened;

•
the authorization for listing on the NYSE of the shares of Community Bank System common stock to be issued in the Merger;

•
the accuracy of the other party’s representations and warranties in the Merger Agreement on the date of the Merger Agreement and as of the closing date of the Merger (or such other date specified in the Merger Agreement) other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;

•
the performance in all material respects by the other party of its respective obligations under the Merger Agreement;

•
the absence of any event which is expected to have or result in a material adverse effect on the other party; and

•
receipt by each party of an opinion of its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition to the mutual closing conditions, Community Bank System’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:
•
No governmental authority shall have imposed a materially burdensome condition in connection with granting any regulatory approval;

•
Steuben shall have obtained all consents of third parties required as a result of the transactions contemplated by the Merger Agreement;

•
Shares of Steuben common stock as to which statutory appraisal rights shall have been exercised shall represent not more than 10% of the outstanding shares of Steuben common stock; and

•
The electronic and systems conversion of all applicable data of Steuben and its subsidiaries concerning the loans, deposits and other assets and liabilities of Steuben and its subsidiaries to the Community Bank System systems shall be scheduled to occur and be prepared for completion, in each case not later than the opening of business on the first business day following the closing date.

Termination
The Merger Agreement may be terminated at any time prior to the effective time of the Merger, as follows:
•
by the mutual written consent of Community Bank System and Steuben;

•
by Community Bank System or Steuben in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition in favor of the terminating party from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach (provided that the right to cure may not extend beyond the “expiration date” described below);
•
by Community Bank System or Steuben if approval by the shareholders of Steuben is not obtained;

•
by Community Bank System or Steuben if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the Merger or the Bank Merger;

•
by Community Bank System or Steuben if the Merger is not consummated by October 18, 2020; provided, that neither party has the right to terminate the Merger Agreement if such party was in breach of its obligations under the Merger Agreement and such breach was the cause of the failure of the Merger to be consummated by such date.

•
by Community Bank System if any governmental authority has denied or rescinded any required regulatory approval or imposed a materially burdensome regulatory condition on Community Bank System in connection with granting any regulatory approval;

•
by Community Bank System in the event that (i) the Steuben board of directors or any committee thereof has effected an adverse recommendation change (see “— No Solicitation” beginning on page 62 of this Proxy Statement/Prospectus), (ii) Steuben has failed to substantially comply with its obligations under the Merger Agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Steuben common stock is commenced and Steuben shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Steuben board of directors recommends rejection of such tender or exchange offer, or (iv) an acquisition proposal (other than a tender or exchange offer covered by clause (iii) above) with respect to Steuben is publicly announced and, upon Community Bank System’s request, Steuben fails to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Steuben board of directors’ recommendation that Steuben shareholders vote to adopt the Merger Agreement within five business days after such request;

•
by Steuben, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the latest of the date, which is referred to as the determination date, on which (i) all regulatory approvals have been received, and (ii) the approval of the merger agreement by the Steuben shareholders is obtained, if both of the following conditions are satisfied:

•
the volume-weighted average trading price of Community Bank System’s common stock on the NYSE for the 30 trading days ending on the third trading day immediately preceding the determination date is less than $50.06; and

•
Community Bank System’s common stock underperforms a peer group index (the KBW Nasdaq Regional Banking Index) by more than 20%.

If the Steuben board of directors exercises the termination right described above, Community Bank System will have the option to increase the amount of Community Bank System common stock to be provided to Steuben shareholders such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If Community Bank System elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.
Termination Fee
Steuben will owe Community Bank System a $4,270,000 termination fee if:
•
(i)(a) either party terminates the Merger Agreement in the event that approval by the shareholders of Steuben is not obtained at the Steuben special meeting or in the event that the Merger is not consummated by the expiration date; or (b) Community Bank System terminates the Merger

Agreement as a result of any breach of any representation, warranty, covenant or agreement by Steuben that cannot or has not been cured within 30 days of notice of such breach; (ii) a third party acquisition proposal has been made prior to such termination; and (iii) within 12 months of termination, Steuben enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal;
•
Community Bank System terminates the Merger Agreement as a result of the Steuben board of directors or any committee thereof effecting an adverse recommendation change;

•
Community Bank System terminates the Merger Agreement as a result of Steuben’s failure to substantially comply with its obligations under the Merger Agreement with respect to third party acquisition proposals or its failure to call, give notice of, convene and hold the special meeting; or

•
Community Bank System terminates the Merger Agreement as a result of  (i) a tender offer or exchange offer for 15% or more of the outstanding shares of Steuben common stock being commenced and Steuben not sending to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Steuben board of directors recommends rejection of such tender or exchange offer, or (ii) an acquisition proposal (other than a tender or exchange offer covered by clause (i) above) with respect to Steuben being publicly announced and, upon Community Bank System’s request, Steuben failing to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Steuben board of directors’ recommendation that Steuben shareholders vote to adopt the Merger Agreement within five business days after such request.

The payment of the termination fee will fully discharge Steuben from any losses that may be suffered by Community Bank System based upon, resulting from or arising out of the termination of the Merger Agreement.
Amendment; Waiver
The Merger Agreement may be amended by the parties at any time. However, after adoption of the Merger Agreement by the Steuben shareholders, no amendment of the Merger Agreement may be made which by law requires further approval of the Steuben shareholders without obtaining that approval.
At any time prior to the effective time of the Merger, the parties may, to the extent legally allowed, waive or extend the time for compliance or fulfillment of the obligations of the other party; and waive any or all of the conditions precedent to the obligations contained in the Merger Agreement on the part of the other party. A waiver must be in writing signed by a duly authorized officer.
Expenses
Regardless of whether the Merger is completed, all expenses incurred in connection with the Merger, the Bank Merger, the Merger Agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Community Bank System and Steuben shall bear and pay 50% of all printing and mailing costs associated with this Proxy Statement/Prospectus.

DESCRIPTION OF SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF STEUBEN
The following table provides, to the best of Steuben’s knowledge, information as of January 8, 2020 about the shares of Steuben common stock owned by any beneficial owner of 5% or more of Steuben’s outstanding common stock.
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
David A. Shults	283,345(1)	16.7%
9 Seneca Street Hornell, New York 14843
Dick Taylor Hollands Trust	87,200	5.2%
10 Everett Street Melrose, Massachusetts 02176
Michael E. Davidson	85,606(2)	5.1%
212 Main Street Hornell, New York 14843

(1)
Includes 78,855 shares held individually and 204,490 shares with respect to which Mr. Shults acts as trustee and has a beneficial interest and/or the power to vote.

(2)
Includes 20,736 shares held individually, 62,005 shares with respect to which Mr. Davidson acts as trustee and has the power to vote, and 2,865 with respect to which Mr. Davidson has the power to vote.

The following table provides information as of January 8, 2020 about the shares of Steuben common stock that may be considered to be beneficially owned by each director, each executive officer and all directors and executive officers of Steuben as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. The amounts listed includes shares the holder has the right to acquire within sixty (60) days of January 8, 2020, and therefore amounts shown include options to acquire Steuben common stock that are exercisable on or before March 8, 2020.
Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership	Percent of Class
Brenda L. Copeland	29,218(1)	1.7%
Michael E. Davidson	85,606(2)	5.1%
John S. Eagleton	—	*
Dr. Stoner E. Horey	6,748	*
Stanley R. Klein	200(3)	*
James P. Nicoloff	3,500(4)	*
Amanda S. Parker	100	*
Amber R. Phelps	672(5)	*
Sherry C. Walton	13,467	*
Brian L. Wilkins	20,158(6)	1.2%
Mark A. Zupan	—	*
All officers, directors and nominees as a group (11 persons)	159,669	9.4%

*
Denotes less than 1%.

(1)
Includes 23,079 shares held individually, 739 shares held by Ms. Copeland’s spouse and options to purchase 5,400 shares.

(2)
Includes 20,736 shares held individually, 62,005 shares with respect to which Mr. Davidson acts as trustee and has the power to vote, and 2,865 with respect to which Mr. Davidson has the power to vote.

(3)
Held jointly with spouse.

(4)
Includes 2,860 shares held individually and 640 shares held jointly with spouse.

(5)
Includes 112 shares held individually and options to purchase 560 shares.

(6)
Includes 9,909 shares held individually and 10,248 shares with respect to which Mr. Wilkins is trustee and has the power to vote.

MARKET PRICE AND DIVIDEND INFORMATION
Community Bank System.   Community Bank System common stock is listed on the NYSE under the symbol “CBU”. The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the NYSE, and the dividends declared per share of Community Bank System common stock.
	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2019
Quarter Ended December 31, 2019	$71.61	$59.85	$0.41
Quarter Ended September 30, 2019	$66.58	$59.36	$0.41
Quarter Ended June 30, 2019	$67.79	$60.25	$0.38
Quarter Ended March 31, 2019	$65.20	$56.58	$0.38
Year Ended December 31, 2018
Quarter Ended December 31, 2018	$66.38	$54.46	$0.38
Quarter Ended September 30, 2018	$67.07	$58.65	$0.38
Quarter Ended June 30, 2018	$62.39	$52.26	$0.34
Quarter Ended March 31, 2018	$57.26	$50.72	$0.34
Year Ended December 31, 2017
Quarter Ended December 31, 2017	$57.46	$50.69	$0.34
Quarter Ended September 30, 2017	$57.58	$48.89	$0.34
Quarter Ended June 30, 2017	$58.80	$51.38	$0.32
Quarter Ended March 31, 2017	$63.04	$51.60	$0.32
On January 8, 2020, the closing price of Community Bank System common stock reported on the NYSE was $70.71.
Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations. In addition, the indentures pertaining to the subordinated junior debentures Community Bank System issued in connection with its trust preferred offerings would generally restrict its ability to pay cash dividends if Community Bank System defers interest payments on the subordinated junior debentures.

Steuben.   Steuben common stock is traded on the OTC Pink Venture Market (“OTC Pink”) under the symbol “SBHO.” The following table contains for each of the indicated calendar quarters the high and low sales prices of Steuben common stock as reported on OTC Pink, and the dividends declared per share of Steuben common stock.
	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2019
Quarter Ended December 31, 2019	$69.50	$42.01	$0.355
Quarter Ended September 30, 2019	$43.50	$39.10	$0.355
Quarter Ended June 30, 2019	$40.70	$38.00	$0.35
Quarter Ended March 31, 2019	$40.70	$38.01	$0.335
Year Ended December 31, 2018
Quarter Ended December 31, 2018	$58.49	$40.00	$0.335
Quarter Ended September 30, 2018	$52.75	$45.68	$0.33
Quarter Ended June 30, 2018	$46.90	$44.49	$0.33
Quarter Ended March 31, 2018	$46.00	$40.00	$0.315
Year Ended December 31, 2017
Quarter Ended December 31, 2017	$54.00	$38.00	$0.315
Quarter Ended September 30, 2017	$39.00	$37.00	$0.31
Quarter Ended June 30, 2017	$40.00	$36.20	$0.31
Quarter Ended March 31, 2017	$40.00	$33.75	$0.30
On the record date for the Steuben special meeting, there were issued and outstanding approximately 1,692,256 shares of Steuben common stock, held of record by approximately 351 holders. On January 8, 2020, the closing price of Steuben common stock reported on OTC Pink was $69.05.
Steuben has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Steuben presently intends to continue the payment of regular quarterly cash dividends, subject to the need to use those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Steuben are derived from Steuben Trust Company, future dividends will depend upon the earnings of Steuben Trust Company, its financial condition, its need for funds and applicable governmental policies and regulations. Under the terms of the Merger Agreement, other than regular quarterly dividends consistent with past practices, Steuben is not permitted to declare, set aside or pay any cash dividends while the Merger is still pending.
The following table presents the closing price of a share of Community Bank System, as reported on the NYSE, and Steuben common stock, as reported on OTC Pink, on October 18, 2019, the last full trading day prior to the public announcement of the Merger, and on January 8, 2020, the last practicable trading day prior to the date of this Proxy Statement/Prospectus. The following table also presents the equivalent per share value that Steuben shareholders would receive for each share of their Steuben common stock if the Merger was completed on those dates:
	Community Bank System Common Stock	Steuben Common Stock	Equivalent Value Per Share of Steuben Common Stock(1)
October 18, 2019	$63.86	$42.01	$64.03
January 8, 2020	$70.71	$69.05	$69.55

(1)
Calculated by multiplying the closing price of Community Bank System common stock as of the specified date by the 0.8054 stock consideration and adding $12.60 to such amount.

PROPOSAL II — ADJOURNMENT OR POSTPONEMENT OF THE MEETING
Steuben is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Steuben may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, Steuben would need to adjourn the special meeting in order to solicit additional proxies.
To allow the proxies that have been received by Steuben at the time of the special meeting to be voted for an adjournment, if necessary, Steuben is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place is announced at the special meeting before the adjournment, Steuben is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.
The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for adoption of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. The Steuben board of directors retains full authority to the extent set forth in the Steuben bylaws and New York law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Steuben shareholders.
THE BOARD OF DIRECTORS OF STEUBEN UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES TO ADOPT THE MERGER AGREEMENT.
OTHER MATTERS
As of the date of this document, management of Steuben knows of no other matters which may be brought before the special shareholders’ meeting other than as described in this document. However, if any matter other than the Merger or related matters should properly come before the special meeting, the proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meeting.

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM
Steuben shareholders who receive shares of Community Bank System common stock in the Merger will become shareholders of Community Bank System. Community Bank System is a Delaware corporation subject to the provisions of Delaware law. Given below is a summary of the material features of the Community Bank System common stock. This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the shareholders. You are urged to read carefully those documents and instruments, which have been incorporated by reference as exhibits to the registration statement of which this document is a part. Please see “Where You Can Find More Information” on page 84 of this Proxy Statement/Prospectus for information on how to obtain copies of those documents and instruments.
General
Community Bank System is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share. As of January 8, 2020, 51,843,759 shares of common stock were issued and outstanding. Community Bank System’s certificate of incorporation also authorizes the board of directors, without shareholder approval (subject to the rules of the NYSE, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock. As of the date of this document, there were no shares of preferred stock issued and outstanding.
Common Stock
Voting Rights.   The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. No shareholders have cumulative voting rights in the election of directors.
Dividends.   Community Bank System may pay dividends as declared from time to time by the board of directors out of funds legally available for dividends, subject to certain restrictions. The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.
Rights in Liquidation.   In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Community Bank System.
No Preemptive Rights; No Redemption.   Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued. Community Bank System common stock is not subject to call or redemption.
Certain Certificate of Incorporation and Bylaws Provisions
There are provisions in Community Bank System’s certificate of incorporation and bylaws which are intended to discourage non-negotiated takeover attempts. These provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at an unfair price, and are designed to maximize shareholder value in connection with unsolicited takeover attempts. These provisions, however, could reduce the premium that potential acquirers might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.
Community Bank System’s certificate of incorporation authorizes the board of directors to issue, without further shareholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over Community Bank System. The board of directors of

Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock. The preferred stock could be used to deter future attempts to gain control of Community Bank System.
Community Bank System has a classified board which provides for the board to be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors to be elected annually for three-year terms. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of shareholders to change the composition of the board of directors.
In addition, Community Bank System’s certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing Directors. These “supermajority” requirements could result in Community Bank System’s board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths shareholder approval requirement.
Community Bank System’s certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of  (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors.
Under the certificate of incorporation of Community Bank System, the shareholders of the company are prohibited from approving corporate actions by a written consent in lieu of a meeting. Instead, any corporate action to be approved by Community Bank System shareholders must be so approved at a shareholders’ meeting.

COMPARISON OF RIGHTS OF HOLDERS OF STEUBEN COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK
Steuben is incorporated under the laws of the State of New York. The rights of Steuben shareholders derive from Steuben’s certificate of incorporation and bylaws and from the New York Business Corporation Law (“NYBCL”).
Community Bank System is incorporated under the laws of the State of Delaware. The rights of Community Bank System shareholders derive from Community Bank System’s certificate of incorporation and bylaws and from the Delaware General Corporation Law (“DGCL”).
Thus, following the Merger, the rights of Steuben shareholders who become Community Bank System shareholders in the Merger will no longer be governed by Steuben’s certificate of incorporation and Steuben’s bylaws, but instead will be governed by Community Bank System’s certificate of incorporation and Community Bank System’s bylaws.
Set forth below is a summary of material differences between the rights of Steuben shareholders under the Steuben certificate of incorporation and the Steuben bylaws, and the rights of Community Bank System shareholders under the Community Bank System certificate of incorporation and Community Bank System bylaws. The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Steuben certificate of incorporation and bylaws, which are available upon request, and the Community Bank System certificate of incorporation and Community Bank System bylaws, which are incorporated into this document by reference.
Authorized Capital Stock
Community Bank System.   Under its certificate of incorporation, Community Bank System is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share. At January 8, 2020, there were 51,843,759 shares of Community Bank System common stock issued and outstanding. Although no shares of preferred stock are currently outstanding, the board of directors may, without shareholder approval (subject to the rules of the NYSE, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the board. The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.
Steuben.   Steuben’s authorized capital stock consists of 5,000,000 shares of common stock, with a par value of  $1.00 per share, and 500,000 shares of preferred stock, with a par value of  $10.00 per share. The Steuben certificate of incorporation authorizes Steuben’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences, and rights of the shares of preferred stock in each series. At January 8, 2020, there were 1,692,256 shares of common stock issued and outstanding. No shares of Steuben preferred stock were issued and outstanding as of that date.
Quorum of Shareholders
Community Bank System.   In order to have a quorum for the transaction of business at any shareholders’ meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the DGCL.
Steuben.   In order to have a quorum for the transaction of business at any shareholders’ meeting, the holders of at least a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy.
Nomination of Directors and Shareholder Proposals
Community Bank System.   Community Bank System’s bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of shareholders by or at the direction of the board of directors, or by any shareholder entitled to vote at the election who gives advanced written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days’ notice of the meeting date, the nominating shareholder’s notice must be given within ten days following the mailing date of the Community Bank System notice). Each such notice must contain specified information concerning the nominee, the nominating shareholder and certain related interests of the nominating shareholder.
Community Bank System’s bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary at least 45 days prior to the date of the annual meeting, provided, however, that if less than 60 days’ notice of the annual meeting is given, then the shareholder’s written notice of the business to be brought before the annual meeting must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Each such notice must contain specified information concerning the proposed business, the proposing shareholder and certain related interests of the proposing shareholder.
Steuben.   Steuben’s bylaws provide that shareholders of Steuben may nominate one or more persons for election as a director only if such nominations are delivered to the secretary of Steuben at the principal executive offices of the corporation not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the scheduled date of the meeting; provided, however, if less than 60 days’ notice or prior public disclosure of the date of the meeting is made or given to shareholders, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of  (i) the day on which such notice of the date of the such meeting was mailed or (ii) the day on which such public disclosure was made.
Election of Directors
Community Bank System.   Community Bank System’s bylaws provide that directors shall, except as otherwise required by law or by the certificate of incorporation, be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. No shareholder has the right of cumulative voting in the election of directors.
Steuben.   Steuben’s bylaws provide that any election of directors by shareholders shall be determined by a plurality of the votes properly cast on the election of directors. No shareholder has the right of cumulative voting in the election of directors.
Qualification of Directors
Community Bank System.   Delaware law provides that a director need not be a shareholder unless so required by the certificate of incorporation or the bylaws. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for directors. Currently, each director of Community Bank System also serves as a director of Community Bank, which is a national banking association. The National Bank Act and the related regulations require that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, shareholders’ equity or fair market value of which shares is not less than $1,000. Generally, at least a majority of the directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a director and must continue to reside within those areas during the term of office. Community Bank System has a mandatory retirement policy and under its bylaws, directors must retire at December 31 of the year in which the director reaches age 70.
Steuben.   Steuben’s bylaws provides that no person who is 75 years of age or more shall be eligible for election or re-election.
Number of Directors
Community Bank System.   The total number of directors on the board of directors may be changed from time to time by the board or the shareholders. Neither the certificate of incorporation nor the bylaws imposes any limitation on the total number of directors of Community Bank System. The Community Bank System board of directors is currently composed of 12 directors and divided into three classes.

Steuben.   The Steuben bylaws provide that the total number of directors on the Board of Directors shall not be less than three, and in the absence of a resolution, the number of directors to be elected at each annual meeting shall be 13.
Removal of Directors
Community Bank System.   Under Delaware law, directors of a corporation with a classified board (like Community Bank System) may be removed by the holders of a majority of shares then entitled to vote at the election of directors, but only for cause, unless the certificate of incorporation of the corporation provides that they can also be removed without cause. The bylaws of Community Bank System permit the shareholders representing a majority of the shares then entitled to vote to remove directors with or without cause. The board of directors is not authorized to remove a director.
Steuben.   Under the Steuben certificate of incorporation, any director, or the entire board of directors, may be removed from office with or without cause by the affirmative vote of the holders of 75% or more of the shares then entitled to vote in the election of directors. The Board of Directors may remove a director without cause by the affirmative vote of at least 75% of the entire Board of Directors.
Vacancies on the Board of Directors
Community Bank System.   Community Bank System’s bylaws provide that all vacancies on the board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or may be filled by a plurality of the votes cast by shareholders of Community Bank System entitled to vote in the election at a special meeting of shareholders called for that purpose.
Steuben.   Steuben’s certificate of incorporation and bylaws provide that in case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole board, such vacancy shall be filled by a majority of the directors then in office even though such majority is less than a majority of the entire Board of Directors or the number of directors then in office is less than a quorum.
Voting and Proxies
Community Bank System.   Holders of Community Bank System are entitled to one vote for each share of capital stock standing in their name on the record of shareholders.
At any meeting of shareholders (at which a quorum was present to organize the meeting), all matters, except as otherwise provided by law or by certificate of incorporation or by the bylaws, shall be decided by a majority of the votes cast at such meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present when the vote is taken. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. The validity and enforceability of any proxy shall be determined in accordance with Section 212 of the DGCL.
Steuben.   Holders of Steuben are entitled to one vote for each share of capital stock standing in their name on the books of Steuben.
At any meeting of shareholders (at which a quorum was present to organize the meeting), any matter before any such meeting (other than an election of a director or directors), except as otherwise provided by law or by certificate of incorporation or by the bylaws, shall be decided by a majority of the votes cast at such meeting by the holders of shares present in person, represented by written proxy, or by a transmission permitted by Section 609 of the NYBCL, whether or not a quorum is present when the vote is taken. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. The validity and enforceability of any proxy shall be determined in accordance with Section 609 of the NYBCL.
Payment of Dividends
Community Bank System.   Delaware law provides that dividends may be paid either out of a corporation’s surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation. There are certain other regulatory and contractual restrictions on Community Bank System’s ability to pay cash dividends.
Steuben.   New York law provides that a corporation may declare and pay dividends or make other distributions, except when the corporation is currently insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. There are certain regulatory and contractual restrictions on Steuben’s ability to pay cash dividends.
Special Meeting of Shareholders
Community Bank System.   Under the DGCL, a special meeting of shareholders may be called by a corporation’s board of directors or by the persons authorized to do so in the corporation’s certificate of incorporation or bylaws. Community Bank System’s bylaws provide that a special meeting may be called by the Chairman of the Board or the President or the Secretary or by any three or more Directors.
At any special meeting of shareholders, only such business may be transacted as is related to the purpose or purposes of such meeting set forth in the notice thereof given pursuant to the bylaws or in any waiver of notice thereof given pursuant to the bylaws.
Steuben.   Under the NYBCL, a special meeting of shareholders may be called by a corporation’s board of directors or by the persons authorized to do so in the corporation’s certificate of incorporation or bylaws. Steuben’s bylaws provide that a special meeting of shareholders may be called by the board of directors or by the President, and shall be called by the President or Secretary upon the written request of a majority of the Board of Directors or of holders of not less than 25% of the shares of stock entitled to vote.
Rights of Shareholders to Dissent
Community Bank System.   Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation. However, no appraisal rights are available for any stock, which on the record date of the shareholder meeting to approve the transaction, is listed on a national securities exchange or NASDAQ, or held of record by more than 2,000 shareholders. Also, no appraisal rights are available to shareholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for the class or series if the holders thereof receive in the merger or consolidation anything except:
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shares of stock of the corporation surviving or resulting from such merger or consolidation;

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shares of stock of any other corporation that, at the effective date of the merger or consolidation, are either listed on a national securities exchange or NASDAQ, or held of record by more than 2,000 shareholders;

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cash in lieu of fractional shares; or

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any combination of the foregoing.

Steuben.   Under New York law, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, dissenters’ rights are available under New York law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent. One of the exceptions under New York law to the general rule described in the preceding sentence, that shareholders have dissenters’ rights with respect to a merger if such shareholder is entitled to vote upon the merger, is that, under New York law, shareholders do not have dissenters’ rights with respect to a merger if, on the record date, the stock held by such shareholders is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers, Inc. Neither Steuben’s certificate of incorporation nor its bylaws grant any dissenters’ rights in addition to the statutorily prescribed rights. Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the New York Business Corporation Law in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.
Indemnification and Limitation of Liability
Community Bank System.   The Community Bank System certificate of incorporation provides that a director shall not be personally liable to Community Bank System or its shareholders for monetary damages for a breach of fiduciary duty, except for liability:
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for a breach of the duty of loyalty;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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under Section 174 of the Delaware General Corporation Law; or

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for any transaction from which the director derived an improper personal benefit.

Community Bank System will indemnify to the fullest extent permitted by Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a director or officer of Community Bank System. Community Bank System may also provide indemnification to its employees and agents.
Steuben.   Under New York law, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding related to service as a director or officer, except for shareholder derivative suits, if the director or officer acted in good faith and for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation and, in addition in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of  (i) a threatened action, or a pending action that is settled or otherwise disposed of or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless, and only to the extent, that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.
Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the New York Business Corporation Law, any indemnification under the statute as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, by (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders. Further, New York law permits a corporation to purchase directors and officers liability insurance.
Steuben’s bylaws provide that any person made or threatened to be made a party to any action or proceeding (civil or criminal), by reason of the fact that he is or was a director or officer of Steuben shall be indemnified by Steuben against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, to the fullest extent permitted by New York law.
Certain Voting Rights and Restrictions with Respect to Mergers
Community Bank System.   Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation’s certificate of incorporation requires a higher percentage. Where approval of shareholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to “business combinations” with “interested shareholders” as discussed below.
An interested shareholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested shareholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested shareholder.
A business combination between Community Bank System and an interested shareholder requires the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors. A “business combination” includes:
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any merger or consolidation with Community Bank System or any of its subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is or after such merger or consolidation will be an affiliate or associate of an interested shareholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate or associate of any interested shareholder involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of  $3,000,000 or more;

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the adoption of any plan or proposal for the liquidation or dissolution of Community Bank System proposed by or on behalf of an interested shareholder or any affiliate or associate of any interested shareholder;

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any reclassification of securities (including any reverse stock split), or recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction (whether or not with or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested shareholder or any affiliate or associate of any interested shareholder; and

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any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing.

In addition, Section 203 of the DGCL applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on NASDAQ, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its shareholders. Community Bank System has not elected to “opt out” of Section 203, as permitted by that section.
Section 203 provides, in essence, that an “interested shareholder,” defined as a shareholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain “business combinations” with the corporation for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless:
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prior to that date, the corporation’s board of directors approved either the business combination or the transaction in which the shareholder became an interested person, or

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the business combination is approved by the corporation’s board of directors and authorized at a shareholders’ meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

Section 203 defines the term “business combination” to include a wide variety of transactions with or caused by an interested shareholder in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the interested shareholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives certain other benefits.

Steuben.   The Steuben certificate of incorporation generally requires that specified business combination transactions be approved by the affirmative vote of the holders of at least 75% of Steuben voting stock, unless the transaction is approved by 80% of Steuben’s directors then in office. This vote requirement applies to any of the following: (i) any plan of merger or consolidation to which Steuben is a party and which requires shareholder approval, or (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all of Steuben’s assets not made in the usual and regular course of business, or (iii) a combination or majority share acquisition in which Steuben is the acquiring corporation and a majority of its voting shares is issued or transferred to another corporation or entity, or person, or to shareholders of another corporation or entity. If the business combination is approved by 80% of the directors, the required shareholder vote to approve the transaction is reduced to two-thirds (66 2∕3%) of the outstanding shares of voting capital stock.
Amendment to Certificate of Incorporation
Community Bank System.   Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. Under Community Bank System’s certificate of incorporation, amendments to provisions relating to the election and classification of directors, the limitation of director’s liability, a business combination with an interested shareholder or an amendment to the certificate require the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors.
Steuben.   Under New York law, subject to limited exceptions, amendments to the certificate of incorporation must be approved by a vote of a majority of all outstanding shares entitled to vote on the proposed amendment. The Steuben certificate of incorporation requires the affirmative vote of at least 75% of the outstanding shares entitled to vote to authorize an amendment to certain specific provisions of the certificate of incorporation, including those related to indemnification of officers and directors, the determination of the number of directors and the vote required for their removal from office, and the vote required to approve certain business combinations involving a 20% or more shareholder.
Amendment to Bylaws
Community Bank System.   The board of directors of Community Bank System may adopt, amend or repeal Community Bank System’s bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the shareholders of Community Bank System by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.
Steuben.   The Steuben bylaws authorize the board of directors to amend or repeal the bylaws by vote of a majority of the board of directors at a meeting. The Steuben bylaws also may be amended or repealed by the affirmative vote of a majority of the votes cast at a meeting of shareholders.
Shareholder Action Without a Meeting
Community Bank System.   Community Bank System’s certificate of incorporation prohibits shareholder action without a meeting.
Steuben.   Steuben’s bylaws provide that any action required or permitted to be taken by law may be taken without a meeting if the action so taken is signed by the holders of all outstanding shares of Steuben capital stock that are entitled to vote on the matter.
Preemptive Rights
Community Bank System.   Under the DGCL, unless the certificate of incorporation provides otherwise, shareholders have no preemptive rights. Community Bank System’s certificate of incorporation does not provide for preemptive rights. Accordingly, Community Bank System shareholders do not have preemptive rights.

Steuben.   Under the NYBCL, unless the certificate of incorporation provides otherwise, shareholders have no preemptive rights. Steuben’s certificate of incorporation does not provide for preemptive rights. Accordingly, Steuben shareholders do not have preemptive rights.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Proxy Statement/Prospectus by reference to Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
SUBMISSION OF SHAREHOLDER NOMINATIONS AND PROPOSALS
If the Merger is completed in the expected time frame, Steuben will not hold another annual meeting of shareholders. If the Merger is not completed or if the Merger is delayed and the 2020 annual meeting of shareholders becomes necessary, Steuben’s bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations to the secretary of Steuben at the principal executive offices of the corporation not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the scheduled date of the meeting; provided, however, if less than 60 days’ notice or prior public disclosure of the date of the meeting is made or given to shareholders, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of  (i) the day on which such notice of the date of the such meeting was mailed or (ii) the day on which such public disclosure was made.
LEGAL MATTERS
The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Community Bank System by George J. Getman, the Executive Vice President and General Counsel of Community Bank System.
Pillar + Aught, Harrisburg, Pennsylvania has delivered an opinion to Steuben, as to certain federal income tax consequences of the Merger. See “The Merger — Material Tax Consequences of the Merger.”
WHERE YOU CAN FIND MORE INFORMATION
Steuben files financial reports with the Federal Reserve Board of Governors. Official reports can be accessed at the website for the Federal Reserve System — National Information Center at www.FFIEC.gov. Steuben also files call reports and other information with the OTC Pink, which can be accessed at the OTC Market’s website at www.otcmarkets.com/stock/SBHO/disclosure. Shareholders can also obtain information regarding Steuben on its website, www.steubentrust.com under the heading of  “Investor Relations.”
Steuben Trust Company files quarterly Consolidated Reports of Condition and Income (“Call Reports”). All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning financial condition and results of operations.
Community Bank System files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Community Bank System files at the SEC’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Community Bank System’s public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Community Bank System’s public filings are also available from Community Bank System at the address shown below or on its website at www.cbna.com under the heading “Investor Relations.”
Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Steuben shareholders in the Merger. This document is a part of the registration statement and constitutes a Prospectus of Community Bank System and a Proxy Statement of Steuben for its special meeting of shareholders.
As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System to “incorporate by reference” certain information into this document, which means that Community Bank System can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Community Bank System has previously filed with the SEC.
Community Bank System Commission Filings (File No. 001-13695)
Annual Report on Form 10-K	Year ended December 31, 2018, filed on March 1, 2019
Quarterly Report on Form 10-Q	Quarter ended March 31, 2019, filed on May 10, 2019 Quarter ended June 30, 2019, filed on August 9, 2019 Quarter ended September 30, 2019, filed on November 12, 2019
Proxy Statement for Annual Meeting of Shareholders	Filed on April 1, 2019
Current Reports on Form 8-K	Filed January 8, 2019, January 22, 2019, January 25, 2019, May 17, 2019, July 12, 2019, October 21, 2019 (announcing Merger), October 24, 2019, November 26, 2019 and January 7, 2020.
Registration Statements on Form 8-A	Filed December 9, 1997[Two Filings] and February 27, 1995
All filings made with the SEC by Community Bank System pursuant to the Securities Exchange Act of 1934 after the date of this Proxy Statement/Prospectus and the date of the Steuben special meeting are incorporated into this document by reference and made a part of this document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System. Steuben has supplied all information contained or incorporated by reference in this document relating to Steuben. Neither Community Bank System nor Steuben assumes any responsibility for the accuracy or completeness of the information provided by the other party.

You may obtain documents pertaining to Community Bank System which are incorporated by reference in this document, from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Community Bank System at the following address:
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Attention: Marguerite K. Geiss, Investor Relations
Telephone: (315) 445-7313
If you would like to request documents from Community Bank System, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the requested documents prior to the special meeting.
You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting held by your company. Neither Community Bank System nor Steuben has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January [•], 2020. You should not assume that the information contained in this document is accurate after that date.

GAAP TO NON-GAAP RECONCILIATIONS
Community Bank System, Inc.
GAAP to Non-GAAP Reconciliations
(In thousands except per share data and ratios)	Nine months ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Noninterest operating expenses
Noninterest expenses (GAAP)	$276,757	$257,676	$345,289	$347,149	$266,848	$233,055	$226,580
Amortization of intangibles	(11,994)	(13,780)	(18,155)	(16,941)	(5,479)	(3,663)	(4,287)
Acquisition expenses	(7,789)	769	769	(25,986)	(1,706)	(7,037)	(123)
Litigation settlement	0	0	0	0	0	0	(2,800)
Total adjusted noninterest expenses (non-GAAP)	$256,974	$244,665	$327,903	$304,222	$259,663	$222,355	$219,370
Efficiency ratio
Adjusted noninterest expenses (non-GAAP) – numerator	$256,974	$244,665	$327,903	$304,222	$259,663	$222,355	$219,370
Fully tax-equivalent net interest income	$269,418	$260,951	$349,400	$325,090	$283,857	$260,824	$259,961
Noninterest revenues	173,496	169,841	224,059	202,423	155,625	123,299	119,020
Acquired non-impaired loan accretion	(4,269)	(6,083)	(7,921)	(5,888)	(2,868)	(2,256)	(3,338)
Insurance-related recovery	0	0	0	0	(950)	0	0
Gain on sales of investment securities, net	(4,882)	0	0	0	0	0	0
Unrealized gain on equity securities	(28)	(722)	(657)	0	0	0	0
Loss on debt extinguishment	0	318	318	0	0	0	0
Operating revenues (non-GAAP) – denominator	$433,735	$424,305	$565,199	$521,625	$435,664	$381,867	$375,643
Efficiency ratio (non-GAAP)	59.2%	57.7%	58.0%	58.3%	59.6%	58.2%	58.4%
Balance sheet data
Total assets
Total assets (GAAP)	$11,597,297	$10,659,567	$10,607,295	$10,746,198	$8,666,437	$8,552,669	$7,489,440
Intangible assets	(840,685)	(811,700)	(807,349)	(825,088)	(480,844)	(484,146)	(386,973)
Deferred taxes on intangible assets	46,048	46,882	46,370	48,419	43,504	39,724	35,842
Total tangible assets (non-GAAP)	$10,802,660	$9,894,749	$9,846,316	$9,969,529	$8,229,097	$8,108,247	$7,138,309
Total common equity
Shareholders’ Equity (GAAP)	$1,840,421	$1,668,345	$1,713,783	$1,635,315	$1,198,100	$1,140,647	$987,904
Intangible assets	(840,685)	(811,700)	(807,349)	(825,088)	(480,844)	(484,146)	(386,973)
Deferred taxes on intangible assets	46,048	46,882	46,370	48,419	43,504	39,724	35,842
Total tangible common equity (non-GAAP)	$1,045,784	$903,527	$952,804	$858,646	$760,760	$696,225	$636,773
Net tangible equity-to-assets ratio
Total tangible common equity (non-GAAP) – numerator	$1,045,784	$903,527	$952,804	$858,646	$760,760	$696,225	$636,773
Total tangible assets (non-GAAP) – denominator	$10,802,660	$9,894,749	$9,846,316	$9,969,529	$8,229,097	$8,108,247	$7,138,309
Net tangible equity-to-assets ratio (non-GAAP)	9.68%	9.13%	9.68%	8.61%	9.24%	8.59%	8.92%

ANNEX A
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
COMMUNITY BANK SYSTEM, INC.
AND
STEUBEN TRUST CORPORATION
Dated as of October 18, 2019

i

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 18, 2019, by and between Community Bank System, Inc., a Delaware corporation (“Community”), and Steuben Trust Corporation, a New York corporation (“Steuben”).
Recitals
WHEREAS, Community is a bank holding company, the sole banking Subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);
WHEREAS, Steuben is a bank holding company, the sole banking Subsidiary of which is Steuben Trust Company, a New York State-chartered bank (“Steuben Bank”);
WHEREAS, the Boards of Directors of Community and Steuben have approved this Agreement and the transactions described herein in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Law of the State of New York (the “NYBCL”) and have declared the same advisable and in the best interests of Community and Steuben, respectively, and their respective stockholders;
WHEREAS, this Agreement provides for the acquisition of Steuben by Community pursuant to the merger of Steuben with and into Community (the “Merger”). Immediately following the consummation of the Merger, Steuben Bank shall merge (the “Bank Merger”) with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to the terms of the Plan of Merger and Merger Agreement between Community Bank and Steuben Bank attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Community’s willingness to enter into this Agreement, each of the individuals listed on Exhibit B attached hereto who holds Steuben Common Shares has executed and delivered to Community an agreement in substantially the form of Exhibit C attached hereto (each a “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the Steuben Common Shares held of record by such Persons or as to which they otherwise have beneficial ownership to adopt this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
Section 1.1   Merger.   Subject to the terms and conditions of this Agreement and in accordance with the DGCL and the NYBCL, at the Effective Time (as defined in Section 1.4 herein), Steuben shall be merged with and into Community. Community shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Steuben shall thereupon cease. Community shall continue to be governed by the Laws of the State of Delaware, and the separate corporate existence of Community with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
Section 1.2   Bank Merger.   Prior to the Effective Time, Community and Steuben shall cause the Boards of Directors of Community Bank and Steuben Bank, respectively, to execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, Steuben Bank shall be merged with and into Community Bank in accordance with the provisions of

12 U.S.C. Sections 215a and 1828(c). Community Bank shall be the surviving bank resulting from the Bank Merger and the separate existence of Steuben Bank shall thereupon cease. Community Bank shall continue to be governed by the Laws of the United States, and the separate existence of Community Bank with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger or at such later time as Community may determine in its sole discretion.
Section 1.3   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, or by the electronic transmission of signature pages, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Community and Steuben (the date on which the Closing occurs, the “Closing Date”).
Section 1.4   Effective Time.   The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of New York (the “New York Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in each case on the Closing Date (together, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
Section 1.5   Effects of the Merger.   The Merger shall have the effects set forth in the applicable provisions of the NYBCL and the DGCL.
Section 1.6   Organizational Documents of Surviving Corporation; Directors and Officers.   (a) The Organizational Documents of Community in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.
(b)   The directors of Community immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of Community immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
Section 1.7   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
Section 1.8   Structure Change.   Community may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Steuben with a wholly-owned Subsidiary of Community) if and to the extent requested by Community, and Steuben agrees to enter into such amendments to this Agreement as Community may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Steuben’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.
ARTICLE 2
TREATMENT OF SECURITIES
Section 2.1   Treatment of Shares.   (a) Treatment of Steuben Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Steuben or of Community, subject to Section 2.1(c) and any applicable withholding Tax, each Steuben Common Share issued and outstanding immediately prior to the Effective Time (other than Steuben Common Shares to be cancelled in accordance with Section 2.1(b) and other than any Proposed Dissenting Shares) shall be automatically converted into the right to receive (i) 0.8054 shares of Community Common Stock (the “Per Share Stock Consideration”) and (ii) $12.60 in cash (the “Per Share Cash Consideration”, and, together with the Per Share Stock Consideration, the “Merger Consideration”), in each case without interest. From and after the Effective Time, all such Steuben Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Steuben Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Steuben Common Shares in accordance with Section 2.2(b), including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Community Common Stock, if any, into which such Steuben Common Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).
(b)   Cancellation of Steuben Common Shares.   At the Effective Time, all Steuben Common Shares owned by any of the Parties or by any of their respective Subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)   Adjustment to Merger Consideration.   The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Steuben Common Shares or Community Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Steuben Common Shares or shares of Community Common Stock outstanding after the date hereof and prior to the Effective Time.
(d)   Community Common Stock.   At and after the Effective Time, each share of Community Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Community Common Stock and shall not be affected by the Merger.
Section 2.2   Payment for Securities; Surrender of Steuben Certificates.
(a)   Exchange Fund.   Prior to the Effective Time, Community shall designate a bank or trust company reasonably acceptable to Steuben to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for Steuben’s shareholders for the purpose of receiving and holding their Steuben Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Community shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Community Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Community Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.2(f) (such evidence of book-entry shares of Community Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Steuben Common Shares. In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.2(f), Community shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Community shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Community Common Stock in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Community; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Steuben Certificates or Book-Entry Shares pursuant to this ARTICLE 2. Any interest and other income resulting from such investments shall be paid to Community on the earlier of  (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.
(b)   Procedures for Surrender.   Promptly after the Effective Time, Community shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Steuben Common Shares (the “Steuben Certificates”) or non-certificated Steuben Common Shares represented by book-entry (“Book-Entry Shares”) and whose Steuben Common Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Steuben Certificates shall pass, only upon delivery of the Steuben Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Community may reasonably specify and (ii) instructions for effecting the surrender of the Steuben Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Steuben Common Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.2(f). Upon surrender of a Steuben Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Community, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Steuben Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this ARTICLE 2, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Community Common Stock in accordance with Section 2.2(f) for each Steuben Common Share formerly represented by such Steuben Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the Exchange Agent’s receipt of such Steuben Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Steuben Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Steuben Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Steuben Certificate is registered, it shall be a condition precedent of payment that (A) the Steuben Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Steuben Certificate surrendered or shall have established to the satisfaction of Community that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Steuben Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration contemplated by this ARTICLE 2, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.2(f), without interest thereon.
(c)   Transfer Books; No Further Ownership Rights in Steuben Shares.   At the Effective Time, the stock transfer books of Steuben shall be closed and thereafter there shall be no further registration of transfers of Steuben Common Shares on the records of Steuben. From and after the Effective Time, the holders of Steuben Certificates or Book-Entry Shares outstanding immediately prior to the

Effective Time shall cease to have any rights with respect to such Steuben Common Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Steuben Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)   Termination of Exchange Fund; No Liability.   At any time following twelve (12) months after the Effective Time, Community shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Steuben Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Community (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Steuben Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, neither Community nor the Exchange Agent shall be liable to any holder of a Steuben Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   Lost, Stolen or Destroyed Steuben Certificates.   In the event that any Steuben Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Steuben Certificates, upon the making of an affidavit of that fact by the holder thereof, and the compliance by such holder with such other requirements of the Exchange Agent, the applicable Merger Consideration, payable in respect thereof pursuant to Section 2.1 hereof, including, any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.2(f).
(f)   Dividends or Distributions with Respect to Community Common Stock.   No dividends or other distributions with respect to Community Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Steuben Certificate or Book-Entry Share with respect to the shares of Community Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Community to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Steuben Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Steuben Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Community Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Community Common Stock.
Section 2.3   Dissenters’ Rights.   (a) Notwithstanding anything in this Agreement to the contrary, Steuben Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Steuben Common Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 623 and 910 of the NYBCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall be converted into the right to receive payment of the fair value of such Steuben Common Shares in accordance with the Appraisal Rights (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. “Proposed Dissenting Shares” means Steuben Common Shares whose holders provide demands for appraisal to Steuben prior to the Steuben Shareholder Meeting, or at such meeting but before the vote, and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights.
(b)   Steuben shall give prompt notice to Community of any demands received by Steuben for appraisal of any Steuben Common Shares, of any withdrawals of such demands and of any other instruments served pursuant to the NYBCL and received by Steuben relating to Appraisal Rights, and Community shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Steuben shall not, without the prior written consent of Community, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
Section 2.4   Treatment of Steuben Stock Options.   (a) As of the Effective Time, each option to purchase Steuben Common Shares granted under any Steuben Benefit Plan that is outstanding and unexercised immediately prior to the Effective Time (a “Steuben Stock Option”), whether or not then vested or exercisable, shall, automatically and without any action on behalf of the holder thereof, be cancelled and converted into a right of the former holder of such Steuben Stock Option to receive the applicable Steuben Stock Option Consideration. For purposes of this Agreement, the “Steuben Stock Option Consideration” means, with respect to a Steuben Stock Option, an amount in cash, without interest, equal to the product of  (x) the number of Steuben Common Shares underlying such Steuben Stock Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share of such Steuben Stock Option. “Per Share Merger Consideration Value” means (i) the Per Share Cash Consideration plus (ii) the value equal to the Per Share Stock Consideration multiplied by the Average Closing Price. For the avoidance of doubt, any Steuben Stock Option with an exercise price per share that is equal to or in excess of the Per Share Merger Consideration Value shall be automatically cancelled pursuant to this Section 2.4 without any consideration.
(b)   Prior to the Effective Time, Steuben or its Board of Directors or a committee thereof, as applicable, shall pass resolutions and take any actions as are necessary to effectuate the provisions of this Section 2.4. Steuben shall use reasonable best efforts to cause each holder of a Steuben Stock Option to execute and deliver to Community an Option Cancellation Acknowledgement in substantially the form of Exhibit D attached hereto (each, an “Option Cancellation Acknowledgement”) pursuant to which each such holder shall agree, among other things, subject to the terms of such Option Cancellation Acknowledgement and this Agreement, that, as of immediately prior to the Effective Time, each of such holder’s Steuben Stock Options shall be cancelled and converted into the right to receive the Steuben Stock Option Consideration in accordance with this Section 2.4.
(c)   Subject to Section 2.5, promptly following the Effective Time but no later than thirty (30) days following the Effective Time, any amounts due to the former holders of Steuben Stock Options pursuant to this Section 2.4 shall be paid through the payroll system of the Surviving Corporation or one of its Subsidiaries.
Section 2.5   Withholding.   Community shall be entitled to deduct and withhold, or cause the Exchange Agent or the Surviving Corporation or any of its Subsidiaries to deduct and withhold, from the consideration otherwise payable to a holder of Steuben Common Shares or Steuben Stock Options, as applicable, pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Steuben Common Shares or Steuben Stock Options, as applicable, in respect of which such deduction and withholding was made.

Section 2.6   Fractional Shares.   No certificate or scrip representing fractional shares of Community Common Stock shall be issued upon the surrender for exchange of Steuben Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Community. Notwithstanding any other provision of this Agreement, each holder of Steuben Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Community Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Community Common Stock multiplied by the Average Closing Price (rounded to the nearest whole cent).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1   Disclosure Letters.   Concurrently with the execution and delivery of this Agreement, Steuben has delivered to Community and Community has delivered to Steuben a letter (the “Steuben Disclosure Letter” and the “Community Disclosure Letter,” respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Steuben’s or Community’s, respectively, representations or warranties contained in this ARTICLE 3 or to one or more of its covenants contained in ARTICLE 4; provided, that (a) no such item is required to be set forth in the Steuben Disclosure Letter or the Community Disclosure Letter as an exception to any representation or warranty of Steuben or Community, respectively, if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (b) the mere inclusion of an item in the Steuben Disclosure Letter or the Community Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Steuben or Community, respectively, that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Steuben or Community, respectively. Any disclosures made with respect to a subsection of Section 3.2 or Section 3.3 shall be deemed to qualify any other subsections of Section 3.2 or Section 3.3, respectively, specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.
Section 3.2   Representations and Warranties of Steuben.   Subject to and giving effect to Section 3.1 and except as set forth in the Steuben Disclosure Letter, Steuben hereby represents and warrants to Community as follows:
(a)   Organization, Standing, and Power.   Each Subsidiary of Steuben is listed in Section 3.2(a) of the Steuben Disclosure Letter. Steuben and each of its Subsidiaries (i) are duly organized, validly existing, and (as to corporations) are in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Steuben. Steuben is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and has elected to be, and qualifies, as a financial holding company under the BHC Act. Steuben Bank is a New York State-chartered bank with its main office located in the State of New York. Steuben Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950 and applicable regulations thereunder, its deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Steuben, threatened. Steuben Bank is a member in good standing of the Federal Home Loan Bank of New York.
(b)   Authority; No Breach of Agreement.   (i) Steuben has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Steuben’s duly constituted Board of Directors), subject only to the Steuben Shareholder Approval. This Agreement has been duly executed and delivered by Steuben and, assuming due authorization, execution and delivery of this Agreement by Community, this Agreement represents a legal, valid and binding obligation of Steuben enforceable against Steuben in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   Steuben’s Board of Directors has: (A) by the unanimous vote of the entire Board of Directors, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Steuben and the holders of Steuben Common Shares; (C) resolved to recommend that the holders of Steuben Common Shares adopt this Agreement (such recommendation being the “Steuben Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of Steuben Common Shares for their adoption.
(iii)   Steuben Bank’s Board of Directors has, by the unanimous vote of the entire Board of Directors, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.
(iv)   The Steuben Shareholder Approval is the only vote of the holders of any class or series of Steuben’s capital stock or other securities required by applicable Law or the Organizational Documents of Steuben in connection with the consummation of the Merger. No vote of the holders of any class or series of Steuben’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Steuben other than the Merger.
(v)   Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Steuben or Steuben Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby or thereby, nor compliance by either of them with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Steuben or any of its Subsidiaries, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Steuben or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Steuben or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (vi) below, violate any Law or Order applicable to Steuben or its Subsidiaries or any of their respective material assets.
(vi)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (B) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (C) the filing of any required applications, filings or notices with any state banking authorities listed in Section 3.2(b)(vi)(C) of the Steuben Disclosure Letter or Section 3.3(b)(iv) of

the Community Disclosure Letter and approval of such applications, filings or notices, (D) the filing of the Certificates of Merger with the New York Secretary and the Delaware Secretary as required by the NYBCL and the DGCL, respectively, and (E) as otherwise set forth in Section 3.2(b)(vi)(E) of the Steuben Disclosure Letter, no Order of, or Consent of, to or with, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Steuben or Steuben Bank, as applicable, or the consummation by Steuben or Steuben Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.
(c)   Capital Stock.   Steuben’s authorized capital stock consists of  (i) 5,000,000 Steuben Common Shares, of which, as of October 17, 2019 (the “Capitalization Date”), 1,689,456 shares are issued and outstanding and 98,336 shares are held in its treasury and (ii) 500,000 shares of preferred stock, par value $10.00 per share, 65,000 of which have been designated Series A 8% Cumulative Convertible Preferred Stock, zero shares of which are issued and outstanding. As of the Capitalization Date, there were (x) 16,860 Steuben Common Shares reserved for issuance upon the exercise of outstanding Steuben Stock Options at a weighted average exercise price of  $38.86 (of which Steuben Stock Options with respect to 9,420 shares are exercisable) and (y) 105,594 Steuben Common Shares reserved for issuance in respect of the Steuben Dividend Reinvestment Plan. Set forth in Section 3.2(c)(i) of the Steuben Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire Steuben Common Shares, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. Except as set forth in this Section 3.2(c), or in Section 3.2(c)(i) of the Steuben Disclosure Letter, there are no Steuben Common Shares or other equity or equity-based securities of Steuben outstanding or reserved for issuance and no outstanding Rights relating to the Steuben Common Shares or Steuben preferred stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Steuben. All of the outstanding Steuben Common Shares are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the NYBCL. None of the outstanding Steuben Common Shares have been issued in violation of any preemptive rights of the current or past shareholders of Steuben. There are no Contracts among Steuben and its shareholders or by which Steuben is bound with respect to the voting, transfer, repurchase or redemption of Steuben Common Shares or the granting of registration rights to any holder thereof. All of the outstanding Steuben Common Shares and all Rights to acquire Steuben Common Shares have been issued in compliance with all applicable federal and state Securities Laws, and all Steuben Common Shares underlying Steuben Stock Options or issuable under the Steuben Dividend Reinvestment Plan have been validly and timely registered with the SEC, to the extent required to be registered. All issued and outstanding shares of capital stock of Steuben’s Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Steuben’s Subsidiaries are owned by Steuben or a wholly owned Subsidiary thereof, free and clear of all Liens. None of Steuben’s Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of Steuben’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Except as set forth in Section 3.2(c)(ii) of the Steuben Disclosure Letter, Steuben has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Neither Steuben nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Steuben or such Subsidiary on any matter. Section 3.2(c)(ii) of the Steuben Disclosure Letter sets forth a true, correct and complete listing of each outstanding series of trust preferred securities of Steuben and certain information with respect thereto, including the holders of such securities as of the date of this Agreement.

(d)   Reports; Financial Statements.   (i) Steuben and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivision, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Steuben and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Steuben, investigation into the business or operations of Steuben or any of its Subsidiaries since December 31, 2016, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Steuben or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Steuben or any of its Subsidiaries since December 31, 2016.
(ii)   An accurate copy of each final SEC Report filed with or furnished by Steuben or any of its Subsidiaries to the SEC since December 31, 2016 pursuant to the Securities Act or the Exchange Act (the “Steuben Reports”) is publicly available. No Steuben Report, as of the date thereof  (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Steuben Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Steuben Reports.
(iii)   Steuben has delivered, or caused to be delivered, to Community, or provided Community access to, true and complete copies of the Steuben Financial Statements. The Steuben Financial Statements (A) have been prepared from, and are in accordance with, the books and records of Steuben and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Steuben and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) comply in all material respects with applicable accounting requirements and with applicable Law with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Steuben and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned (or informed Steuben that it intends to resign) or been dismissed as independent public accountants of Steuben as a result of or in connection with any disagreements with Steuben on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(iv)   Neither Steuben nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Steuben, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Steuben as of June 30, 2019 (including any notes thereto) included in the Steuben Financial Statements, and for liabilities incurred in (A) the ordinary course of business consistent with past practice since June 30, 2019 that are not, individually or in the aggregate, material to Steuben and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

(v)   The records, systems, controls, data and information of Steuben and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Steuben or its Subsidiaries or accountants (including all means of access thereto and therefrom). Steuben has disclosed, based on its most recent evaluation prior to the date hereof, to Steuben’s outside auditors and the audit committee of Steuben’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Steuben’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of Steuben, any fraud, whether or not material, that involves management or other employees who have a significant role in Steuben’s internal controls over financial reporting.
(vi)   Since December 31, 2016, (A) neither Steuben nor any of its Subsidiaries, nor, to the Knowledge of Steuben, any director, officer, auditor, accountant or Representative of Steuben or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Steuben or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Steuben or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Steuben or any of its Subsidiaries, whether or not employed by Steuben or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Steuben or any of its officers, directors, employees or agents to the Board of Directors of Steuben or any committee thereof or to the Knowledge of Steuben, to any director or officer of Steuben.
(e)   Absence of Certain Changes or Events.   Since December 31, 2018, (A) except as disclosed in Section 3.2(e) of the Steuben Disclosure Letter and except for the negotiation of this Agreement and the transactions contemplated hereby, Steuben and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, (B) neither Steuben nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (C) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Steuben.
(f)   Tax Matters.   (i) All material amounts of Taxes of Steuben and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Each of Steuben and its Subsidiaries has timely filed all Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects. Neither Steuben nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Steuben and each of its Subsidiaries has made available to Community true and correct copies of the United States federal, state and local income Tax Returns and related workpapers filed by it for each Taxable Period with respect to which the statute of limitations has not closed. No claim has ever been made by a Taxing Authority in a jurisdiction where Steuben or any of its Subsidiaries does not file a Tax Return that Steuben or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Knowledge of Steuben and each of its Subsidiaries, no basis for such a claim exists.
(ii)   Except as disclosed in Section 3.2(f) of the Steuben Disclosure Letter, neither Steuben nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Steuben, any of its Subsidiaries or the assets of Steuben or any of its Subsidiaries. No officer or employee responsible for Tax matters of Steuben or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Steuben or any of its Subsidiaries, and neither Steuben nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and material state and local income and franchise Tax Returns of Steuben and its Subsidiaries for all Taxable Periods through December 31, 2015.
(iii)   Neither Steuben nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither Steuben nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Steuben nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by Contract or otherwise. None of Steuben and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.
(iv)   Steuben and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by them, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.
(v)   Neither Steuben nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Steuben or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.
(vi)   Neither Steuben nor any of its Subsidiaries is, or has ever been, a “controlled foreign corporation” within the meaning of the Section 957(a) of the Code. Steuben and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.
(vii)   Neither Steuben nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c) of the Code or any comparable provision of state Tax Law. Neither Steuben nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date: (A) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Law; (B) as a result of any “closing agreement” as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Law, executed on or prior to the Closing Date; (C) with respect to any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Law; (D) with respect to any installment sale or open transaction disposition made on or prior to the Closing Date; (E) with respect to any prepaid amount received on or prior to the Closing Date; or (F) due to Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Steuben nor any of its Subsidiaries has made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(viii)   Neither Steuben nor any of its Subsidiaries currently has any net operating losses.

(ix)   Steuben and each of its Subsidiaries have disclosed on their Tax Returns any position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code or comparable provision of state or local Tax Law) did not exist at the time the Tax Return was filed. Neither Steuben nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction. Neither Steuben nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract which could be treated as a partnership for U.S. federal income tax purposes.
(g)   Environmental Matters.   (i) Steuben has delivered, or caused to be delivered, to Community, or provided Community access to, true and complete copies of all environmental site assessments, environmental test results, environmental analytical data, boring logs and other environmental reports and studies held by Steuben and each of its Subsidiaries relating to their respective properties and Facilities.
(ii)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Steuben, Steuben and each of its Subsidiaries and their respective Facilities and properties are, and have been, in compliance with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to the properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.
(iii)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Steuben, during the period of  (A) Steuben’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of their respective properties and Facilities, or (B) Steuben’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective properties and Facilities, there have been no releases, discharges, spillages or disposals of Hazardous Material on, under, adjacent to or affecting (or potentially affecting) such properties or Facilities.
(h)   Compliance with Permits, Laws and Orders.   (i) Steuben and each of its Subsidiaries have in effect all Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.
(ii)   Steuben and each of its Subsidiaries are, and at all times since December 31, 2016 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business, financing, leasing, collection or other practices, and all agency requirements relating to the origination, sale and servicing of mortgage loans and consumer loans.
(iii)   Neither Steuben nor any of its Subsidiaries has received any notification or communication from any Governmental Authority (A) asserting that Steuben or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, any Permits.
(iv)   Neither Steuben nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2016, a recipient of any supervisory letter from, or since December 31, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Steuben Disclosure Letter, a “Steuben Regulatory Agreement”), nor has Steuben or any of its Subsidiaries been advised in writing or, to the Knowledge of Steuben, orally, since December 31, 2016, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Steuben Regulatory Agreement.
(v)   Neither Steuben nor any of its Subsidiaries (nor to Steuben’s Knowledge any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption Laws (collectively, the “Anti-Corruption Laws”) or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Steuben and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Steuben and its Subsidiaries with all applicable Anti-Corruption Laws.
(vi)   Steuben and its Subsidiaries are and since December 31, 2014 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Authority in jurisdictions where Steuben and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). Steuben and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Steuben and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.
(vii)   Except as required by the Bank Secrecy Act, to Steuben’s Knowledge, no employee of Steuben or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Steuben or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Steuben nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Steuben or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Steuben or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
(viii)   Neither Steuben nor any of its Subsidiaries nor to the Knowledge of Steuben, any director, officer, agent, employee or any other Person acting on behalf of Steuben or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by any Governmental Authority (collectively, “Sanctions”), nor is Steuben or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, Steuben and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Steuben and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Steuben and its Subsidiaries with all applicable Sanctions.
(i)   Labor Matters.   (i) Neither Steuben nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association. Since December 31, 2016, neither Steuben nor any of its

Subsidiaries has experienced any organizational campaign, petition or other unionization activity relating to any Service Provider, including seeking to make Steuben or any of its Subsidiaries conform to demands of organized labor or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association. There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Steuben, threatened against Steuben or any of its Subsidiaries, and none of Steuben nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2016. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Steuben to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(i)   There is no unfair labor practice charge or other material Litigation regarding Service Providers against Steuben or any of its Subsidiaries pending, or to the Knowledge of Steuben, threatened, before any court, arbitrator or Governmental Authority (including the National Labor Relations Board). Neither Steuben nor any of its Subsidiaries has failed to comply with any collective bargaining agreement or any other similar agreement with any labor organization, group or association and there are no grievances pending, or to the Knowledge of Steuben, threatened, under any such agreement.
(ii)   Steuben and its Subsidiaries are and have been since December 31, 2016 in compliance in all material respects with, and to the Knowledge of Steuben are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, Tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 (together with any other similar Laws, “WARN”)) and wages and hours. During the ninety (90) day period prior to the date hereof, neither Steuben nor any of its Subsidiaries has effectuated or announced or has plans to effectuate or announce (A) a “plant closing,” (B) a “mass layoff” or (C) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of WARN. No Service Providers provide services to Steuben or any of its Subsidiaries outside of the United States.
(iii)   To the Knowledge of Steuben, no Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation relating to the (i) right of any such Service Provider to be employed by, or provide services to, Steuben and its Subsidiaries or (ii) knowledge or use of trade secrets or proprietary information. Except as set forth in Section 3.2(i)(iv) of the Steuben Disclosure Letter, no Service Provider above the level of Vice President has given written notice or, to the Knowledge of Steuben, other notice of his or her intention to terminate his or her employment.
(j)   Employee Benefit Plans.   (i) Section 3.2(j)(i) of the Steuben Disclosure Letter contains a correct and complete list identifying each Steuben Benefit Plan. No Steuben Benefit Plan is operated outside of the United States. True and complete copies of each Steuben Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or written interpretations thereof  (including summary plan descriptions) have been furnished to Community together with any related (A) determination letter received from the Internal Revenue Service (“IRS”), (B) material communications to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority and (C) the three (3) most recent annual reports on Form 5500, financial statements and actuarial reports. Neither Steuben nor any of its Subsidiaries has committed to make any amendment to any Steuben Benefit Plan or to adopt or approve any new Benefit Plan.
(ii)   Since December 31, 2016, all Steuben Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act (as amended) and all other applicable Laws and no events have occurred with respect to any Steuben Benefit Plan that could reasonably result in payment or assessment by or against Steuben or any of its Subsidiaries of any penalties, Taxes, or other claims for relief under ERISA or the Code. There are no pending or, to the Knowledge of Steuben, threatened Litigation, governmental audits or investigations or other proceedings or participant claims (other than claims for benefits in the ordinary course of business) with respect to or against any Steuben Benefit Plan or its assets. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or any breach of a fiduciary duty has occurred with respect to any Steuben Benefit Plan that has caused or would reasonably be expected to cause Steuben or any of its Subsidiaries to incur any Liability under ERISA or the Code. Each Steuben Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the applicable guidance issued thereunder. There is no Contract, plan or arrangement covering any Service Provider that, individually or collectively, would entitle any Service Provider to any Tax gross-up or similar payment from Steuben or any of its Subsidiaries in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. All contributions and amounts due and payable under any Steuben Benefit Plan have been timely paid and accrued on the Steuben Financial Statements in accordance with GAAP.
(iii)   Each Steuben Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Steuben, there are no facts or circumstances that would reasonably be expected to cause any such determination letter to be revoked or not be reissued. Each trust created under any such Steuben Benefit Plan is, and has been since its establishment, exempt from Tax under Section 501(a) of the Code and, to the Knowledge of Steuben, there are no facts or circumstances that would reasonably be expected to result in the revocation of such exemption.
(iv)   Neither Steuben nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 of the Code nor has incurred or reasonably expects to incur, any Liability arising in connection with the termination of a Title IV Plan. Neither Steuben nor any of its ERISA Affiliates (nor any predecessor thereto) sponsors, maintains, administers or contributes to or has any obligation to contribute to (or has ever sponsored, maintained, administered or contributed to or had any obligation to contribute to), or has any Liability (contingent or otherwise) with respect to, any Benefit Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer plan,” within the meaning of Section 210 of ERISA or “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA.
(v)   Except as disclosed in Section 3.2(j)(v) of the Steuben Disclosure Letter, neither Steuben nor any of its ERISA Affiliates has any current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any Steuben Benefit Plan, other than with respect to benefit coverage mandated by Section 4980B of the Code (and at the sole cost of the applicable Service Provider). There are no loans or other types of indebtedness outstanding between Steuben and any of its Subsidiaries, as creditor, and any Service Provider, as debtor (or vice versa, other than outstanding obligations with respect to employee compensation or payments or contributions under any Steuben Benefit Plan that are accrued but not yet paid).
(vi)   Except as disclosed in Section 3.2(j)(vi) of the Steuben Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any Service Provider to severance pay, any other payment or forgiveness of indebtedness, (B) increase or enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Steuben Benefit Plan or any other agreement or arrangement with any Service

Provider, (C) result in any violation of, or default under, or limit the right of Steuben or its Subsidiaries, or, after the Effective Time, Community or any of its Subsidiaries, to amend, modify or terminate any Steuben Benefit Plan or (D) result in an amount paid or payable (whether in cash, property, in-kind benefits, the acceleration of vesting or payment or otherwise) that is an “excess parachute payment” within the meaning of Section 280G of the Code. Steuben has made available to Community true, correct, and complete copies of its calculations, together with any assumptions applicable thereto, evidencing that no such “excess parachute payments” will be paid or payable to any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder) in connection with the consummation of the transactions contemplated by this Agreement.
(k)   Material Contracts.   (i) Except as listed in Section 3.2(k) of the Steuben Disclosure Letter, as of the date of this Agreement, neither Steuben nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by Steuben or any of its Subsidiaries or the guarantee by Steuben or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of Steuben Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (B) any Contract containing covenants that limit the ability of Steuben or any of its Affiliates (including, after the Effective Time, Community or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Steuben or any of its Subsidiaries or Affiliates (including, after the Effective Time, Community or any of its Affiliates) may carry on its business, (C) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Steuben or any of its Subsidiaries of  $50,000 or more or (y) have a term exceeding twelve (12) months in duration (except those entered into in the ordinary course of business consistent with past practice with respect to Loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities), (D) any Contract between or among Steuben or any of its Subsidiaries or Affiliates, (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other technical services to or by Steuben or any of its Subsidiaries, (G) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (H) any Contract that provides any rights to investors in Steuben, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Steuben Board of Directors, (I) any Contract that provides for potential material indemnification payments by Steuben or any of its Subsidiaries, (J) any Contract or understanding with a labor union, in each case whether written or oral, (K)any Contract that grants any right of first refusal, right first offer or similar right with respect to any material assets, rights or properties of Steuben or its Subsidiaries, (L) any Contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Authority in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earn-out or other obligations that continue in effect after the date of this Agreement, or (M) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Steuben were required to file such with the SEC. With respect to each Contract described above: (w) the Contract is valid and binding on Steuben or the applicable Subsidiary party thereto and, to the Knowledge of Steuben, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Steuben nor any of its Subsidiaries is in Default thereunder; (y) neither Steuben nor any of its

Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Steuben, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. Except as listed in Section 3.2(k) of the Steuben Disclosure Letter, all indebtedness for money borrowed of Steuben and its Subsidiaries is prepayable without penalty or premium.
(ii)   All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, Contracts or agreements, whether entered into for Steuben’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Steuben nor any of its Subsidiaries, nor to the Knowledge of Steuben, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.
(l)   Legal Proceedings.   There is no material Litigation pending or, to the Knowledge of Steuben, threatened against or involving Steuben or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Steuben or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Steuben or any of its Subsidiaries. There is no material Litigation pending or, to the Knowledge of Steuben, threatened, against or involving any officer, director, advisory director or employee of Steuben or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Steuben or its Subsidiaries.
(m)   Intellectual Property.   (i) Either Steuben or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by Steuben or its Subsidiaries in its or its Subsidiaries’ business and that is material to such business. Neither Steuben nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Steuben or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Steuben or its Subsidiaries.
(ii)   Section 3.2(m)(ii) of the Steuben Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites and mask works owned by or exclusively licensed to Steuben or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Steuben, no royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii)   All patents, registered trademarks, service marks and copyrights held by Steuben and its Subsidiaries are valid and subsisting. Since December 31, 2016, neither Steuben nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n)   Loan and Investment Portfolios.   (i) All loans, loan agreements, notes or borrowing arrangements (including leases, lines of credit, extensions of credit, credit enhancements, commitments, guarantees, loan participations, promissory notes, loan commitments and interest-bearing assets) (collectively, “Loans”) in which Steuben or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Steuben and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (C) to the extent secured, have been secured by valid Liens that have been perfected and (D) are not the subject of any written notice from an obligor asserting any defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.
(ii)   True and complete lists of all Loans as of September 30, 2019, and of the investment portfolios of Steuben and each of its Subsidiaries as of such date, are disclosed in Section 3.2(n)(ii) of the Steuben Disclosure Letter. Except as specifically set forth in Section 3.2(n)(ii) of the Steuben Disclosure Letter, neither Steuben nor any of its Subsidiaries is a party to any Loan that, as of the most recent month-end prior to the date of this Agreement, (A) was delinquent by more than thirty (30) days in the payment of principal and/or interest, (B) to the Knowledge of Steuben, was otherwise in material default for more than thirty (30) days, (C) was on non-accrual status or classified as “substandard,” “doubtful,” “loss,” “other assets specially mentioned,” “special mention,” “criticized,” “classified,” “watch list” or any comparable classification by Steuben or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Steuben or any of its Subsidiaries, (D) was an obligation of any director, executive officer or five percent (5%) shareholder of Steuben or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, (E) was in violation of any Law, (F) has had its respective terms to maturity accelerated or with respect to which Steuben or any Subsidiary of Steuben has notified the borrower of its intention to accelerate the Loan or declare a default, (G) has been terminated or amended by Steuben or any Subsidiary of Steuben during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower (except for modifications and amendments contained in the loan file, true and complete copies of which have been made available to Community), (H) has a borrower, customer or other party to such Loan which has notified Steuben or any Subsidiary of Steuben during the past twelve (12) months of, or has asserted against Steuben, in writing, or to the Knowledge of Steuben, orally, any “lender liability” or similar claim that, if valid, would materially and adversely affect the value of the Loan, (I) has, during the past two (2) years, had its interest rate terms reduced and/or the maturity dates extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (except for reductions, extensions, modifications and amendments contained in the loan file, true and complete copies of which have been made available to Community), (J) in connection therewith, has a specific reserve allocation, or (K) was classified by Steuben as “other real estate owned,” including all other assets currently held that were acquired through foreclosure or in lieu of foreclosure (such Loans described in clauses (A) through (K), “Delinquent Loans”).
(iii)   Each outstanding Loan (including Loans held for resale to investors) in which Steuben or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Steuben and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv)   None of the agreements pursuant to which Steuben or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and neither Steuben nor any of its Subsidiaries has received written notice of any pending claim for it to repurchase Loans or interests therein.
(v)   Neither Steuben nor any of its Subsidiaries is now nor has it ever been since December 31, 2016, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o)   Adequacy of Allowances for Losses.   Each of the allowances for losses on Loans and other real estate included on the balance sheet as of June 30, 2019 included in the Steuben Financial Statements is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Steuben, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements). Each of the allowances for losses on Loans and other real estate reflected on the books of Steuben and its Subsidiaries at all times from and after the date of the balance sheet as of June 30, 2019 included in the Steuben Financial Statements is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Steuben, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p)   Community Reinvestment Act.   Steuben Bank is in compliance in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has received a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Steuben, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(q)   Privacy of Customer Information.   (i) Steuben and its Subsidiaries, as applicable, are the sole owners of all personally identifiable financial information (“PIFI”) relating to customers, former customers and prospective customers that will be transferred to Community or a Subsidiary of Community pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(q), “PIFI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 C.F.R. Part 1016.
(ii)   Steuben and its Subsidiaries’ collection and use of such PIFI, the transfer of such PIFI to Community or any of its Subsidiaries, and, assuming compliance by Community of all applicable state, federal and foreign privacy laws, the use of such PIFI by Community or any of its Subsidiaries complies or will comply (as the case may be) in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(r)   Technology Systems.   (i) Except as set forth in Section 3.2(r) of the Steuben Disclosure Letter, to the Knowledge of Steuben, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Steuben and its Subsidiaries prior to the Effective Time.
(ii)   The Technology Systems (for a period of eighteen (18) months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Steuben. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii)   Steuben has furnished to Community a true and correct copy of Steuben’s disaster recovery and business continuity arrangements.
(iv)   Neither Steuben nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Steuben’s or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).
(s)   Insurance Policies.   Steuben and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. Section 3.2(s) of the Steuben Disclosure Letter sets forth a true and complete list of all such insurance policies. Neither Steuben nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. Steuben and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof, each such policy is in full force and effect, none of Steuben or any of its Subsidiaries has received any notice of a material premium increase or involuntary cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Steuben and its Subsidiaries, Steuben or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three (3) years, none of Steuben or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and Steuben has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(t)   Corporate Documents.   Steuben has delivered to Community, with respect to Steuben and each of its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its Board of Directors, all as amended and currently in effect. All of the foregoing are current, complete and correct in all material respects.
(u)   State Takeover Laws.   Steuben has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Law of any jurisdiction (collectively, “Takeover Laws”). Steuben has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(v)   Certain Actions.   Neither Steuben nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Steuben, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Requisite Regulatory Approval. To the Knowledge of Steuben, there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(w)   Real Property.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Steuben, (a) Steuben or a Subsidiary of Steuben has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Steuben Financial Statements as being owned by Steuben or a Subsidiary of Steuben or acquired after the date thereof  (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Steuben Owned Properties”), free and clear of all Liens, except (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Steuben consistent with past practice, (v) restrictions on transfers under applicable Securities Laws, or (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (vi), collectively, “Permitted Liens”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Steuben Financial Statements or acquired after the date thereof  (except for leases that have expired by their terms since the date thereof) (collectively with the Steuben Owned Properties, the “Steuben Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Steuben, the lessor, and has the right under such valid and existing leases to occupy or use all of such Steuben Real Property as presently occupied and used by Steuben. There are no pending or, to the Knowledge of Steuben, threatened condemnation proceedings against the Steuben Real Property. Steuben has previously made available to Community a true and complete list of all Steuben Real Property as of the date of this Agreement.
(x)   Administration of Trust Accounts.   Steuben and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither Steuben nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Steuben or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.
(y)   Brokers and Finders.   Except for PNC FIG Advisory, Inc., neither Steuben nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. A true and complete copy of the engagement letter between Steuben and PNC FIG Advisory, Inc. has been delivered to Community.
(z)   Fairness Opinion.   Prior to the execution of this Agreement, the Board of Directors of Steuben has received the opinion (which, if initially rendered verabally, will be confirmed in a written opinion, dated the same date) of PNC FIG Advisory, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Steuben Common Shares and a signed copy of the written opinion will be delivered to Community solely for informational purposes after receipt thereof by Steuben. Such opinion has not been amended or rescinded as of the date of this Agreement.
(aa)   Transactions with Insiders and Affiliates.   Except as set forth in Section 3.2(aa) of the Steuben Disclosure Letter, there are no agreements, Contracts, plans, arrangements or other transactions, nor are there any currently proposed transaction or series of related transactions, between Steuben or any of its Subsidiaries, on the one hand, and any (1) officer or director of Steuben or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Steuben or (3) related interest or family member of any such officer, director or record or beneficial owner, in any case other than bank customer relationships, employment and related agreements, employee benefit plans and bank-owned life insurance policies.
(bb)   Certain Information.   When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Steuben Shareholder Meeting to vote upon the adoption of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Steuben relating to Steuben or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning Steuben and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.8 of this Agreement shall be true, correct and complete in all material respects.
(cc)   Investment Securities.   (i) Except for pledges to secure public and trust deposits, Federal Home Loan Bank of New York borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Steuben Financial Statements, and none of the material investments made by Steuben or any of its Subsidiaries since June 30, 2019, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
(ii)   Each of Steuben and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Steuben Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Steuben or its Subsidiaries. Such securities and commodities are valued on the books of Steuben in accordance with GAAP in all material respects.
(iii)   Steuben and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Steuben believes are prudent and reasonable in the context of such businesses and Steuben and its Subsidiaries have, since December 31, 2016, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Steuben has made available to Community the material terms of such policies, practices and procedures.
(dd)   Ownership of Community Common Stock.   Neither Steuben, any Subsidiary of Steuben nor, to the Knowledge of Steuben, any director or officer of Steuben or of any Subsidiary of Steuben, beneficially owns or, within the past two (2) years has beneficially owned, in the aggregate three percent (3%) or more of the outstanding shares of Community Common Stock.
Section 3.3   Representations and Warranties of Community.   Subject to and giving effect to Section 3.1 and except as (i) set forth in the Community Disclosure Letter or (ii) disclosed in any of Community’s SEC Reports filed with or furnished to the SEC on or after December 31, 2018 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature), Community hereby represents and warrants to Steuben as follows:
(a)   Organization, Standing, and Power.   Community and each of its Subsidiaries (i) are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii), where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Community. Community is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act. Community Bank is a national banking association with its main office located in the State of New York. Community Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950 and applicable regulations thereunder, its deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Community, threatened.
(b)   Authority; No Breach of Agreement.   (i) Community has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 3.2(dd), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Community’s duly constituted Board of Directors). Assuming due authorization, execution and delivery of this Agreement by Steuben, this Agreement represents a legal, valid and binding obligation of Community, enforceable against Community in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles, except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   Community’s Board of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. Community Bank’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.
(iii)   Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Community or Community Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Community or Community Bank, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Community or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Community or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (iv) below, violate any Law or Order applicable to Community or Community Bank or any of their respective material assets, except, in the case of clauses (B) and (C), as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Community to perform its obligations under this Agreement or to timely consummate the Merger.
(iv)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (B) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (C) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.3(b)(iv)(C) of the Community Disclosure Letter or Section 3.2(b)(vi) of the Steuben Disclosure Letter and approval of such applications, filings or notices, (D) the filing of the Certificates of Merger with the New York Secretary pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL and (E) as otherwise set forth in Section 3.3(b)(iv)(E) of the Community Disclosure Letter, no Order of, or Consent of, to or with any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Community or Community Bank, as applicable, or the consummation by Community or Community Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.
(c)   Capital Stock.   Community’s authorized capital stock consists of  (i) 75,000,000 shares of Community Common Stock, of which, as of Capitalization Date, 51,674,767 shares were issued and outstanding (which includes 197,271 shares of Community Common Stock subject to vesting or forfeiture restrictions and granted under a Benefit Plan of Community or its Subsidiaries) with 184,088 shares held in its treasury and (ii) 500,000 shares of preferred stock, $1.00 par value per share (the “Community Preferred Stock”), of which, as of the Capitalization Date, zero shares were issued and outstanding. Except as set forth in this Section 3.3(c) or granted under a Benefit Plan, as of the Capitalization Date there were no shares of Community Common Stock or other equity securities of Community outstanding and no outstanding Rights relating to Community Common Stock or Community Preferred Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Community. All of the outstanding shares of Community Common Stock are duly and validly issued and outstanding and are fully paid (or will be fully paid when vested) and, except as expressly provided otherwise under applicable Law, non-assessable under the DGCL. None of the outstanding shares of Community Common Stock have been issued in violation of any preemptive rights of the current or past stockholders of Community. All of the outstanding shares of Community Common Stock and all Rights to acquire shares of Community Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of Community’s Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of Community’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Community owns all of the issued and outstanding shares of capital stock or other ownership interests of all of its material Subsidiaries, free and clear of all Liens (other than Permitted Liens).
(d)   Reports; Financial Statements.   (i) Community and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivisions, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Community and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Community, investigation into the business or operations of Community or any of its Subsidiaries since December 31, 2016, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Community or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Community or any of its Subsidiaries since December 31, 2016, in each case of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Community.
(ii)   An accurate copy of each final SEC Report filed with or furnished by Community or any of its Subsidiaries to the SEC since December 31, 2016 pursuant to the Securities Act or the Exchange Act (the “Community Reports”) is publicly available. No Community Report, as of the date thereof  (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Community Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Community has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
(iii)   The financial statements of Community and its Subsidiaries included (or incorporated by reference) in the Community Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Community and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Community and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Community and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned (or informed Community that it intends to resign) or been dismissed as independent public accountants of Community as a result of or in connection with any disagreements with Community on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(iv)   As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Community, neither Community nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Community, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Community included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto), and for liabilities incurred (A) in the ordinary course of business consistent with past practice since June 30, 2019, or (B) in connection with this Agreement and the transactions contemplated hereby.
(v)   The records, systems, controls, data and information of Community and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Community or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community. Community (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Community, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Community by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Community’s outside auditors and the audit committee of Community’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Community’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of Community, any fraud, whether or not material, that involves management or other employees who have a significant role in Community’s internal controls over financial reporting. To the Knowledge of Community, there is no reason to believe that Community’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(vi)   Since December 31, 2016, (A) neither Community nor any of its Subsidiaries, nor, to the Knowledge of Community, any director, officer, auditor, accountant or Representative of Community or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Community or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Community or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Community or any of its Subsidiaries, whether or not employed by Community or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Community or any of its officers, directors, employees or agents to the Board of Directors of Community or any committee thereof or to the Knowledge of Community, to any director or officer of Community.
(e)   Legal Proceedings.   There is no Litigation pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Community or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Community. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community, there are no Orders of any Governmental Authority outstanding against Community or any of its Subsidiaries.
(f)   Compliance with Laws.   (i) Community and each of its Subsidiaries are, and at all times since December 31, 2016, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties, assets and employees. Community and each of its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their material properties and assets and to carry on their businesses and operations as now conducted and, to Community’s Knowledge, there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.
(ii)   Neither Community nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2016, a recipient of any supervisory letter from, or since December 31, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Community Disclosure Letter, a “Community Regulatory Agreement”), nor has Community or any of its

Subsidiaries been advised in writing or, to the Knowledge of Community, orally, since December 31, 2016, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Community Regulatory Agreement.
(iii)   Neither Community nor any of its Subsidiaries (nor, to the Knowledge of Community, any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g)   Absence of Certain Changes or Events.   Since December 31, 2018 through the date of this Agreement, (A) except for the negotiation of this Agreement and the transactions contemplated hereby and for the acquisition of Kinderhook Bank Corp., Community and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (B) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Community.
(h)   Community Reinvestment Act.   Community Bank has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Community, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i)   Legality of Community Securities.   All shares of Community Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable.
(j)   Certain Actions.   Neither Community nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Community, there are no facts or circumstances, that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Requisite Regulatory Approval. To Community’s Knowledge there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.
(k)   Brokers and Finders.   Except for D.A. Davidson & Co., neither Community nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(l)   Merger Consideration.   Community now has and will have, at the Effective Time, unissued shares of Community Common Stock and shares of Community Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of Community Common Stock contemplated by ARTICLE 2, and a sufficient amount of cash to pay the amounts contemplated by ARTICLE 2.
(m)   Certain Information.   When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Steuben Shareholder Meeting to vote upon the adoption of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Community relating to Community or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities

Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning Community and its directors, officers, and stockholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.8 of this Agreement shall be true, correct and complete in all material respects.
(n)   Regulatory Capitalization.   Community Bank is, and as of immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Community is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board.
(o)   Labor Matters.
(i)   Neither Community nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association. Since December 31, 2016, neither Community nor any of its Subsidiaries has experienced any organizational campaign, petition or other unionization activity relating to any Service Provider, including seeking to make Community or any of its Subsidiaries conform to demands of organized labor or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association. There is no strike or work stoppage pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Community to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(ii)   There is no material unfair labor practice charge or other material Litigation regarding Service Providers against Community or any of its Subsidiaries pending, or to the Knowledge of Community, threatened, before any court, arbitrator or Governmental Authority (including the National Labor Relations Board). Neither Community nor any of its Subsidiaries has failed to comply with any collective bargaining agreement or any other similar agreement with any labor organization, group or association and there are no grievances pending, or to the Knowledge of Community, threatened, under any such agreement.
(iii)   Community and its Subsidiaries are in compliance in all material respects with, and to the Knowledge of Community are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, Tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988).
(p)   Privacy of Customer Information.   Community and its Subsidiaries’ collection and use of PIFI and the use of such PIFI by Community or any of its Subsidiaries complies in all material respects with all applicable Law.
(q)   Insurance Policies.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Community and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
Section 4.1   Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to ARTICLE 6 or the Effective

Time, except as expressly permitted by this Agreement or as required by applicable Law, (a) Steuben shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed, and (b) each Party shall, and shall cause its Subsidiaries to, take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
Section 4.2   Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to ARTICLE 6 or the Effective Time, except as expressly permitted by this Agreement (including as set forth in Section 4.2 of the Steuben Disclosure Letter) or as required by applicable Law, Steuben shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Community (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend or propose to amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;
(b)   (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than (A) dividends paid by any of the Subsidiaries of Steuben to Steuben or any of its wholly-owned Subsidiaries, (B) regular quarterly cash dividends by Steuben at a rate not in excess of  $0.36 per Steuben Common Share with record and payment dates consistent with the comparable quarters in the prior year (subject to Section 4.19), (C) acquisitions of Steuben Common Shares resulting from the net exercise of Steuben Stock Options outstanding as of the date hereof, in accordance with their terms as of the date hereof, and (D) dividends payable on the trust preferred securities issued in connection with the Steuben Debentures in accordance with the terms of the applicable governing documents, (iii) grant or issue any Rights, (iv) issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or Rights, other than issuances of Steuben Common Shares upon the exercise of Steuben Stock Options in existence on the date hereof pursuant to their terms, (v) fulfill participant purchases of Steuben Common Shares under the Steuben Dividend Reinvestment Plan through the issuance of authorized and unissued Steuben Common Shares or Steuben treasury stock, or (vi) make any material change in any instrument or Contract governing the terms of any of its securities;
(c)   other than in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person other than a wholly-owned Subsidiary of Steuben;
(d)   charge off  (except as may otherwise be required by Law or by Regulatory Authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of Loans;
(e)   terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent Liability;
(f)   enter into any material new line of business;
(g)   except in the ordinary course of business consistent with past practice: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any Lien, encumbrance or other Liability any of its assets; (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of  $25,000 in the aggregate for Steuben and its Subsidiaries; or (iv) incur any material Liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 3.2(k) of the Steuben Disclosure Letter or transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property;
(h)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six (6) months or less)); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;
(i)   other than purchases of investment securities in the ordinary course of business consistent with past practice, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   except in the ordinary course of business or as disclosed in Section 4.2(j) of the Steuben Disclosure Letter, terminate, materially amend or modify or waive any material provision of, any material Contract other than any contract that terminates by its terms or normal renewals of Contracts without material adverse changes of terms, or enter into any material Contract;
(k)   other than as required under applicable Law or by Steuben Benefit Plans as in effect at the date of this Agreement and listed in Section 3.2(j)(i) of the Steuben Disclosure Letter, (i) adopt, enter into, establish, terminate, renew or amend any Benefit Plan (or communicate any intention to take any such action), (ii) change the compensation or benefits of any director, officer or other Service Provider, other than an across-the-board cost of living increase in base salary applicable to all current employees of Steuben and its Subsidiaries, which does not exceed two percent (2%) of each such current employee’s base salary in effect as of the date of this Agreement, (iii) adopt, enter into or amend any collective bargaining agreement or any other similar agreement with any labor organization, group or association, (iv) adopt, enter into, establish, amend or grant any employment, severance, change in control, termination, deferred compensation, pension or retirement arrangement, (v) grant or pay any equity awards or other incentive compensation, or pay any bonus or incentive compensation under a pre-existing Steuben Benefit Plan in excess of the amount accrued on the Steuben Financial Statements through December 31, 2019 and earned as determined in the sole discretion of Steuben’s Board of Directors, reasonably exercised, in accordance with the applicable terms of such pre-existing Steuben Benefit Plan, (vi) accelerate any rights or benefits under any Steuben Benefit Plan, including accelerating the vesting of, or the lapsing of restrictions with respect to, any Steuben Stock Options or otherwise amend the terms of any outstanding equity awards or equity-based awards, (vii) pay any severance in excess of what is legally required, (viii) take any action to fund or secure the payment of any amounts under any Steuben Benefit Plan, or change any assumptions used to calculate funding or contribution obligations under any Steuben Benefit Plan, other than as required by GAAP, or (ix) hire or terminate (other than for cause) any director, officer, or any other Service Provider with annual base salary or wages that is reasonably anticipated to exceed $100,000;
(l)   commence, settle or agree to settle any Litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $100,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Steuben or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Steuben or any of its Subsidiaries, or, after the Closing, Community or any of its Subsidiaries;
(m)   materially revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or any Regulatory Authority;
(n)   (i) file any Tax Return except in the ordinary course of business consistent with past practice or amend any Tax Return; (ii) settle or compromise any Tax Liability; (iii) make, change or revoke any

Tax election or change any method of Tax accounting, except as required by applicable Law; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;
(o)   change its fiscal or Tax year;
(p)   knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in ARTICLE 5 not being satisfied; provided, that nothing in this Section 4.2(p) shall preclude Steuben from exercising its rights under Section 4.5 or 4.12;
(q)   merge or consolidate itself or its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve (or adopt or enter into a plan to effect any of the foregoing) itself or any of its Subsidiaries (other than mergers or consolidations solely involving its Subsidiaries);
(r)   acquire assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of  $50,000;
(s)   enter into any Contract that would have been required to be disclosed in Section 3.2(k) of the Steuben Disclosure Letter had it been entered into prior to the execution of this Agreement;
(t)   make any changes in the mix, rates, terms or maturities of Steuben Bank’s deposits or other Liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place; open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility;
(u)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Authority;
(v)   make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Community; provided, that this covenant shall not prohibit Steuben Bank from extending or renewing Loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of Loans currently in its Loan portfolio;
(w)   renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Steuben or any of its Subsidiaries or, after the Effective Time, Community or any of its Subsidiaries;
(x)   waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Steuben or any of its Subsidiaries is a party;
(y)   engage in (or modify in a manner adverse to Steuben or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate or any director or officer thereof  (or any Affiliate or immediate family member of any such Person or any Affiliate of such Person’s immediate family members);
(z)   except in the ordinary course of business consistent with past practice, enter into any new lease of real property or amend the terms of any existing lease of real property;
(aa)   incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of  $100,000, except as disclosed in the annual business plan or budget previously disclosed to Community;

(bb)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(cc)   agree or commit to take any of the actions prohibited by this Section 4.2.
Section 4.3   Litigation.   Each of Community and Steuben shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of Community or Steuben, as applicable, threatened against Community, Steuben or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Community, Steuben or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Steuben shall give Community the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Steuben and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Community’s prior written consent.
Section 4.4   State Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Community and Steuben shall execute and the Parties shall cause to be filed the Certificates of Merger with the New York Secretary and the Delaware Secretary and any other such filings with the State of New York or the State of Delaware necessary to effect the transactions contemplated in this Agreement.
Section 4.5   Steuben Shareholder Approval.   (a) Steuben shall call and give notice of a meeting of its shareholders (the “Steuben Shareholder Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Steuben Shareholder Approval and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and Steuben shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Steuben shall use its reasonable best efforts to obtain from the shareholders of Steuben the Steuben Shareholder Approval, including by communicating to its shareholders the Steuben Directors’ Recommendation (and including such recommendation in the Proxy Statement), and, if requested by Community, Steuben shall engage a proxy solicitor reasonably acceptable to Community to assist in the solicitation of proxies from shareholders relating to the Steuben Shareholder Approval; provided, however, that, prior to the Steuben Shareholder Meeting and subject to Sections 6.1 and 6.2, so long as Steuben has complied with its obligations under Section 4.12, if the Board of Directors of Steuben, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that, because of  (x) the receipt of an Acquisition Proposal that constitutes a Superior Proposal or (y) the occurrence of an Intervening Event, failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Steuben may submit this Agreement to Steuben’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Steuben may communicate the basis for its lack of a recommendation to Steuben’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided further, that the Board of Directors of Steuben may not take any actions under the foregoing proviso unless (i) it gives Community at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonably detailed description of the Acquisition Proposal or Intervening Event giving rise to its determination to take such action (including, in the case of an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or modification thereof), (ii) during such five (5) Business Day notice period, Steuben shall, and shall cause its financial and legal advisors to, negotiate with Community in good faith (to the extent Community seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Community, and (iii) at the end of such notice period, the Board of Directors of Steuben takes into account in good faith any amendment or modification to this Agreement proposed by Community and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal or material development with respect to any Intervening Event will be deemed to be a new Acquisition Proposal or Intervening Event, as the case may be, for purposes of this Section 4.5(a) and will require a new notice period as referred to in this Section 4.5(a).
(b)   Steuben shall adjourn or postpone the Steuben Shareholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient Steuben Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Steuben has not received proxies representing a sufficient number of shares necessary to obtain the Steuben Shareholder Approval, and, subject to the terms and conditions of this Agreement, Steuben shall continue to use all reasonable best efforts, together with its proxy solicitor (if applicable), to solicit proxies from Steuben shareholders in favor of the Steuben Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Steuben Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Steuben at the Steuben Shareholder Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Steuben of such obligation.
Section 4.6   Listing of Community Common Stock.   Community shall cause the shares of Community Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 4.7   Reasonable Best Efforts.   (a) Subject to the terms and conditions of this Agreement, including Section 4.8, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that Steuben shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Community, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b)   Immediately following the Effective Time, the Parties shall take all actions necessary to consummate the Bank Merger.
(c)   Each Party undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action that would prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)   The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.
Section 4.8   Applications and Consents.   (a) Community and Steuben shall promptly prepare and file with the SEC, no later than sixty (60) days after the date of this Agreement, the Proxy Statement and Community shall promptly prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Community and Steuben shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Steuben shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Community shall also use its reasonable best efforts to obtain all necessary state Securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Steuben shall furnish all information concerning Steuben and the holders of Steuben Common Shares as may be reasonably requested in connection with any such action.

(b)   The Parties shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such Permits, Consents, approvals and authorizations of all such Governmental Authorities and third parties. Without limiting the generality of the foregoing, as soon as reasonably practicable and in no event later than sixty (60) days after the date of this Agreement, Community and Steuben shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Authority in order to obtain the Requisite Regulatory Approvals.
(c)   Community and Steuben shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Steuben or Community, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. To the extent not prohibited by applicable Law, the Parties agree that they will consult with each other with respect to the obtaining of all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, Steuben shall give Community and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(d)   In furtherance and not in limitation of the foregoing, each of Community and Steuben shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.
(e)   Community and Steuben shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Community, Steuben or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(f)   To the extent permitted by applicable Law, Community and Steuben shall promptly advise each other upon receiving any communication from any Governmental Authority whose Consent is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such Consent will be materially delayed.
(g)   As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, Consents, Orders or approvals from, to or with (x) the Federal Reserve Board, the OCC, the FDIC, the New York State Department of Financial Services or any Federal Home Loan Bank or Federal Reserve Bank that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (y) any other approvals set forth in Sections 3.2(b)(vi) and 3.3(b)(iv) that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except in the case of this clause (y) for any such authorizations, Consents, Orders or approvals the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Steuben or Community, as the case may be.
(h)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Community or its Subsidiaries to take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community, Steuben, and their respective Subsidiaries, taken as a whole, or prohibit or materially limit the ownership or operation by Steuben or any of its Subsidiaries, or Community or any of its Subsidiaries, of all or any material portion of the business or assets of Steuben and its Subsidiaries or Community and its Subsidiaries, in each case taken as a whole, or compel Community or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Steuben and its Subsidiaries or Community and its Subsidiaries, in each case taken as a whole (a “Materially Burdensome Regulatory Condition”).
Section 4.9   Notification of Certain Matters.   Each Party will give prompt written notice to the other Party (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, change, circumstance or effect that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, or give rise to a termination right under Section 6.1. Steuben shall deliver to Community a copy of the written opinion (or any withdrawal of such opinion) of PNC FIG Advisory, Inc. or any other financial advisor, as soon as reasonably practicable after Steuben’s receipt thereof.
Section 4.10   Investigation and Confidentiality.   (a) Upon reasonable notice and subject to applicable Laws, Steuben shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Community, access, during normal business hours during the period prior to the Effective Time, to all of their properties, books, Contracts, commitments, personnel, information technology systems and records, and, during such period, Steuben shall, and shall cause its Subsidiaries to, make available to Community such information concerning their respective businesses, properties and personnel as Community may request. Community shall use commercially reasonable efforts to minimize any interference with Steuben’s regular business operations during any such access. No investigation by Community shall affect the representations and warranties of Steuben or the right of Community to rely thereon.
(b)   Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement.
(c)   Steuben shall provide Community, no later than fifteen (15) days after the end of each month, a written update on each of its Delinquent Loans.
Section 4.11   Press Releases; Publicity.   Prior to the Effective Time, each Party shall consult with and obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the other as to the form and substance of any press release, other public statement or stockholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or stockholder communication or making any other public or stockholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or the NYSE.
Section 4.12   Acquisition Proposals.   (a) Steuben agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) continue, engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person (other than Persons who are Affiliates or Representatives of Steuben or Community) relating to, or (iv) approve, recommend, agree to or accept, any Acquisition Proposal; provided, that, prior to, but not after, the time the Steuben Shareholder Approval is obtained, if

Steuben receives an unsolicited bona fide Acquisition Proposal after the date of this Agreement that was not received in violation of clauses (i) – (iv) above, and Steuben’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Steuben may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data to and participate in such negotiations or discussions with the Person making such Acquisition Proposal to the extent that the Board of Directors of Steuben concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Steuben shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and shall provide to Community any such information not previously provided to Community. Notwithstanding anything to the contrary contained in this Agreement, Steuben and its Representatives may (without any determination by the Board of Directors of Steuben or consultation with outside counsel or its financial advisor) (x) following receipt of an unsolicited bona fide Acquisition Proposal after the date of this Agreement and prior to the time the Steuben Shareholder Approval is obtained that was not received in violation of clauses (i) – (iv) above, contact such third party solely in order to clarify and understand the terms and conditions of such Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and/or (y) direct any Person who makes an Acquisition Proposal or who expresses interest to Steuben in making an Acquisition Proposal to this Agreement, including the provisions of this Section 4.12. Steuben will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Community with respect to any Acquisition Proposal. Steuben shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Community and its Affiliates and its and their Representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal and shall withdraw and terminate any access that was granted to any third party to any “data room” (electronic or physical) that was established in connection with a transaction involving Steuben.
(b)   Steuben shall promptly, and in any event within twenty four (24) hours of receipt, advise Community in writing in the event Steuben or any of its directors, employees, officers or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Community with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). Steuben shall keep Community informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within twenty four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Steuben shall promptly (and in any event within twenty four (24) hours) notify Community orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(c)   Neither the Board of Directors of Steuben nor any committee thereof shall (i) except as expressly permitted by Section 4.5(a), (A) withdraw (or modify or qualify in any manner adverse to Community) the approval, recommendation or declaration of advisability by the Board of Directors of Steuben or any such committee of this Agreement, the Merger, or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D)

submit this Agreement to its shareholders without recommendation (each such action set forth in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit Steuben or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 4.12(a)) or (B) resolve, agree or propose to take any such actions.
(d)   Steuben agrees that any breach by its directors, officers, employees, Affiliates or Representatives of this Section 4.12 shall be deemed a breach by Steuben.
(e)   Nothing contained in this Agreement shall prevent Steuben or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Steuben’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, a “stop, look and listen” communication shall not be deemed an Adverse Recommendation Change if the Board of Directors of Steuben publicly states that the Steuben Directors’ Recommendation has not changed or refers shareholders to the Steuben Directors’ Recommendation.
Section 4.13   Takeover Laws.   None of Steuben, Community or their respective Boards of Directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.
Section 4.14   Employee Matters.   (a) Except as would result in a duplication of benefits, the current employees of Steuben or any of its Subsidiaries who continue as employees of Community or its Subsidiaries after the Effective Time (“Continuing Employees”) shall be given, subject to applicable Law, credit for past service with Steuben and its Subsidiaries to the extent credited by Steuben and its Subsidiaries prior to the Effective Time for purposes of determining eligibility for employee benefits under all employee health and welfare programs maintained by Community or its Subsidiaries in which such Continuing Employees participate following the Effective Time and for purposes of determining length of vacation, sick time and paid time off under Community’s applicable plan or policy (but not for purposes of eligibility for, vesting under, or accrual with respect to any defined benefit pension plan, retiree health or welfare plan or equity award or other long-term incentive compensation plans). In addition, under the welfare plans of Community and its Subsidiaries in which Continuing Employees participate, Community shall use its commercially reasonable efforts to (i) waive, or cause to be waived, for each participating Continuing Employee, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Steuben or its Subsidiaries prior to the Effective Time and (ii) recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by each participating Continuing Employee in the calendar year in which the Effective Time occurs.
(b)   In the event that the employment of any Continuing Employee shall be terminated by Community or one of its Subsidiaries, other than for Cause, during the Severance Period (as each term is defined in Section 4.14(b) of the Steuben Disclosure Letter), such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits as set forth in Section 4.14(b) of the Steuben Disclosure Letter.

(c)   Prior to the Effective Time, Steuben shall take, and shall cause its Subsidiaries to take, all actions that may be requested by Community in writing with respect to (i) causing one or more Steuben Benefit Plans (other than (x) any employment agreements and severance arrangements with Steuben employees in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Steuben Disclosure Letter and (y) the Deferred Compensation Plans (provided, however, that the Parties may mutually determine to terminate such plans)) to terminate as of or following the date immediately preceding the Effective Time or for benefit accruals and entitlements to cease as of or following the date immediately preceding the Effective Time, (ii) causing the continuation on and after the Effective Time of any Contract, arrangement or insurance policy relating to any Steuben Benefit Plan for such period as may be requested by Community, or (iii) cooperating with Community to facilitate the merger of any Steuben Benefit Plan into any Benefit Plan of Community or its Subsidiaries as of or following the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(b) shall be subject to Community’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(d)   Community shall honor, each in accordance with its terms, the employment agreements and severance arrangements with Continuing Employees in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Steuben Disclosure Letter, except to the extent that any such agreements or arrangements are superseded or terminated as of or following the Effective Time.
(e)   In the event of any termination of any Steuben Benefit Plan providing employer-provided health coverage or consolidation of any such plan with any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage within twelve (12) months after the Effective Time, (i) Community shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated employees of Community and its Subsidiaries and (ii) former employees of Steuben or any of its Subsidiaries and their qualified beneficiaries will have the right to continued coverage under a group health plan of Community to the extent required by The Consolidated Omnibus Budget Reconciliation Act of 1985. During the twelve (12) months after the Effective Time, unless a Continuing Employee causes coverage to terminate under a Steuben Benefit Plan providing employer-provided health coverage prior to the time that a Continuing Employee becomes eligible to participate in any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage, neither Community nor any of its Subsidiaries shall terminate the coverage of any of the Continuing Employees or their dependents as of the Effective Time under any Steuben Benefit Plan providing employer-provided health coverage prior to the time such Continuing Employees and their dependents become eligible to participate in a Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage.
(f)   As of and following the Effective Time, Community shall assume the Steuben Amended and Restated Director Deferred Fee Agreements, the Steuben Split Dollar Agreements and the Steuben Executive Amended and Restated Deferred Compensation Agreements (collectively, the “Deferred Compensation Plans”) and shall continue to honor the terms and obligations thereunder (and refrain from terminating such Deferred Compensation Plans during the one (1)-year period following the Effective Time) unless the Deferred Compensation Plans are terminated prior to the Effective Time by mutual agreement of the Parties.
(g)   As of the Effective Time, Community shall implement a stay bonus pool for stay bonus awards to select employees of Steuben and Steuben Bank on the terms set forth in Section 4.14(g) of the Steuben Disclosure Letter.
(h)   The provisions of this Section 4.14 are solely for the benefit of the parties hereto, and no Service Provider or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing herein, expressed or implied, shall be construed as an amendment to any Benefit Plan for any purpose or confer upon any Continuing Employee or any other Person any right to employment or continued employment with any of the parties hereto or any of their Subsidiaries or

Affiliates for any period. Except as expressly provided in Section 4.14(f), nothing in this Section 4.14 shall be construed to limit the right of Community or any of its Subsidiaries (including, following the Effective Time, Steuben and its Subsidiaries) to amend or terminate any Steuben Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require Community or any of its Subsidiaries to retain the employment of any particular Continuing Employee for any fixed period of time following the Effective Time.
Section 4.15   Certain Policies.   Following receipt of all Requisite Regulatory Approvals and adoption of this Agreement at the Steuben Shareholder Meeting:
(a)   Steuben shall, consistent with GAAP and applicable Law and on a basis mutually satisfactory to it and Community, modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of Community;
(b)   Steuben and Community shall review the adequacy of reserves for loan losses currently established by Steuben and, if deemed warranted by both parties under GAAP, Steuben shall make mutually acceptable changes to such reserves; and
(c)   Steuben shall consult with Community with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Steuben’s expenses incurred in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement, and, subject to GAAP and applicable Law, Steuben shall recognize its costs and expenses in connection with the transactions contemplated hereby at such time or times as are reasonably requested by Community.
Section 4.16   Indemnification.   (a) From and after the Effective Time, Community shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of Steuben and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements effected with the prior written consent of Community (such consent not to be unreasonably withheld, conditioned or delayed), fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time (regardless of whether the Indemnified Party is a named party or a participant other than as a named party, including as a witness), arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of Steuben or any of its Subsidiaries or is or was serving at the request of Steuben or any of its Subsidiaries as a director, officer, agent, trustee or fiduciary of another Person (including in any capacity with respect to any employee benefit plan) and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Community shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted by applicable Law within thirty (30) days after a written request setting forth such expenses in reasonable detail; provided that the Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. The Indemnified Party shall reasonably cooperate with Community in the Indemnified Party’s defense of any such claim, action, suit, proceeding or investigation.
(b)   Subject to applicable Law, for a period of six (6) years after the Effective Time, Community shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Steuben (provided, that Community may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Steuben or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Community shall not be obligated to expend, on an annual basis, an amount in excess of two hundred percent (200%) of the current annual premium paid as of the date hereof by Steuben for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Community shall cause to be maintained policies of insurance which, in Community’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Steuben, in consultation with Community, may (and at the request of Community, Steuben shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6) year “tail” policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Steuben purchases such a “tail policy,” Community shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for such six (6) year period.
(c)   Subject to applicable Law, the obligations of Community and Steuben under this Section 4.16 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other Person entitled to the benefit of this Section 4.16 without the prior written consent of the affected Indemnified Party or affected Person (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 4.16).
(d)   Subject to applicable Law, the provisions of this Section 4.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and are in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such individual may have under the Bylaws of Steuben or its Subsidiaries, or by indemnification agreement, resolution, contract or otherwise. If Community or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 4.16 are not otherwise transferred and assumed by such successors and assigns by operation of Law or otherwise, Community will cause proper provision to be made so that the successors and assigns of Community will expressly assume the obligations set forth in this Section 4.16.
Section 4.17   Steuben Debt.   (a) Community will execute and deliver, or cause to be executed and delivered, by or on behalf of Steuben, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Steuben’s outstanding Junior Subordinated Debt Securities due 2037 (the “Steuben Debentures”) and (to the extent informed of such requirement by Steuben) other agreements to the extent reasonably required by the terms of the Steuben Debentures.
(b)   Prior to the Effective Time, Steuben shall, and shall cause its Subsidiaries to, take all such actions reasonably requested by Community or any of its Subsidiaries with respect to the Steuben Debentures (i) to the extent required by the terms of the Steuben Debentures or under applicable Law to be taken prior to the Effective Time, including without limitation, the giving of any notices that may be required in connection with the Merger or the Bank Merger, and the delivery of any supplemental indentures, legal opinions, officers’ certificates, or other documents or instruments required in connection with the Merger, the Bank Merger and the respective consummation thereof or (ii) in order to facilitate Community’s compliance with the foregoing Section 4.17(a).
Section 4.18   Systems Integration; Operating Functions.   From and after the date hereof, Steuben and Steuben Bank shall and shall cause their directors, officers and employees to, and shall use commercially reasonable efforts (during normal business hours and without undue disruption to either business) to cause Steuben Bank’s data processing consultants and software providers to, cooperate and assist Community, upon Community’s reasonable request, in connection with an electronic and systems conversion of all applicable data of Steuben and its Subsidiaries concerning the Loans, deposits and other assets and Liabilities of Steuben and its Subsidiaries to the Community systems. Such cooperation and assistance shall include the training of Steuben’s and its Subsidiaries’ employees, during normal business hours, and providing Community and its Subsidiaries with computer file instructions with respect to the information in its data processing system regarding the assets and Liabilities of Steuben and Steuben Bank, together with operational procedures designed to implement the transfer of such information to

Community and its Subsidiaries, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. Steuben and its Subsidiaries shall cooperate with Community in connection with the planning for the efficient and orderly combination of the parties and the operation of Community Bank (including the former operations of Steuben Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Community may decide. Steuben shall, and shall cause its Subsidiaries to, take any action Community may reasonably request prior to the Effective Time to facilitate the combination of the operations of Steuben Bank with Community Bank upon the completion of the Merger. After the execution of this Agreement, Steuben and Community shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters. Prior to the Effective Time, except as disclosed in Section 4.2 of the Steuben Disclosure Letter, Steuben shall not enter into, extend, modify, or terminate any agreement with a third party vendor providing information technology or data processing services or software to Steuben or any Subsidiary of Steuben without the prior written consent of Community, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, subject to Section 4.20, senior officers of Steuben and Community shall meet from time to time as Steuben or Community may reasonably request, to review the financial and operational affairs of Steuben and its Subsidiaries, and Steuben shall give due consideration to Community’s input on such matters.
Section 4.19   Dividends.   After the date of this Agreement, each of Community and Steuben shall coordinate with the other the declaration of any dividends in respect of Community Common Stock and Steuben Common Shares and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Steuben Common Shares shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their Steuben Common Shares and any shares of Community Common Stock any such holder receives in exchange therefor in the Merger.
Section 4.20   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Community, directly or indirectly, the right to control or direct the operations of Steuben or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Steuben, directly or indirectly, the right to control or direct the operations of Community or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Community and Steuben shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 4.21   Termination of Steuben Dividend Reinvestment Plan.   Steuben shall take such action as is necessary to (i) provide that as of no later than five (5) Business Days prior to the Effective Time no further Steuben Common Shares will be purchased under the Steuben Dividend Reinvestment Investment Plan and (ii) to terminate the Steuben Dividend Reinvestment Plan prior to the Effective Time in accordance with the Steuben Dividend Reinvestment Plan, and ensure that no purchase or other rights under the Steuben Dividend Reinvestment Plan enable the holder of such rights to acquire any interest in Steuben as a result of such purchase or the exercise of such rights at or after the Effective Time.
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
Section 5.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.6:
(a)   Shareholder Approval.   Steuben shall have obtained the Steuben Shareholder Approval.
(b)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) solely insofar as this condition relates to the obligations of Community, no such Requisite Regulatory Approval shall impose or contain any Materially Burdensome Regulatory Condition.

(c)   No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger or the Bank Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger or the Bank Merger.
(d)   Registration Statement.   The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e)   Listing of Community Common Stock.   The shares of Community Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 5.2   Conditions to Obligations of Community.   The obligations of Community to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Community pursuant to Section 7.6:
(a)   Representations and Warranties.   The representations and warranties of Steuben set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Steuben (other than the representations and warranties set forth in (i) Section 3.2(c), which shall be true and correct except to a de minimis extent (relative to Section 3.2(c) taken as a whole) and Section 3.2(e)(C), which shall be true and correct in all respects, and (ii) Sections 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv), 3.2(b)(v)(A), 3.2(t), 3.2(u), 3.2(y), 3.2(z) and 3.2(dd), which shall be true and correct in all material respects) shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Steuben, has had or would reasonably be expected to have a Material Adverse Effect on Steuben; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 5.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Community shall have received a certificate, dated the Closing Date, signed on behalf of Steuben by the chief executive officer and any executive vice president of Steuben, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Steuben to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Community shall have received a certificate, dated the Closing Date, signed on behalf of Steuben by the chief executive officer and any executive vice president of Steuben, to such effect.
(c)   Consents.   Steuben shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.2(b) and Section 3.2(k) of the Steuben Disclosure Letter.
(d)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Steuben.
(e)   Tax Opinion.   Community shall have received a written opinion from Cadwalader, Wickersham & Taft LLP in form and substance reasonably satisfactory to Community, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon customary representations contained in certificates of officers of Community and Steuben reasonably satisfactory in form and substance to such counsel.

(f)   Dissenting Shares.   Dissenting shares shall represent not more than ten percent (10%) of the outstanding shares of Steuben Common Stock.
(g)   Systems Conversion.   The electronic and systems conversion of all applicable data of Steuben and its Subsidiaries concerning the Loans, deposits and other assets and Liabilities of Steuben and its Subsidiaries to the Community systems shall be scheduled to occur and be prepared for completion, in each case not later than the opening of business on the first Business Day following the Closing Date.
Section 5.3   Conditions to Obligations of Steuben.   The obligations of Steuben to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Steuben pursuant to Section 7.6:
(a)   Representations and Warranties.   The representations and warranties of Community set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Community (other than the representations and warranties set forth in (i) Section 3.3(g)(B), which shall be true and correct in all respects, and (ii) Sections 3.3(a), 3.3(b)(i), 3.3(b)(ii), 3.3(b)(iii)(A), 3.3(c), 3.3(i) and 3.3(k) (collectively, the “Community Fundamental Representations”) which shall be true in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Community, has had or would reasonably be expected to have a Material Adverse Effect on Community; provided, further, that for purposes of determining whether a representation or warranty (other than a Community Fundamental Representation) is true and correct for purposes of this Section 5.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Steuben shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer or any executive vice president of Community, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Community to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Steuben shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer or any executive vice president of Community, to such effect.
(c)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Community.
(d)   Tax Opinion.   Steuben shall have received a written opinion from Pillar+Aught in form and substance reasonably satisfactory to Steuben, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon customary representations contained in certificates of officers of Community and Steuben reasonably satisfactory in form and substance to such counsel.
ARTICLE 6
TERMINATION
Section 6.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding the Steuben Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)   By mutual written consent of Steuben and Community;
(b)   By either Community or Steuben (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Steuben, in the case of a termination by Community, or Community, in the case of a termination by Steuben, which breach or failure to be true, either individually or in the aggregate with all the other breaches by such Party (or failures of representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 5.2, in the case of a termination by Community, or Section 5.3, in the case of a termination by Steuben, and which is not cured within thirty (30) days following written notice to Steuben, in the case of a termination by Community, or Community, in the case of a termination by Steuben, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Expiration Date);
(c)   By either Community or Steuben in the event that the Steuben Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Steuben Shareholder Meeting; provided that Steuben may not terminate this Agreement under this Section 6.1(c) if it has not complied in all material respects with its obligations under Section 4.5 (including by complying with any adjournment or postponement obligations under Section 4.5);
(d)   By either Community or Steuben in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any Order restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall have become final and nonappealable;
(e)   By either Community or Steuben in the event that the Merger has not been consummated by 5:00 p.m., New York City time, on the first (1st) anniversary of the date of this Agreement (the “Expiration Date”), provided that the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(e);
(f)   By Community in the event that Community or any of its Affiliates: (i) receives written notice from a Governmental Authority that it has finally determined not to grant (or has rescinded or revoked if previously approved) any Requisite Regulatory Approval; or (ii) receives written notice from a Governmental Authority that it has finally determined not to grant such Requisite Regulatory Approval without imposing a Materially Burdensome Regulatory Condition;
(g)   By Community in the event that (i) the Steuben Board of Directors or any committee thereof effects an Adverse Recommendation Change (it being understood that any written notice by Steuben to Community of Steuben’s intention to make an Adverse Recommendation Change pursuant to Section 4.5 in advance of making an Adverse Recommendation Change shall not result in Community having any termination rights pursuant to this Section 6.1(g)), (ii) Steuben has failed to substantially comply with its obligations under Section 4.5 or 4.12, (iii) a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding Steuben Common Shares is commenced and Steuben shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Steuben recommends rejection of such tender or exchange offer, or (iv) an Acquisition Proposal (other than a tender or exchange offer covered by clause (iii) of this Section 6.1(g)) with respect to Steuben is publicly announced and, upon Community’s request, Steuben fails to issue a press release announcing its opposition to such Acquisition Proposal and reaffirming the Steuben Directors’ Recommendation within five (5) Business Days after such request; or
(h)   By Steuben, if the Steuben Board of Directors so determines by a majority vote of the members of the entire Steuben Board of Directors, at any time during the five (5)-day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:
(i)   (A) The Community Market Value is less than (B) the Initial Community Market Value multiplied by 0.80; and

(ii)   (A) The number obtained by dividing the Community Market Value by the Initial Community Market Value (the “Community Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”); subject, however, to the following three (3) sentences. If Steuben elects to exercise its termination right pursuant to this Section 6.1(h), it shall give prompt written notice thereof to Community, but in any event not later than the end of the five (5) day period referred to above. During the five (5) Business Day period commencing with its receipt of such notice, Community shall have the option of increasing the Per Share Stock Consideration to equal the lesser of  (A) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Per Share Stock Consideration (as then in effect) and the Index Ratio, and the denominator of which is equal to the Community Ratio, or (B) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Per Share Stock Consideration (as then in effect), the Initial Community Market Value and 0.80, and the denominator of which is the Community Market Value. If within such five (5) Business Day period, Community delivers written notice to Steuben that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration shall have been so modified).
For purposes of this Section 6.1(h), the following terms shall have the meanings indicated below:
“Community Market Value” means the volume-weighted average trading price of the Community Common Stock on the NYSE for the thirty (30) trading day period ending on and including the third (3rd) trading day immediately preceding the Determination Date.
“Determination Date” means the later of  (i) the date on which the last Requisite Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Steuben Stockholder Approval is obtained.
“Final Index Price” means the average closing price of the Index for the same trading days used in calculating the Community Market Value.
“Index” means the KBW Nasdaq Regional Banking Index or, if such Index is not available, such substitute or similar Index as substantially replicates the KBW Nasdaq Regional Banking Index.
“Initial Community Market Value” means $62.58.
“Initial Index Price” means $98.02.
If Community or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(h).
The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 7.8, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 6.2   Termination Fee.   (a) In the event that (i) (A) either Party terminates this Agreement pursuant to Section 6.1(c) or 6.1(e), or (B) Community terminates this Agreement pursuant to Section 6.1(b), (ii) prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to Steuben or any of its Subsidiaries or shall have been made directly to Steuben’s shareholders generally or any Person shall have publicly announced, or disclosed to Steuben’s Board of Directors or senior management, an intention (whether or not conditional) to make an Acquisition Proposal, and (iii) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement is entered into by Steuben with respect to an Acquisition Proposal, Steuben shall pay to Community, by wire transfer of immediately available funds, an amount equal to $4,270,000 (the “Termination Fee”) on the date of the earliest to occur of the events described in clause (iii) above; provided that for purposes of this Section 6.2(a), all references in the definition of  “Acquisition Proposal” to fifteen percent (15%) shall be to fifty percent (50%).
(b)   In the event that Community terminates this Agreement pursuant to Section 6.1(g), Steuben shall pay to Community, by wire transfer of immediately available funds, the Termination Fee within two (2) Business Days after the date this Agreement is terminated.
(c)   Steuben hereby acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Community would not enter into this Agreement. In the event that Steuben fails to pay if and when due any amount payable under this Section 6.2, then (i) Steuben shall reimburse Community for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Steuben shall pay to Community interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Community) in effect on the date such overdue amount was originally required to be paid.
(d)   The payment of the Termination Fee in the circumstances in which it is payable shall fully discharge Steuben from and be the sole and exclusive remedy of Community with respect to any and all losses that may be suffered by Community based upon, resulting from or arising out of the circumstances giving rise to termination of this Agreement. In no event shall Steuben be required to pay the Termination Fee on more than one occasion.
Section 6.3   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Community, Steuben, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), ARTICLE 6 and ARTICLE 7 shall survive any such termination and abandonment, and (ii) except as set forth in Section 6.2(d), a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
Section 7.1   Definitions.   (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of Steuben and its Subsidiaries or fifteen percent (15%) or more of any class of equity or voting securities of Steuben or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Steuben, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Steuben or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Steuben, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Steuben or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Steuben.
“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by Contract or otherwise.

“Average Closing Price” shall mean the average closing price of Community Common Stock, as recorded on the NYSE, during the thirty (30) trading day period ending on the trading day immediately preceding the date upon which the Effective Time occurs.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), including any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, collective bargaining agreement, employee stock ownership, severance, change in control, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal or written or oral.
“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Day” shall mean any day that the NYSE is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.
“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Community Common Stock” or “Community Shares” shall mean the $1.00 par value per share common stock of Community.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated August 16, 2019, by and among Community, Community Bank, Steuben and Steuben Bank.
“Consent” shall mean any filing, notice, registration, consent, approval, authorization, clearance, exemption, waiver, or similar affirmation with, to or by any Person pursuant to any Contract, Law, Order or Permit.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order or Permit.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for Permits, licenses and other authorizations that may be required.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Section 414 of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Facilities” shall mean all buildings and improvements on the property of any Person.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank).
“FINRA” shall mean the Financial Industry Regulatory Authority.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.
“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, arbitrator or arbitration panel, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Intervening Event” shall mean any material event or development or material change in circumstances with respect to Steuben and its Subsidiaries, taken as a whole, that (i) arises or occurs after the date of this Agreement and was neither known by nor reasonably foreseeable to the Steuben Board of Directors as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal or (B) any Requisite Regulatory Approval.
“Knowledge” shall mean (i) with respect to Steuben, the knowledge of the individuals listed in Section 7.1 of the Steuben Disclosure Letter, after reasonable inquiry, and (ii) with respect to Community, the knowledge of the individuals listed in Section 7.1 of the Community Disclosure Letter, after reasonable inquiry.
“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” shall mean any mortgage, pledge, claim, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” on Steuben or Community, as the case may be, shall mean a material adverse effect on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party and its Subsidiaries to perform their obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include for purposes of  (i) above, (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of this Agreement in Laws or interpretations of Laws by Governmental Authorities of general applicability to banks and their holding companies, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, (D) changes after the date of this Agreement in market interest rates, (E) changes resulting from the announcement or pendency of the Merger or the other transactions contemplated hereby (including the impact thereof on relationships with customers, Service Providers or partners) or actions or inactions expressly required by this Agreement, or (F) any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period, or any decline in the trading price of such Party’s common stock (it being understood that the circumstances giving rise to such failure or decline that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies.
“New York Superintendent” shall mean the Superintendent of the Department of Financial Services of the State of New York.
“NYSE” shall mean the New York Stock Exchange.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Community, on the one hand, or Steuben, on the other hand, and “Parties” shall mean Community and Steuben.
“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Proxy Statement” shall mean the proxy statement relating to the Steuben Shareholder Meeting (including any amendments or supplements thereto).
“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Community under the Securities Act with respect to the shares of Community Common Stock to be issued to the holders of Steuben Common Shares in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, the New York Superintendent, any state attorney general, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.
“Service Provider” shall mean any current or former director, officer, employee or individual independent contractor or consultant of Steuben or any of its Subsidiaries.
“Steuben Benefit Plan” shall mean any Benefit Plan that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Steuben or any Subsidiary or ERISA Affiliate thereof, or under which Steuben or any Subsidiary or ERISA Affiliate thereof could reasonably be expected to have any obligation or Liability, whether actual or contingent, with respect to any Service Provider.
“Steuben Common Shares” shall mean the $1.00 par value per share common shares of Steuben.
“Steuben Dividend Reinvestment Plan” shall mean the Steuben Trust Corporation Share Owner Dividend Reinvestment and Stock Purchase Plan.
“Steuben Financial Statements” shall mean (i) the audited consolidated statements of financial condition (included related notes and schedules) of Steuben as of December 31, 2018, 2017 and 2016 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Steuben for each of the three (3) years ended December 31, 2018, 2017 and 2016 as set forth in Steuben’s annual report for the years ended December 31, 2018, 2017 and 2016, and (ii) the unaudited interim consolidated statements of financial condition of Steuben as of the end of each calendar quarter following December 31, 2018, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of Steuben for the periods then ended.
“Steuben Shareholder Approval” shall mean the adoption of this Agreement by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Steuben Common Shares.
“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding Steuben Common Shares on terms that the Board of Directors of Steuben concludes in good faith to be more favorable from a financial point of view to Steuben’s shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Community to amend or modify the terms of the transactions contemplated by this Agreement), (i) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable Law.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“Taxable Period” shall mean any period prescribed by any Taxing Authority.
“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Steuben.
(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Adverse Recommendation Change	Section 4.12(c)
Agreement	Preamble
Anti-Corruption Laws	Section 3.2(h)(v)
Anti-Money Laundering Laws	Section 3.2(h)(vi)
Appraisal Rights	Section 2.3(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Book-Entry Shares	Section 2.2(b)
Capitalization Date	Section 3.2(c)
Certificates of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Community	Preamble
Community Bank	Recitals

Community Disclosure Letter	Section 3.1
Community Fundamnetal Decisions	Section 5.3(a)
Community Preferred Stock	Section 3.3(c)
Community Regulatory Agreement	Section 3.3(f)(ii)
Community Reports	Section 3.3(d)(ii)
Continuing Employees	Section 4.14(a)
CRA	Section 3.2(p)
Delaware Secretary	Section 1.4
Delinquent Loans	Section 3.2(n)(ii)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expiration Date	Section 6.1(e)
Fractional Share Consideration	Section 2.1(a)
Indemnified Party	Section 4.16(a)
IRS	Section 3.2(j)(i)
Loans	Section 3.2(n)(i)
Materially Burdensome Regulatory Condition	Section 4.8(h)
Merger	Recitals
Merger Consideration	Section 2.1(a)
NYBCL	Recitals
New York Secretary	Section 1.4
Per Share Cash Consideration	Section 2.1(a)
Per Share Merger Consideration Value	Section 2.4(a)
Per Share Stock Consideration	Section 2.1(a)
Permitted Liens	Section 3.2(w)
PIFI	Section 3.2(q)(i)
Premium Cap	Section 4.16(b)
Proposed Dissenting Shares	Section 2.3(a)
Requisite Regulatory Approvals	Section 4.8(g)
Sanctions	Section 3.2(h)(viii)
Sanctioned Country	Section 3.2(h)(viii)
Shareholder Support Agreement	Recitals
Steuben	Preamble
Steuben Bank	Recitals
Steuben Certificates	Section 2.2(b)
Steuben Directors’ Recommendation	Section 3.2(b)(ii)
Steuben Disclosure Letter	Section 3.1
Steuben Financial Statements	Section 7.1
Steuben Owned Properties	Section 3.2(w)
Steuben Real Property	Section 3.2(w)
Steuben Regulatory Agreement	Section 3.2(h)(iv)

Steuben Reports	Section 3.2(d)(ii)
Steuben Shareholder Meeting	Section 4.5(a)
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.2(u)
Termination Fee	Section 6.2(b)
WARN	Section 3.2(i)(iii)
(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
Section 7.2   Non-Survival of Representations and Covenants.   The respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time, except for Section 4.16 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 7.3   Expenses.   Except as otherwise provided in Section 6.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, whether or not such transactions are consummated, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Community and Steuben shall bear and pay fifty percent (50%) of all printing and mailing costs associated with the Registration Statement and Proxy Statement and any amendment or supplement thereto.
Section 7.4   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Steuben Disclosure Letter, the Community Disclosure Letter and the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement; provided that, notwithstanding the foregoing clause, following the Effective Time only (but not unless and until the Effective Time occurs), (i) the provisions of Section 4.16 shall be enforceable by each Indemnified Party described therein, and (ii) each holder of Steuben Common Shares who properly surrenders his, her or its Steuben Common Shares in accordance with ARTICLE 2 shall have the right to receive the applicable Merger Consideration and such right shall be enforceable by such holder of Steuben Common Shares.
Section 7.5   Amendments.   Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties, whether before or after the Steuben Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Steuben, unless such required approval is obtained.
Section 7.6   Waivers.   (a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
(b)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
Section 7.7   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
Section 7.8   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
To Community:
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Fax: 315-445-7347
Email: Joe.Getman@communitybankna.com
Attention: Joe Getman, Executive Vice President and General Counsel
Copy to Counsel (which shall not constitute notice):
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Fax: 212-504-6666
Email: Andrew.Alin@cwt.com
Attention: Andrew P. Alin
To Steuben:
Steuben Trust Corporation
One Steuben Square
Hornell, New York 14843
Fax: 607-324-9532
Email: Brenda.Copeland@steubentrust.com
Attention: Brenda L. Copeland
Copy to Counsel (which shall not constitute notice):
Pillar+Aught
4201 E. Park Circle
Harrisburg, Pennsylvania 17111
Fax: 717-686-9862
Email: krollins@pillaraught.com
Attention: Kenneth J. Rollins
Section 7.9   Governing Law; Jurisdiction.   (a) This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction; provided that the Laws of the United States shall govern the consummation of the Bank Merger.

(b)   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Supreme Court or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such Party is not personally subject to the jurisdiction of any such court, (y) any claim that such Party and such Party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.8. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 7.10   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
Section 7.11   Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
Section 7.12   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
Section 7.13   Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 7.14   Waiver of Jury Trial.   THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.
COMMUNITY BANK SYSTEM, INC.
By:
/s/ Mark E. Tryniski

Name:
Mark E. Tryniski

Title:
President and Chief Executive Officer

STEUBEN TRUST CORPORATION
By:
/s/ Brenda L. Copeland

Name:
Brenda L. Copeland

Title:
Chief Executive Officer

By:
/s/ John S. Eagleton

Name:
John S. Eagleton

Title:
President

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Exhibit A
Form of Bank Merger Agreement
BANK AGREEMENT AND PLAN OF MERGER
THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Plan of Merger”), dated as of [•], is by and between Community Bank, N.A., a national banking association with its main office located at 5790 Widewaters Parkway, DeWitt, New York 13214 (“Community Bank”), and Steuben Trust Company, a New York State-chartered bank with its main office located at One Steuben Square, Hornell, New York 14843 (“Steuben Bank”).
BACKGROUND
A.   Community Bank is a wholly-owned subsidiary of Community Bank System, Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) (“Community”). The issued and outstanding capital stock of Community Bank at the date hereof consists of 1,081,344 shares of common stock, par value $5.00 per share (“Community Bank Common Stock”).
B.   Steuben Bank is a wholly-owned subsidiary of Steuben Trust Corporation, a bank holding company registered under the BHC Act (“Steuben”). The authorized capital stock of Steuben Bank consists of 32,000 shares of common stock, par value $50.00 per share (“Steuben Bank Common Stock”), of which [•] shares of Steuben Bank Common Stock are issued and outstanding at the date hereof, and 500,000 shares of preferred stock, par value $10.00 per share (“Steuben Bank Preferred Stock”), of which [•] shares of Steuben Bank Preferred Stock are issued and outstanding at the date hereof.
C.   Community and Steuben are parties to an Agreement and Plan of Merger (the “Holding Company Plan of Merger”) dated as of October 18, 2019, providing, among other things, for the merger of Steuben with and into Community, with Community as the resulting entity, and for the merger of Steuben Bank with and into Community Bank, with Community Bank as the resulting entity. This Bank Plan of Merger is being executed by Community Bank and Steuben Bank pursuant to the Holding Company Plan of Merger.
D.   The respective Boards of Directors and shareholders of Community Bank and Steuben Bank have unanimously adopted resolutions approving this Bank Plan of Merger and authorizing the execution and delivery of this Bank Plan of Merger. The respective Boards of Directors of Community Bank and Steuben Bank deem the merger of Steuben Bank with and into Community Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective banks and their respective shareholders.
AGREEMENT
In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, Community Bank and Steuben Bank, intending to be legally bound hereby, agree to the following terms:
ARTICLE I
MERGER; BUSINESS
1.1   Merger.   Subject to the terms and conditions of this Bank Plan of Merger and pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a and 12 U.S.C. § 1828(c), on the Effective Date (as that term is defined in Article V hereof): (i) Steuben Bank shall merge with and into Community Bank; (ii) the separate existence of Steuben Bank shall cease; and (iii) Community Bank shall be the surviving entity and shall continue to operate under the name Community Bank, National Association (such transaction referred to herein as the “Bank Merger,” and Community Bank, as the surviving entity in the Bank Merger, referred to herein as the “Continuing Bank”).
A-A-1

1.2   Business.   The business of the Continuing Bank shall continue to be conducted at Community Bank’s main office, which is located at 5790 Widewaters Parkway, DeWitt, New York 13214, and at its legally established branches. The main office of Steuben Bank and its other branch offices shall continue as branch offices of the Continuing Bank.
ARTICLE II
ARTICLES OF ASSOCIATION AND BYLAWS
On the Effective Date, the Articles of Association and Bylaws of Community Bank shall be the Articles of Association and Bylaws of the Continuing Bank. No changes to the Articles of Association or Bylaws of the Continuing Bank are being made in connection with the Bank Merger.
ARTICLE III
BOARD OF DIRECTORS AND OFFICERS
3.1   Board of Directors.   On and after the Effective Date, the directors of Community Bank shall be the directors of the Continuing Bank, who shall serve as such until their successors have been elected and qualified.
3.2   Officers.   On and after the Effective Date, the officers of Community Bank shall be the officers of the Continuing Bank.
ARTICLE IV
CONVERSION OF SHARES
4.1   Capital Stock of Community Bank.   Each share of Community Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Continuing Bank.
4.2   Capital Stock of Steuben Bank.   Each share of Steuben Bank Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Date, and each share of Steuben Bank Common Stock and Preferred Stock issued and held in the treasury of Steuben Bank immediately prior to the Effective Date, if any, shall, on the Effective Date, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled, and no cash, stock, or other property shall be delivered in exchange therefor.
4.3   Capital Stock of Continuing Bank.   On the Effective Date, the authorized capital stock of the Continuing Bank shall consist of 1,081,344 shares of common stock, par value $5.00 per share, all of which will be issued and outstanding.
ARTICLE V
EFFECTIVE DATE OF THE MERGER
The Bank Merger shall become effective at such time and date as are agreed to by Community Bank and Steuben Bank, subject to the approval of the Office of the Comptroller of the Currency (the “OCC”) and as set forth in the Certificate of Merger with the OCC, or such other date as shall be provided by law (such date and time being referred to herein as the “Effective Date”).
ARTICLE VI
EFFECT OF THE BANK MERGER
On the Effective Date, the separate existence of Steuben Bank shall cease, and all of the property (real, personal and mixed) assets, rights, and powers of Steuben Bank shall transfer to and be vested in, and all liabilities, debts, duties, and obligations of Steuben Bank shall transfer to and be assumed by the Continuing Bank, all without further act, conveyance or deed, as provided by operation of law under applicable laws and regulations.
ARTICLE VII
CONDITIONS PRECEDENT
The obligations of Community Bank and Steuben Bank to effect the Bank Merger shall be subject to (a) consummation of the merger of Steuben with and into Community as set forth in the Holding Company Plan of Merger and (b) receipt of approval by the OCC.
A-A-2

ARTICLE VIII
TERMINATION
This Bank Plan of Merger shall automatically terminate upon any termination of the Holding Company Plan of Merger.
ARTICLE IX
MISCELLANEOUS
9.1   Extensions; Waivers.   Each party to this Bank Plan of Merger, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto, and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Bank Plan of Merger.
9.2   Notices.   Any notice or other communication required or permitted under this Bank Plan of Merger shall be given to the parent company of the party to which such notice or communication is given and shall be effective, in accordance with the provisions of Section 7.8 of the Holding Company Plan of Merger.
9.3   Captions.   The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Bank Plan of Merger.
9.4   Counterparts.   This Bank Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.5   Governing Law.   This Bank Plan of Merger shall be governed by, and construed in accordance with, the terms of the Holding Company Plan of Merger and the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of New York.
9.6   Amendment.   This Bank Plan of Merger may be amended by an instrument in writing signed on behalf of each of the parties hereto.
[Remainder of page intentionally left blank.]
A-A-3

IN WITNESS WHEREOF, Community Bank and Steuben Bank have caused this Bank Agreement and Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above.
COMMUNITY BANK, N.A.
By:

Name:
Title:
ATTEST:
By:

Name:
Title:
STEUBEN TRUST COMPANY
By:

Name:
Title:
ATTEST:
By:

Name:
Title:
A-A-4

Exhibit B
Shareholder Support Agreement Signatories
•
Brenda L. Copeland

•
Michael E. Davidson

•
John S. Eagleton

•
Stoner E. Horey

•
Stanley R. Klein

•
Amanda S. Parker

•
David A. Shults

•
Sherry C. Walton

•
Brian L. Wilkins

•
Mark Zupan

•
James P. Nicoloff

•
Amber R. Phelps

A-B-1

Exhibit C
Exhibit C
Form of Shareholder Support Agreement
SHAREHOLDER SUPPORT AGREEMENT
SHAREHOLDER SUPPORT AGREEMENT, dated as of October 18, 2019 (this “Agreement”), by and between Community Bank System, Inc., a Delaware corporation (“Community”), and the shareholder identified on the signature pages hereto (the “Shareholder”).
WHEREAS, concurrently herewith, Steuben Trust Corporation, a New York corporation (“Steuben”), and Community are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Steuben will merge with and into Community, with Community surviving, on the terms and conditions set forth therein (the “Merger”) and, as provided therein, Steuben Trust Company will merge with and into Community Bank, N.A. (the “Bank Merger”), and, in connection therewith, the $1.00 par value per share common shares of Steuben (“Steuben Common Shares”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and other than any Proposed Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of Steuben Common Shares set forth on the signature page of the Shareholder hereto (such Steuben Common Shares, together with any other Steuben Common Shares acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Steuben that are entitled to vote on the adoption of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);
WHEREAS, receiving the Steuben Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as an inducement to Community to enter into the Merger Agreement and incur the obligations therein, Community has required that the Shareholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.   Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.
(a)   Agreement to Vote Steuben Common Shares.   The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Steuben’s shareholders, however called or in connection with any written consent of Steuben’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder that the Shareholder is entitled to vote as of the relevant time (the “Owned Shares”), (1) in favor of the adoption of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Steuben by the Board of Directors of Steuben concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Organizational Documents of Steuben or the Organizational Documents of Steuben Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay,
A-C-1

postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in any of the conditions to Community’s obligations under the Merger Agreement not being satisfied.
(b)   Restrictions on Transfers.   The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares now owned or acquired by the Shareholder after the date hereof  (collectively, “Transfer”) other than in connection with (i) transfers to members of the Shareholder’s family or by will or operation of law, or for bona fide estate planning purposes, provided that as a condition to such Transfer, such transferee shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further, that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her transferees of the terms hereof; or (ii) the exercise of any Steuben Stock Options in an amount that is sufficient to satisfy the applicable exercise price or for payment of any tax liability incurred by the Shareholder in connection with such exercise Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request Steuben to notify Steuben’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.
(c)   Transfer of Voting Rights.   The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.
(d)   Acquired Shares.   Any (i) Shares or other voting securities of Steuben or (ii) securities which are convertible into voting securities of Steuben, in each case, with respect to which beneficial ownership is acquired by the Shareholder or his or her affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Steuben, if any, after the date hereof shall automatically become subject to the terms of this Agreement.
(e)   Grant of Irrevocable Proxy, Appointment of Proxy.
(i)   THE SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, COMMUNITY AND ANY DESIGNEE OF COMMUNITY, EACH OF THEM INDIVIDUALLY, THE SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 1. THE SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE SHAREHOLDER WITH RESPECT TO THE SHARES (THE SHAREHOLDER REPRESENTING TO COMMUNITY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).
(ii)   The proxy granted in this Section 1(e) shall automatically expire at the Expiration Time.
(f)   Inconsistent Agreements.   The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.
Section 2.   [RESERVED].
A-C-2

Section 3.   Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to Community as follows:
(i)   Capacity.   The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by Community, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.
(v)   Ownership of Shares.   Except for restrictions in favor of Community pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has sole voting power and sole power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no Person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of shares set forth on the Shareholder’s signature page hereto (inclusive of any Steuben Stock Options owned by the Shareholder as set forth on the Shareholder’s signature page hereto).
(vi)   Legal Actions.   There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other Person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Community of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(vii)   Reliance.   The Shareholder understands and acknowledges that Community is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.
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(b)   Covenants.   From the date hereof until the Expiration Time:
(i)   the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;
(ii)   the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Community of the number of any new Steuben Common Shares acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and
(iii)   the Shareholder hereby authorizes Community and Steuben to publish and disclose in any proxy statement or proxy statement/prospectus disseminated in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.
Section 4.   Further Assurances.   From time to time, at the request of Community and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.
Section 5.   Termination.   Other than with respect to this Section and Section 7, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier to occur of  (A) the consummation of the Merger and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.
Section 6.   Appraisal Rights.   The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have under applicable law, including Sections 623 and 910 of the NYBCL.
Section 7.   Miscellaneous.
(a)   Expenses.   All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(b)   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
(i)   To Community:
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Attn: Joe Getman, Executive Vice President and General Counsel
Email: Joe.Getman@communitybankna.com
Fax Number: (315) 445-7347
(ii)   with a copy (which shall not constitute notice) to:
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn: Andrew P. Alin
Email: Andrew.Alin@cwt.com
Fax Number: (212) 504-6666
A-C-4

(iii)   If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.
(c)   Amendments, Waivers, Etc.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Community and the Shareholder.
(d)   Successors and Assigns.   No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Community may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Community. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Steuben Common Shares consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of such transferor under this Agreement.
(e)   No Third Party Beneficiaries.   Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 7(d).
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(g)   Entire Agreement.   This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
(h)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(i)   Specific Performance; Remedies Cumulative.   The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
(j)   No Waiver.   The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such right, power or remedy or to demand such compliance.
(k)   Governing Law; Jurisdiction.
(i)   This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction.
A-C-5

(ii)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of New York or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Supreme Court of New York or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such party is not personally subject to the jurisdiction of any such court, (y) any claim that such party and such party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 7(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
(l)   Waiver of Jury Trial.    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(m)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.
(n)   Name, Captions, Gender.   Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.
(o)   Capacity.   This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of Steuben and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Steuben, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Steuben.
(p)   Counterparts.   This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.
(q)   Definitions.   Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.
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(r)   No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement, or understanding between the parties hereto unless and until (i) the Merger Agreement is validly approved by Steuben’s Board of Directors, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties thereto.
[SIGNATURE PAGES FOLLOW]
A-C-7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
COMMUNITY BANK SYSTEM, INC.
By:

Name:
Title:
[SIGNATURE PAGE TO SHAREHOLDER SUPPORT AGREEMENT]
A-C-8

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
[NAME OF SHAREHOLDER]
By:

Name:
Address:
Steuben Common Shares:
Steuben Stock Options:
[SIGNATURE PAGE TO SHAREHOLDER SUPPORT AGREEMENT]
A-C-9

Exhibit D
Form of Option Cancellation Acknowledgement
Steuben Trust Company
One Steuben Square
Hornell, NY 14843
RE: Option Cancellation Acknowledgement
Dear [•],
Reference is made to that certain Agreement and Plan of Merger, by and between Community Bank System, Inc. (“Community”) and Steuben Trust Corporation (“Steuben”), dated as of October 18, 2019 (as amended, the “Merger Agreement”), pursuant to which Community will acquire (directly or indirectly) Steuben (the “Transaction”).
As the owner of the outstanding stock options (together, the “Options”) listed below granted under the Steuben Trust Corporation 2010 Long-Term Stock Incentive Plan (the “Plan”), I, the undersigned, hereby acknowledge and consent to the cancellation of all of my Options in exchange for a cash payment equal to the “Steuben Stock Option Consideration” as defined in the Merger Agreement, on the terms and conditions set forth in the Merger Agreement. I further acknowledge and consent to the fact that, effective as of immediately prior to the closing of the Transaction, my Options will automatically terminate, and I will have no further rights (and I hereby waive any such rights that may be deemed to exist) under the Options other than my right to receive the Steuben Stock Option Consideration pursuant to the Merger Agreement.
My outstanding options are set forth in the table below:
Grant Date	Number of Options	Exercise Price	Type (Incentive Stock Option (“ISO”) or Nonqualified Stock Option (“NQSO”))

Finally, I understand that if the Transaction does not close for any reason, my Options will not be cancelled but will remain outstanding in accordance with their terms (including the terms and conditions of the Plan), and I will not have any right to receive the Steuben Stock Option Consideration pursuant to the Merger Agreement.
Very truly yours,

[NAME OF HOLDER]
A-D-1

ANNEX B
Opinion of PNC FIG Advisory, Inc.
October 17, 2019
Board of Directors
Steuben Trust Corporation
One Steuben Square
Hornell, NY 14843
Dear Board of Directors,
This letter sets forth the opinion of PNC FIG Advisory, Inc. (“PNC”) as to the fairness, from a financial point of view, to the holders of the common stock of Steuben Trust Corporation (“Steuben”) of Hornell, New York of the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement (as defined below) in connection with the merger of Steuben with and into Community Bank System, Inc. (“Community”) (such merger, the “Merger”). In the Merger, each share of the common stock, par value $1.00 per share, of Steuben (“Steuben Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 0.8054 shares of the common stock, par value $1.00 per share, of Community (“Community Common Stock” and, such shares of Community Common Stock, the “Stock Consideration”) and (ii) $12.60 in cash (the “Cash Consideration”). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
In rendering our opinion, we:
•
Reviewed a draft dated October 18, 2019 of the Agreement and Plan of Merger to be entered into by Steuben and Community (the “Merger Agreement”);

•
Reviewed Steuben’s audited financial statements as of or for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 and Steuben’s interim financial statements as of or for the quarters ended June 30, 2019 and March 31, 2019;

•
Reviewed Community’s Form 10-K for the fiscal year ended December 31, 2018, including the financial statements contained therein;

•
Reviewed Community’s Form 10-Q for the quarter ended June 30, 2019 and Form 10-Q for the quarter ended March 31, 2019, including the financial statements contained therein;

•
Reviewed Steuben Trust Company’s and Community Bank, National Association’s respective quarterly call reports for June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018;

•
Reviewed other publicly available information regarding Steuben and Community, including research analysts’ estimates for Community discussed with us by the management of Community;

•
Reviewed certain non-public information provided to us by or on behalf of Steuben and Community, regarding Steuben and Community (including financial projections and forecasts for Steuben provided to us by the management of Steuben and long-term growth rate and other assumptions for Community provided to us by the management of Community) and projected cost savings anticipated by the management of Community to be realized from the Merger;

•
Reviewed recently reported stock prices and trading activity of Steuben Common Stock and Community Common Stock;

•
Discussed the past and current operations, financial condition and future prospects of Steuben and Community with senior executives of Steuben and Community, respectively;

Annex B-1

•
Reviewed and analyzed certain publicly available financial and stock market data of banking companies that we selected as relevant to our analysis of Steuben and Community;

•
Reviewed and analyzed certain publicly available financial data of transactions that we selected as relevant to our analysis of Steuben;

•
Considered Community’s financial and capital position and certain potential pro forma financial effects of the Merger on Community;

•
Conducted other analyses and reviewed other information we considered necessary or appropriate; and

•
Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to us by or on behalf of Steuben and Community (“Materials Received”) and publicly available information used in our analyses. PNC does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing Materials Received and publicly available information or for the independent verification thereof. Further, we have relied on the assurances of managements of Steuben and Community that they are not aware of any facts or circumstances that would make any of the Materials Received inaccurate or misleading. With respect to the financial projections and forecasts for Steuben and research analysts’ estimates and long-term growth rate and other assumptions for Community reviewed by us and other non-public information related to projected cost savings referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of Steuben and Community, as the case may be, as to the future financial performance of Steuben and Community and such cost savings and that the financial results reflected in such projections, forecasts, estimates and assumptions as well as such cost savings will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to any of the foregoing information reviewed by us or the assumptions on which they are based.
PNC FIG Advisory, Inc. is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We assume no responsibility for and express no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of Steuben and Community has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Steuben, Community or any other party, and we have not been furnished with any such valuation or appraisal.
This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. PNC does not have any obligation to update, revise or reaffirm this opinion. PNC expresses no opinion as to the actual value of Community Common Stock when issued in the Merger or the prices at which Steuben Common Stock or Community Common Stock might trade at any time.
In rendering our opinion, we have assumed, with your consent, that the Merger and related transactions will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Steuben, Community or the Merger (including the contemplated benefits thereof). We also have assumed, with your consent, that the final Merger Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. We further have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Annex B-2

We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Merger or any related transaction, including, without limitation, the form of the Merger Consideration or the allocation thereof between cash and Community Common Stock. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Steuben might engage or the merits of the underlying decision by Steuben to engage in the Merger. PNC expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise.
PNC’s fairness committee has approved the issuance of this fairness opinion letter.
Steuben has engaged the services of PNC to act as its financial advisor in connection with the Merger and has agreed to pay PNC a fee for such services, a portion of which is payable upon presentation of this opinion and a significant portion of PNC’s fee is contingent upon the closing of the Merger. In addition, portions of PNC’s fee became payable after the signing of our engagement agreement and the execution of an exclusivity agreement between Community and Steuben, and a portion of PNC’s fee will be payable upon the mailing of Steuben’s proxy statement to its shareholders regarding the Merger. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties other than Community with respect to the possible sale of Steuben.
PNC FIG Advisory, Inc. is an indirect, wholly owned subsidiary of The PNC Financial Services Group, Inc. (“PNC Financial”), a large diversified financial services company. PNC Financial and its affiliates are engaged in a broad range of financial services and securities activities. PNC Financial or an affiliate (other than PNC FIG Advisory, Inc.) provides, or has provided, certain financial services to Community. Over the past two years, we have provided investment banking services to Community for which we have received compensation from Community. We acted as financial advisor to Community in connection with a potential transaction which was not ultimately consummated. We and our affiliates may from time to time purchase securities from, and sell securities to, Steuben Trust Company and Community Bank, National Association. In the future, PNC Financial may pursue opportunities to provide financial services to Steuben or Community, including the provision of investment banking or other consulting services by PNC FIG Advisory, Inc.
Our opinion is for the benefit of the Board of Directors of Steuben (in its capacity as such) and our opinion is rendered to the Board of Directors of Steuben in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto.
Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Steuben Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.
Respectfully submitted,
/s/ PNC FIG Advisory, Inc.
PNC FIG Advisory, Inc.
.
Annex B-3

ANNEX C
Provisions of the New York Business Corporation Law relating to Appraisal Rights
§ 623. Procedure to enforce shareholder’s right to receive payment for shares
(a)   A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.
(b)   Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.
(c)   Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.
(d)   A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.
(e)   Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.
(f)   At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the
Annex C-1

corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.
(g)   Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.
(h)   The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:
(1)   The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting
Annex C-2

shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.
(2)   If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.
(3)   All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.
(4)   The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.
(5)   The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.
(6)   The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.
(7)   Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying
Annex C-3

with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.
(8)   Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.
(i)   Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.
(j)   No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:
(1)   Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or
(2)   Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.
(3)   The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.
(k)   The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.
(l)   Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).
(m)   This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).
Annex C-4

PART II:    INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation.
The Registrant’s Bylaws provide indemnity to the Registrant’s directors and officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts actually and reasonably incurred in connection with any action brought against such person in such capacity to the fullest extent and in the manner set forth in and permitted by the Delaware General Corporation Law, and any other applicable law, as from time to time in effect. Under Delaware law and the Bylaws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or of such subsidiary.
In addition, as permitted under Delaware law, the Registrant maintains liability insurance covering directors and officers of the Registrant and its subsidiaries.
Item 21.    Exhibits and Financial Statement Schedules
(a)   The following exhibits are filed as part of this Registration Statement on Form S-4:
Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of October 18, 2019, by and between Community Bank System, Inc. and Steuben Trust Corporation (attached as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement on Form S-4).
3.1	Certificate of Incorporation of Community Bank System, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on October 20, 2000 (File No. 333-48374)).
3.2	Certificate of Amendment of Certificate of Incorporation of Community Bank System, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on May 7, 2004 (File No. 001-13695)).
3.3	Certificate of Amendment of Certificate of Incorporation of Community Bank System, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 9, 2013 (File No. 001-13695)).
3.4	Amended Bylaws of Community Bank System, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on July 24, 2007 (File No. 001-13695)).
4.1	Form of Common Stock Certificate of Community Bank System, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 filed on September 29, 2008 (File No. 333-153403)).
5.1	Opinion of George J. Getman, EVP and General Counsel of Community Bank System, Inc., as to the validity of the securities being registered.*
8.1	Opinion of Pillar Aught LLC, as to certain tax matters.*
10.1	Form of Shareholder Support Agreement, by and between Community Bank System, Inc. and the directors and certain shareholders of Steuben Trust Corporation (attached as Exhibit C to Annex A of the Proxy Statement/Prospectus contained in this Registration Statement on Form S-4).
23.1	Consent of Pillar Aught LLC (set forth in Exhibit 8.1).*
23.2	Consent of PricewaterhouseCoopers, LLP.

Exhibit Number	Description of Exhibit
24	Power of Attorney.*
99.1	Form of proxy card for the special meeting of the shareholders of Steuben Trust Corporation
99.2	Consent of PNC FIG Advisory, Inc.*

*
Previously filed.

(b)
Not applicable.

Item 22.    Undertakings
(a)   The registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)(1)   The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(e)   The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York on January 8, 2020.
COMMUNITY BANK SYSTEM, INC.
By:	/s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Mark E. Tryniski Mark E. Tryniski	Director, President and Chief Executive Officer (Principal Executive Officer)	January 8, 2020
* Joseph E. Sutaris	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 8, 2020
* Brian R. Ace	Director	January 8, 2020
* Mark J. Bolus	Director	January 8, 2020
* Jeffrey L. Davis	Director	January 8, 2020

Signature	Title	Date
* Neil E. Fesette	Director	January 8, 2020
* Michael R. Kallet	Director	January 8, 2020
* Kerrie D. MacPherson	Director	January 8, 2020
* John Parente	Director	January 8, 2020
* Raymond C. Pecor, III	Director	January 8, 2020
* Sally A. Steele	Director and Chair of the Board of Directors	January 8, 2020
* Eric E. Stickels	Director	January 8, 2020
* John F. Whipple, Jr.	Director	January 8, 2020
*By: /s/ Mark E. Tryniski Attorney-in-fact

Exhibit Index
Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of October 18, 2019, by and between Community Bank System, Inc. and Steuben Trust Corporation (attached as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement on Form S-4).
3.1	Certificate of Incorporation of Community Bank System, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on October 20, 2000 (File No. 333-48374)).
3.2	Certificate of Amendment of Certificate of Incorporation of Community Bank System, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on May 7, 2004 (File No. 001-13695)).
3.3	Certificate of Amendment of Certificate of Incorporation of Community Bank System, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 9, 2013 (File No. 001-13695)).
3.4	Amended Bylaws of Community Bank System, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on July 24, 2007 (File No. 001-13695)).
4.1	Form of Common Stock Certificate of Community Bank System, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 filed on September 29, 2008 (File No. 333-153403)).
5.1	Opinion of George J. Getman, EVP and General Counsel of Community Bank System, Inc. as to the validity of the securities being registered.*
8.1	Opinion of Pillar Aught LLC as to certain tax matters.*
10.1	Form of Shareholder Support Agreement by and between Community Bank System, Inc. and the directors and certain shareholders of Steuben Bancshares, Inc. (attached as Exhibit C to Annex A of the Proxy Statement/Prospectus contained in this Registration Statement on Form S-4).
23.1	Consent of Pillar Aught LLC (set forth in Exhibit 8.1).*
23.2	Consent of PricewaterhouseCoopers, LLP.
24	Power of Attorney.*
99.1	Form of proxy card for the special meeting of the shareholders of Steuben Trust Corporation
99.2	Consent of PNC FIG Advisory, Inc.*

*
Previously filed.